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Appendix A Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

OfficeMax Incorporated
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice and Proxy Statement
OfficeMax Incorporated Annual Meeting of Stockholders Itasca, Illinois Wednesday, April 14, 2010

OFFICEMAX INCORPORATED

NOTICE OF ANNUAL MEETING
Wednesday, April 14, 2010
2:00 p.m., Central Daylight Time

The Westin Chicago Northwest
400 Park Boulevard
Itasca, IL 60143

March 4, 2010

Dear Stockholder:

        On behalf of the board of directors, it is my pleasure to invite you to our 2010 annual meeting of stockholders to:

  •
  elect eight directors;

  •
  approve the appointment of KPMG LLP as our independent registered public accounting firm for 2010;

  •
  approve an amendment to our 2003 OfficeMax Incentive and Performance Plan to increase the number of shares of stock authorized for issuance under the plan and to make certain other changes to the plan and re-approve the material terms of the performance goals under the plan; and

  •
  conduct other business properly brought before the meeting.

        Stockholders who owned stock at the close of business on February 22, 2010 can vote at the meeting.

        Your vote is important regardless of the number of shares of stock you own. Please note that beginning this year, if you hold your shares through a broker, bank, or other institution, the holder will not be able to vote your shares on the election of directors unless you have provided voting instructions. Whether you plan to attend or not, please review our proxy materials and request a proxy card to sign, date and return or submit your voting instructions by telephone or through the Internet. If you hold your shares through a broker, bank, or other institution, please be sure to follow the voting instructions that you receive from the holder. Instructions for each type of voting are included in the Notice of Internet Availability of Proxy Materials that you received and in this proxy statement. If you plan to attend the meeting and prefer to vote at that time, you may do so.

        Thank you for your ongoing support of and continued interest in OfficeMax.

Sincerely yours,

Sam K. Duncan Chairman of the Board and Chief Executive Officer

OfficeMax Incorporated	1
Annual Meeting Information	1
Proxy Statement	1
Voting	1
Employees Who Are Stockholders; Voting Shares in Certain Benefit Plans	3
Proxies	3
Confidential Voting Policy	3
Votes Necessary for Action to be Taken	3
Proxy Solicitation	4
Householding of Annual Meeting Materials	4
Items You May Vote On	5
1. Election of Directors	5
2. Appointment of Independent Registered Public Accounting Firm	5
3. Approval of an Amendment to Our 2003 OfficeMax Incentive and Performance Plan to Increase the Number of Shares of Stock Authorized for Issuance under the Plan and to Make Certain Other Changes to the Plan and Re-Approve the Material Terms of the Performance Goals under the Plan	6
Purpose of the Amendments	7
Proposed Plan Amendments	7
History and Operation of the OMIPP	9
General Description of Awards	9
Administration	9
Participants	10
Authorized Shares under the OMIPP	10
Qualification of Performance-Based Compensation	11
Types of Awards	11
Section 162(m) Performance Objectives	14
Amendment and Termination	15
Change in Control	15
Limited Transferability	15
Anti-Dilution Adjustment	16
Tax Withholding	16
Federal Income Tax Consequences	16
Additional Information	19
Equity Compensation Plan Information	20
4. Other Matters to be Presented at the Meeting	21
Board of Directors	22
Structure	22
Director Independence	25
Related Transactions	26
Director Compensation	27
Description of Director Compensation	28
2003 OfficeMax Incentive and Performance Plan	29
Additional Director Compensation Plans	29
Director Stock Ownership Guidelines	30
Meetings of the Board	31

i

ii

iii

OfficeMax Incorporated

        OfficeMax Incorporated ("OfficeMax," the "company," or "we") is a leader in both business-to-business and retail office products distribution. We provide office supplies and paper, print and document services, technology products and solutions and furniture to large, medium and small businesses, government offices and consumers. Our customers are served by approximately 31,000 associates through direct sales, catalogs, the Internet and a network of retail stores located throughout the United States, Canada, Australia, New Zealand and Mexico. Our common stock is traded on the New York Stock Exchange ("NYSE") under the ticker symbol 'OMX'. Our corporate headquarters is located at 263 Shuman Boulevard, Naperville, Illinois 60563, and our website address is www.officemax.com.

Annual Meeting Information

Proxy Statement

        This proxy statement contains information we must provide to you under the rules of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. It is designed to assist you in voting your shares of our stock. We have provided this proxy statement in connection with the solicitation of proxies by our board of directors for the 2010 annual meeting of stockholders. We will begin mailing notice of the availability of these proxy materials on or about March 4, 2010.

Voting

        You can vote your shares of stock in advance of our annual meeting by requesting a proxy card to sign, date and return or by submitting your voting instructions by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials you received or this proxy statement for specific instructions on how to cast your vote by any of these methods.

        If your shares of stock are registered directly in your name, you are considered a stockholder of record and will receive your Notice of Internet Availability of Proxy Materials directly from us. If you hold your shares of stock through a broker, bank, or other institution, you are considered the beneficial owner of stock held in street name and will receive your notice from your broker, bank or other institution.

  Stockholders of Record

        For stockholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Broadridge, our independent tabulator, by 11:59 p.m. Eastern Time on April 13, 2010. Submitting your voting instructions prior to the annual meeting will not affect your right to vote in person should you decide to attend the meeting.

        The Internet and telephone voting procedures available to you are designed to authenticate stockholders' identities, to allow stockholders to submit voting instructions and to confirm that stockholders' voting instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting via the Internet or telephone should understand that there may be costs associated with voting in this manner, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

        Stockholders of record can vote by:

  •
  requesting and returning a completed proxy card by mail to our independent tabulator, Broadridge, by 11:59 p.m. Eastern Time on April 13, 2010;

  •
  submitting voting instructions via the Internet or telephone by 11:59 p.m. Eastern Time on April 13, 2010; or

  •
  completing a ballot and returning it to the inspector of election during the annual meeting.

        Instructions and contact information for each of these voting options can be found in our Notice of Internet Availability of Proxy Materials.

  Stock Held in Street Name

        If you hold your stock in street name, you can vote by submitting a voting instruction card to your broker or other institution that sent your Notice of Internet Availability of Proxy Materials to you in accordance with their procedures. Please note that beginning this year, if you hold your shares in street name, the broker or other institution that holds the stock will not be able to vote your shares on the election of directors unless you have provided voting instructions.

  Employees

        Please see the section "Employees Who Are Stockholders" below for additional information regarding voting shares of stock held in our Employee Stock Ownership Plan fund or the OfficeMax common stock fund in the OfficeMax Savings Plan.

  Voting Authority

        If you submit a valid proxy card or validly submit voting instructions via the telephone or Internet, and you do not subsequently revoke your proxy or vote, the individuals named on the card, as your proxies, will vote your shares of stock in accordance with your instructions. If you submit a valid proxy card, or validly submit voting instructions via the telephone or Internet, but you do not provide voting instructions, your shares of stock will be voted for the:

  •
  election of the eight nominees to serve on our board of directors;

  •
  appointment of KPMG LLP as our independent registered public accounting firm for 2010; and

  •
  approval of an amendment to our 2003 OfficeMax Incentive and Performance Plan to increase the number of shares of stock authorized for issuance under the plan and to make certain other changes to the plan and re-approve the material terms of the performance goals under the plan.

        You also give the proxies discretionary authority to vote on any other matters that may properly be presented at the meeting.

        Each share of OfficeMax stock is entitled to one vote. As of February 22, 2010 (the record date for determining stockholders entitled to vote at the meeting), we had the following shares of stock outstanding and entitled to vote:

Type/Series of Stock	Number of Shares Outstanding

Common stock	84,638,284
Convertible preferred stock, Series D (ESOP)	796,190

  Revoking or Changing Your Vote

        If you are a stockholder of record, you may revoke or change your proxy and voting instructions at any time prior to the vote at the annual meeting. To do so:

  •
  submit a new proxy card or voting instructions to the independent tabulator by mail, telephone or through the Internet by 11:59 p.m. Eastern Time on April 13, 2010; or

  •
  attend the annual meeting and vote in person by ballot.

        If you hold your stock in street name, you may revoke or change your proxy instructions prior to the vote at the annual meeting by submitting new voting instructions to your broker or other institution in accordance with their procedures.

Employees Who Are Stockholders; Voting Shares in Certain Benefit Plans

        If you are a current or former employee of OfficeMax or one of its subsidiaries and you own shares of OfficeMax's Series D Convertible Preferred Stock in the Employee Stock Ownership Plan ("ESOP") fund or allocate funds to the OfficeMax common stock fund in the OfficeMax Savings Plan ("Savings Plan"), you may instruct Vanguard Fiduciary Trust Company, the plans' trustee, how to vote the shares of stock allocated to you under these plans by requesting a proxy card to sign, date and return or by submitting your voting instructions by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials we sent to you for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for stock you hold in the ESOP fund or the Savings Plan must be received by 11:59 p.m. Eastern Time on April 8, 2010.

        The plans' trustee will vote any shares in the plans for which instructions are not received, or that are not allocated to an account, in the same proportion as shares of stock voted by the plan participants generally, subject to the trustee's fiduciary obligations under applicable law.

Proxies

        When you vote in advance of the annual meeting, you appoint Mr. Matthew R. Broad, our executive vice president and general counsel, Ms. Susan Wagner-Fleming, our corporate secretary and senior vice president and Mr. Tony Giuliano, our treasurer and vice president, investor relations as proxies, each with the power to appoint a substitute. You direct them to vote all of the shares of stock you held on the record date at the annual meeting and at any adjournment or postponement of that meeting. You also give the proxies discretionary authority to vote on any other matters that may properly be presented at the meeting.

Confidential Voting Policy

        We have a confidential voting policy. Stockholders' votes will not be disclosed to us other than in limited situations. The tabulator will collect, tabulate and retain all proxies and will forward any comments written on the proxy cards or otherwise received by the tabulator to management. Our confidential voting policy will not apply in the event of a contested solicitation.

Votes Necessary for Action to be Taken

        A quorum is necessary to hold a valid meeting. A quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote at the meeting are present in person or by proxy. The election inspector will treat abstentions, withholds and "broker non-votes" as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A "broker non-vote" occurs when a broker holding stock for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will have discretionary voting power with respect to proposal two, but not with respect to proposals one and three. Abstentions and broker non-votes do not count as votes cast either for or against any of the proposals. A "withhold" vote with respect to any director nominee will have the effect of a vote against such nominee.

        Proposal One:    A nominee will be elected to the board if the number of votes cast "for" his or her election exceed the number of votes "withheld" from or cast "against" his or her election.

        Proposal Two:    The proposal for the appointment of KPMG LLP as our independent registered public accounting firm for 2010 will be approved if holders of a majority of the stock present in person at the meeting or represented by proxy (excluding any shares where the holder has expressly indicated that the holder is abstaining from voting) vote in favor of the appointment.

        Proposal Three:    The proposal for approval of an amendment to our 2003 OfficeMax Incentive and Performance Plan to increase the number of shares of stock authorized for issuance under the plan and to make certain other changes to the plan and re-approve the material terms of the performance goals under the plan will be approved if holders of a majority of the stock present in person at the meeting or represented by proxy (excluding any shares where the holder has expressly indicated that the holder is abstaining from voting) vote in favor of the amendment, provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

Proxy Solicitation

        We pay the expenses of soliciting proxies. OfficeMax has retained D.F. King & Company ("D.F. King") to assist in the solicitation of proxies. D.F. King will receive an aggregate fee of $21,500, plus out-of-pocket expenses. OfficeMax has agreed to indemnify D.F. King against certain liabilities arising out of or in connection with this engagement. In addition to the solicitation of proxies by use of the mail, employees of D.F. King and our directors, officers and regular employees, may solicit the return of proxies by personal interview, mail, electronic mail, facsimile, telecopy, telegram, telephone and Internet. Our directors, officers and employees will not receive additional compensation for these activities. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of stock.

Householding of Annual Meeting Materials

        Some banks, brokers and other record holders may be participating in the practice of "householding" proxy statements, annual reports and Notices of Internet Availability of Proxy Materials. If you have requested paper copies of the proxy materials, this means that only one copy of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you write to the Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge toll free: 1-800-542-1061. If you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact Broadridge at the address and phone number above.

Items You May Vote On

1.   Election of Directors

        The members of our board of directors are elected for a term of office to expire at our next annual meeting (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). If you submit valid voting instructions, the proxies will vote your shares of stock for the election of each of the eight nominees, unless you indicate that you wish to vote against a nominee or withhold your vote on a nominee.

        Our board of directors has proposed eight nominees for election as directors: Dorrit J. Bern, Warren F. Bryant, Joseph M. DePinto, Sam K. Duncan, Rakesh Gangwal, Francesca Ruiz de Luzuriaga, William J. Montgoris and David M. Szymanski. Detailed information on all the nominees is provided beginning on page 22. We expect that all nominees will be able to serve if elected. If any nominee is not able to serve, we will either vote the proxies for another nominee recommended by our Governance and Nominating Committee and nominated by the board of directors or the board may reduce the number of directors to be elected at the meeting.

        Under our by-laws, in uncontested elections, a director is elected if the votes cast "for" the director's election exceed the votes "withheld" or cast "against" the director's election. The company has a director resignation policy which states that the board will only nominate candidates who agree to tender, promptly following the annual meeting at which they are first elected, a resignation that will be effective upon (i) the failure of the director to receive the required vote at any annual meeting at which he or she is nominated for re-election and (ii) acceptance by the board of such resignation. If a director fails to receive a majority vote in favor of his or her election, the Governance and Nominating Committee of our board, excluding the director whose resignation is under consideration, will promptly consider the resignation and make a recommendation to the board regarding whether to accept or reject the tendered resignation or whether other action should be taken. The board, excluding the director whose resignation is under consideration, will act on the Governance and Nominating Committee's recommendation within ninety days from the date of the certification of the election results. The board will publicly disclose its decision regarding the tendered resignation. If an incumbent director's resignation is not accepted by the board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If a director's resignation is accepted by the board of directors, the board, in its sole discretion, may decide whether to fill such vacancy or reduce the size of the board.

Our board of directors unanimously recommends
a vote "FOR" each of these nominees.

2.   Appointment of Independent Registered Public Accounting Firm

        Our Audit Committee appointed KPMG LLP to serve as our independent registered public accounting firm for 2010, subject to stockholder approval. Representatives of KPMG LLP will be present at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

        The following table sets out the various fees for services provided by KPMG LLP in 2008 and 2009. The Audit Committee pre-approved all of these services.

Annual Fees for 2008 and 2009

	Amounts
Description	2009	2008

Audit Fees (1)	$3,493,000	$3,581,000
Audit-Related Fees (2)	$198,000	$212,590
Tax Fees (3)	$116,500	$122,560

(1)
Audit fees relate to professional services rendered in conjunction with the audit of our annual financial statements, the review of our quarterly financial statements, and the audit of our internal controls over financial reporting, statutory filings and other services pertaining to SEC matters.

(2)
Audit-related fees relate to attestation and other services traditionally performed by companies' independent accountants, such as audits of our employee benefit plans, special procedures required to meet certain regulatory requirements and other miscellaneous assurance services.

(3)
Tax fees relate to tax compliance services surrounding transactions that have already occurred. We use these services to document, compute and obtain government approval for amounts to be included in tax filings.

        KPMG LLP's full-time, permanent employees conducted the services described in the chart above. Leased personnel were not employed with respect to the domestic audit engagement.

        The Audit Committee is responsible for recommending, for stockholder approval, our independent registered public accounting firm. Should stockholders fail to approve the appointment of KPMG LLP, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent accountants mid-way through the year, there is no assurance that a firm other than KPMG LLP could be secured to deliver any or all of the company's independent auditing services required in 2010. The Audit Committee, however, would take the lack of stockholder approval into account when recommending an independent registered public accounting firm for 2011.

Our board of directors unanimously recommends a vote "FOR" the approval of
KPMG LLP as our independent registered public accounting firm for 2010.

3.   Approval of an Amendment to Our 2003 OfficeMax Incentive and Performance Plan to Increase the Number of Shares of Stock Authorized for Issuance under the Plan and to Make Certain Other Changes to the Plan and Re-Approve the Material Terms of the Performance Goals under the Plan

        The board has adopted, and proposes that our stockholders approve, the amendment and restatement of our 2003 OfficeMax Incentive and Performance Plan ("OMIPP"), which was previously approved by our stockholders. The board, the Executive Compensation Committee and company management all believe that the effective use of stock-based long-term incentive compensation is essential to maintain a balanced and competitive compensation program, has been integral to the company's success in the past and is vital to its ability to achieve strong performance in the future.

        A total of 12,800,000 shares of our common stock, par value $2.50 per share, have previously been reserved for issuance under the OMIPP. On February 11, 2010, the board amended and restated the OMIPP, subject to stockholder approval, effective as of April 14, 2010 (the "Effective Date"), (i) to increase the number of shares of our common stock authorized for issuance under the OMIPP by 2,451,000 shares (from 12,800,000 to 15,251,000), (ii) to extend the term of the OMIPP to April 14, 2020 and (iii) to make certain other amendments to the OMIPP described below.

        As of February 25, 2010, 6,147,130 shares were reserved for issuance under the OMIPP in connection with 4,352,292 outstanding stock options (with a weighted average exercise price of $14.98 and a weighted average remaining term of 5.3 years) and 1,794,838 outstanding shares to be issued pursuant to other awards made pursuant to the OMIPP (for example, restricted stock units). As of February 25, 2010, 4,402,787 shares remained available for future issuance under the OMIPP.

Purpose of the Amendments

        The board of directors believes that an increase in the number of shares of our common stock authorized under the OMIPP is advisable to enable the company to continue to grant equity-based awards. The board further believes that the increase and the other amendments to the OMIPP are consistent with emerging market practices and are important to allow us to attract, motivate, reward and retain the broad-based talent critical to achieving our business goals.

        Stockholder approval of the amended and restated OMIPP is sought to satisfy the New York Stock Exchange's requirements with respect to material revisions of equity compensation plans. In addition, Section 19 of the OMIPP provides that certain amendments to the OMIPP, including an increase in the number of shares authorized for issuance under the OMIPP, may not be made without the approval of our stockholders.

        Approval of the amended and restated OMIPP will also serve to re-approve the material terms of the performance goals under the OMIPP for purposes of Section 162(m) of the Internal Revenue Code (the "Code"). The material terms of the performance goals include the eligible class of employees, the business criteria (including new criteria) on which performance objectives may be based and the maximum amounts payable for the various types of awards under the OMIPP, each as further described below. The effectiveness of the 2008 stockholder approval of the material terms of the OMIPP's performance goals would otherwise expire in 2013 for Section 162(m) purposes. If the amended and restated OMIPP (including the performance goals) is approved, the effectiveness of the approval will last until 2015 for Section 162(m) purposes. If the approval expires without being renewed, some of the compensation paid to the company's senior executives may not be deductible to the company, resulting in additional taxable income for the company.

        The amended and restated OMIPP will be effective on the date of stockholder approval and after that date will apply to all awards made under the OMIPP before, on or after that date. We intend to register the additional shares authorized under the amended and restated OMIPP under the Securities Act of 1933. If our stockholders do not approve the amended and restated OMIPP, the present version of the OMIPP will continue as currently in effect.

Proposed Plan Amendments

        At our 2010 annual stockholders' meeting, stockholders will be requested to consider and approve the proposed amendment to the OMIPP (i) to increase the number of shares of our common stock authorized for issuance as of the Effective Date under the OMIPP from 12,800,000 to

15,251,000, (ii) to extend the term of the OMIPP to April 14, 2020 and (iii) to make certain other amendments to the OMIPP, including the following:

  •
  amendment to decrease from 2.25 to 1.55 the number of shares by which each share granted as an award (other than a stock option or stock appreciation right) after February 25, 2010 reduces the aggregate number of shares available under the OMIPP;

  •
  amendment to decrease from 2.25 to 1.55 the number of shares by which each share granted as an award (other than a stock option or stock appreciation right), which after February 25, 2010 is cancelled, expired, terminated, forfeited, surrendered, or otherwise settled without the issuance of stock, increases the aggregate number of shares available under the OMIPP;

  •
  amendment (i) to add earnings before taxes, net income from continuing operations available to common stockholders excluding special items, return on sales, return on assets and return on invested capital as business criteria on which performance objectives may be based for awards intended to comply with the exception to the tax deductibility limit under Section 162(m) of the Code for performance-based compensation and (ii) to permit the inclusion or exclusion of special items and tax or accounting changes from such performance objectives to be done on a GAAP or non-GAAP basis;

  •
  amendment to permit the shares authorized for issuance under acquired companies' equity compensation plans (as adjusted) to be used for awards under the OMIPP in some circumstances, which use will not reduce the aggregate number of shares available under the OMIPP;

  •
  amendment to extend, generally for a period of 30 days, the expiration date of nonqualified stock options and stock appreciation rights that because of a black-out period would otherwise not be exercisable within three business days prior to their normal expiration dates;

  •
  amendment to allow the Executive Compensation Committee to provide for the automatic exercise of stock options and stock appreciation rights upon their expiration dates if the fair market value of a share of our common stock on the expiration date exceeds the per-share exercise price of the respective stock options or stock appreciation rights;

  •
  amendment to allow the Executive Compensation Committee, after receiving stockholder approval, to cancel an outstanding stock option or stock appreciation right for the purpose of (i) providing a replacement award under the OMIPP or another OfficeMax plan, or (ii) cashing out the stock option or stock appreciation right (i.e., cancellation in exchange for a cash payment), unless such cash-out occurs in conjunction with a change in control;

  •
  amendment to clarify that the normal expiration date of a stock appreciation right may not exceed seven years after its grant date;

  •
  amendment to allow the restriction periods applicable to restricted stock and restricted stock units to lapse in the events of death, disability, retirement and change in control;

  •
  amendment to require that dividends paid on performance-based restricted stock be held in escrow until all applicable restrictions lapse, to the extent such restricted stock vests only on attainment of performance objectives;

  •
  amendment to require that dividend equivalents credited with respect to performance-based restricted stock units that vest only on attainment of the performance objectives and with respect to performance shares be held in escrow until the applicable restrictions lapse or applicable performance objectives are satisfied;

  •
  amendment to provide that the minimum one-year performance period for performance shares applies to awards of performance shares in excess of 5% of the aggregate number of shares authorized for issuance under the OMIPP; and

  •
  amendment to allow the accelerated payment of performance shares in the events of death, disability, retirement and change in control.

History and Operation of the OMIPP

        In 2003, our board of directors adopted and our stockholders approved the 2003 OfficeMax Incentive and Performance Plan. At our 2008 annual stockholder meeting our stockholders approved the amendment and restatement of the OMIPP to increase the number of shares authorized for issuance under the OMIPP and to make certain other changes to the OMIPP. In December 2008, the board amended the OMIPP to provide for annual incentive award performance periods of less than one year.

        The OMIPP is intended to:

  •
  attract, motivate, reward and retain the management talent critical to achieving our business goals;

  •
  link a portion of each participant's compensation to our performance; and

  •
  encourage ownership of our common stock by participants.

        The OMIPP provides flexibility to shape incentive awards that align stockholder interests with those of our employees and non-employee directors. A summary description of the material features of the OMIPP (as it is proposed to be amended) follows. This summary is qualified in its entirety by reference to the terms and conditions of the OMIPP, a copy of which (as it is proposed to be amended) is attached to this Proxy Statement as Appendix A.

General Description of Awards

        There are eight general types of awards that may be granted under the OMIPP:

  •
  stock options (including both incentive stock options within the meaning of Section 422 of the Code and nonqualified stock options, which are stock options that do not qualify as incentive stock options);

  •
  stock appreciation rights ("SARs");

  •
  restricted stock;

  •
  restricted stock units;

  •
  performance units;

  •
  performance shares;

  •
  annual incentive awards; and

  •
  stock bonus awards.

Administration

        The OMIPP is administered by the Executive Compensation Committee of our board of directors, each of whom is a "non-employee director" under Rule 16b-3 under the Securities Exchange Act of 1934, an "outside director" under Section 162(m) of the Code and an "independent director" under the rules of the New York Stock Exchange. The Executive

Compensation Committee has the authority to determine the terms and conditions of awards, and to interpret and administer the OMIPP. The Executive Compensation Committee also has the authority to modify the OMIPP or adopt sub-plans as desirable or necessary to comply with laws of foreign countries in which the OMIPP is offered. The Executive Compensation Committee may delegate the right to make awards and otherwise take action on its behalf under the OMIPP to our employees and, to the extent permitted by law, the Executive Compensation Committee may give authority to executive officers to make awards to employees who are not directors or executive officers.

Participants

        The individuals eligible to receive awards under the OMIPP (the "participants") consist of non-employee directors of the company and executive officers (including named executive officers) and other employees of the company and its subsidiaries. As of February 25, 2010, approximately four of our executive officers, 96 other employees and seven non-employee directors are eligible to receive awards under the OMIPP. The company grants awards to participants at the discretion of the Executive Compensation Committee.

Authorized Shares under the OMIPP

        Subject to stockholder approval, a total of 15,251,000 shares of our common stock are reserved for issuance under the amended and restated OMIPP. These shares of stock are subject to adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, share repurchase, share exchange, reclassification or other similar corporate transaction or event. Any shares of stock that may be granted under the OMIPP to any person pursuant to a stock option or SAR will be counted against this limit as one share for every one share granted. Shares of our common stock with respect to all other awards granted under the OMIPP will be counted against this limit as one and fifty-five one hundredths (1.55) shares for every one such share granted after February 25, 2010. Shares of our common stock that are subject to an award that is cancelled, expired, terminated, forfeited, surrendered, or otherwise settled without the issuance of shares of our common stock (including awards granted prior to the Effective Date and awards granted under the 1984 Key Executive Stock Option Plan, a predecessor plan to the OMIPP) will be available for issuance under the OMIPP. Shares of our common stock reserved for issuance upon grant of a stock option or SAR will be added back to the reserve as one share for every one share cancelled or forfeited after February 25, 2010. Shares of our common stock with respect to all other awards will be added back to the reserve as one and fifty-five one hundredths (1.55) shares for every one such share cancelled or forfeited. Any shares of our common stock not issued on the stock settlement of stock appreciation rights and any shares of our common stock purchased on the open market with cash proceeds from the exercise of a stock option will not again be available for issuance under the OMIPP.

        Substitute awards for grants made under a plan of an acquired entity will not reduce the number of shares of our common stock authorized for issuance under the OMIPP. Additionally, in the event that we acquire or combine with a company that has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of the other company's plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used to determine the consideration payable in the acquisition or combination) may be used for awards under the OMIPP and will not reduce the number of shares authorized for grant under the OMIPP; provided that awards using the shares available under the other company's pre-existing plan may not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and may only be made to individuals who were not our employees or directors prior to the acquisition or combination.

Qualification of Performance-Based Compensation

        Certain compensation under the OMIPP is intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code. In general, Section 162(m) prohibits a deduction by a publicly held corporation for compensation paid to a "covered employee" (i.e., the chief executive officer and the next three highest paid executive officers employed at the end of the fiscal year, other than the chief financial officer) to the extent that the compensation to the covered employee for a taxable year exceeds $1 million. However, compensation that qualifies as "performance-based" is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. In general, one of the requirements of "performance-based" compensation for purposes of Section 162(m) is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by company stockholders. By approving the amended and restated OMIPP, our stockholders will also be re-approving the material terms of the performance goals (including adding new business criteria) under the OMIPP for Section 162(m) purposes, which material terms were last approved by our stockholders in 2008. If our stockholders approve the amended and restated OMIPP and other Section 162(m) conditions relating to performance-based compensation are satisfied, compensation of covered employees pursuant to awards under the OMIPP will continue to be unaffected by the Section 162(m) limitations, other than (i) restricted stock and restricted stock units that vest solely on continued employment and (ii) stock bonuses. However, if our stockholders do not approve the amended and restated OMIPP, including the material terms of the performance goals, some of the compensation paid to the company's senior executives may not be deductible, resulting in additional taxable income for the company.

        Awards that are designed to comply with the performance-based exception from the tax deductibility limitation of Section 162(m) are also subject to annual per-participant limitations. No participant may receive in any fiscal year (i) stock options for more than 1,500,000 shares, (ii) stock appreciation rights with respect to more than 1,500,000 shares, (iii) more than 1,500,000 shares of restricted stock, (iv) more than 1,500,000 restricted stock units, (v) more than 1,500,000 performance shares, (vi) performance units in an amount greater than $4,000,000, or (vii) annual incentive awards in an amount greater than $5,000,000.

Types of Awards

        The Executive Compensation Committee will determine the amounts, terms and conditions of all awards in accordance with the OMIPP. Awards will become exercisable or otherwise vest at the times and upon the conditions that the Executive Compensation Committee may determine, as reflected in the applicable award agreement, except that the OMIPP provides for minimum vesting or performance periods for certain awards as described below. The Executive Compensation Committee may also make any or all awards performance-based, which means such awards will be paid based on the attainment of specified performance objectives, in addition to any other conditions the committee may establish.

        The following is a summary of the types of awards that may be granted under the OMIPP.

  Stock Options

        Stock options entitle the holder to purchase shares of our common stock during a specified period at a purchase price set by the Executive Compensation Committee (the "exercise price"). Except for substitute awards for grants made under a plan of an acquired entity, the purchase price may not be less than 100% of the fair market value of the common stock on the grant date (with respect to incentive stock options, 110% of the fair market value on the grant date for any participant who owns, within the meaning of Section 424(d) of the Code, stock of the company possessing more than 10% of the total combined voting power of all classes of stock of the company, any subsidiary or any affiliate). Each stock option granted under the OMIPP generally will be exercisable for a period of seven years from the grant date or for a lesser period if the Executive Compensation Committee so determines. However, if due to a black-out period (which is defined as a period of time when company policies do not allow the trading of our securities by certain persons) a nonqualified stock option may not be exercised during the three business days prior to the normal expiration date of the stock option, then the expiration date of the stock option will be extended for a period of 30 days following the end of the black-out period or such longer period as permitted by the Executive Compensation Committee. Participants exercising a stock option may pay the exercise price by any lawful method permitted by the Executive Compensation Committee. The Executive Compensation Committee may provide for the automatic exercise of unexercised stock options upon their expiration date if the fair market value of a share of our common stock on that date exceeds the per-share exercise price of the stock option. The vesting period for stock options may be no less than one year, except with respect to substitute awards for grants made under a plan of an acquired business entity. Incentive stock options may not be granted under the OMIPP on or after April 14, 2020. Without stockholder approval, the exercise price of issued stock options may not be reduced, stock options may not be cancelled and replaced with either other stock options with a lower exercise price or another award under the OMIPP or another company plan and, except in the event of a change in control, stock options may not be cancelled for a cash payment.

  Stock Appreciation Rights

        A stock appreciation right is the right, denominated in shares of our common stock, to receive upon exercise, without payment to us, an amount equal to the excess of the fair market value of our common stock on the exercise date over the fair market value of our common stock on the grant date, except for substitute awards complying with Section 424 of the Code (the "exercise price"). Payment may be made in cash, our common stock or a combination of cash and our common stock. The Executive Compensation Committee may grant stock appreciation rights to participants as either freestanding awards or as awards related to stock options. For stock appreciation rights related to a stock option, the terms and conditions of the grant will be substantially the same as the terms and conditions applicable to the related stock option, and exercise of either the stock appreciation right or the stock option will cause the cancellation of the other to the extent exercised, unless otherwise determined by the Executive Compensation Committee. The Executive Compensation Committee will determine the terms and conditions applicable to awards of freestanding stock appreciation rights, except that the term of a stock appreciation right generally may not exceed seven years from the grant date. However, if due to a black-out period a stock appreciation right may not be exercised during the three business days prior to the normal expiration date of the stock appreciation right, then the expiration date of the stock appreciation right will be extended for a period of 30 days following the end of the black-out period or such longer period as permitted by the Executive Compensation Committee. The Executive Compensation Committee may provide for the automatic exercise of unexercised stock appreciation rights upon their expiration date if the fair market value of a share of our common stock on that date exceeds the exercise price of the stock appreciation right. The vesting period for stock appreciation rights may be no less than one year, except with respect to substitute awards for grants made under a plan of an acquired business entity. Without stockholder approval, the exercise price of stock appreciation rights may not be reduced, stock appreciation rights may not be cancelled and replaced with either other stock appreciation rights with a lower exercise price or another award under the OMIPP or another company plan, and, except in the event of a change in control, stock appreciation rights may not be cancelled for a cash payment.

  Restricted Stock

        Restricted stock is our common stock that is transferred or sold by us to a participant and that is subject to a substantial risk of forfeiture and to restrictions on sale or transfer for a period of time. The Executive Compensation Committee will determine the amounts, terms and conditions (including the attainment of performance objectives) of any grant of restricted stock. Except for substitute awards for grants made under a plan of an acquired entity, the restriction period for time-based awards in excess of 5% of the total number of shares of our common stock authorized for issuance for awards under the OMIPP shall not be less than three years (with restrictions lapsing on a pro-rata basis) and for performance-based awards the performance period may not be less than one year; provided that the Executive Compensation Committee may provide that the restrictions will lapse in the events of death, disability, retirement and change in control. Except for restrictions on transfer and the requirement that any dividends paid on performance-based restricted stock be held in escrow until all applicable restrictions lapse (and any other restrictions that the Executive Compensation Committee may impose), participants will have all the rights of a stockholder with respect to their restricted stock. Unless the Executive Compensation Committee determines otherwise, a participant's termination of employment during the restricted period generally will result in forfeiture of all shares of our common stock subject to restrictions.

  Restricted Stock Units

        Restricted stock units are similar to restricted stock, except that the shares of our common stock are not issued to the participant until after the end of the restriction period or the attainment of specified performance objectives and upon satisfaction of any other applicable conditions. Accordingly, holders of restricted stock units have no voting rights with respect to the restricted stock units. The Executive Compensation Committee may provide that the dividend equivalents will be credited with respect to the restricted stock units, provided that dividend equivalents credited with respect to performance-based restricted stock units that vest only upon attainment of the performance objectives shall be held in escrow until the applicable restrictions lapse. Except for substitute awards for grants made under a plan of an acquired entity, the restriction period for time-based awards in excess of 5% of the total number of shares of our common stock authorized for issuance for awards under the plan shall not be less than three years (with restrictions lapsing on a pro-rata basis) and for performance-based awards the performance period may not be less than one year; provided that the Executive Compensation Committee may provide that the restrictions will lapse in the events of death, disability, retirement and change in control. Restricted stock units may also be paid in cash rather than our common stock or in a combination of cash and our common stock, at the Executive Compensation Committee's discretion.

  Performance Units

        Performance units, which are cash denominated awards that confer the right to receive a payment upon the attainment of specified performance objectives, may also be awarded by the Executive Compensation Committee. The Executive Compensation Committee will establish the applicable performance objectives at the time the units are awarded. The performance period for award of performance units shall be not less than one year. Payment may be made in cash, our common stock or a combination of cash and our common stock, at the Executive Compensation Committee's discretion.

  Performance Shares

        Performance shares represent the right to receive a payment at a future date based on the value of our common stock in accordance with the terms of the grant and upon the attainment of specified performance objectives. The Executive Compensation Committee will establish the performance objectives and all other terms applicable to the grant. It may provide that the dividend equivalents will be credited with respect to the performance shares, provided that such dividend equivalents be held in escrow and paid only to the extent the performance objectives are satisfied. The performance period for awards of performance shares in excess of 5% of the aggregate number of shares authorized for issuance under the OMIPP shall not be less than one year, although payment of performance shares may be accelerated in the events of death, disability, retirement and change in control. Payment may be made in cash, our common stock or a combination of cash and our common stock, at the Executive Compensation Committee's discretion.

  Annual Incentive Awards

        Annual incentive awards are payments based on the attainment of performance objectives specified by the Executive Compensation Committee. The performance period for annual incentive awards is determined by the Executive Compensation Committee. Awards are calculated as a percentage of salary, based on the extent to which the performance objectives are attained during the year, as determined by the Executive Compensation Committee. Awards may be made in cash, our common stock or a combination of cash and our common stock, at the Executive Compensation Committee's discretion.

  Stock Bonuses

        Stock bonus awards, consisting of our common stock, in payment of earned incentive compensation, may be made at the discretion of the Executive Compensation Committee upon the terms and conditions, if any, determined by the committee.

Section 162(m) Performance Objectives

        Awards of restricted stock, restricted stock units, performance units, performance shares, annual incentive awards and other awards under the OMIPP may be subject to the attainment of performance objectives relating to one or more business criteria within the meaning of Section 162(m) of the Code. These performance objectives may include or be based upon, without limitation: sales; gross revenue; gross margins; internal rate of return; cost; ratio of debt to debt plus equity; profit before tax; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; cash flow; free cash flow; net operating profit; net income; net income available from continuing operations to common stockholders excluding special items; net earnings; net sales or net sales growth; price of our common stock; return on any of the following metrics: capital, sales, assets, net assets, invested capital, equity, or stockholders' equity; segment income; market share; productivity ratios; expense targets; working capital targets; or total return to stockholders. Performance objectives (i) may be used to measure our performance as a whole or the performance of any "subsidiary" (as defined in the OMIPP), business unit, division or segment, (ii) may include or exclude (or be adjusted to include or exclude) extraordinary items, the impact of charges for restructurings, discontinued operations and other unusual and non-recurring items, and the cumulative effects of tax or accounting changes, each determined on a GAAP or non-GAAP basis, and/or (iii) may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group, index or other external measure, in each case determined at the Executive Compensation Committee's discretion.

Amendment and Termination

        The board of directors may amend or terminate the OMIPP at any time. The Executive Compensation Committee may amend or modify the OMIPP or any award agreements necessary to comply with applicable laws. In addition, the OMIPP and outstanding awards may be equitably adjusted, without stockholder approval, in the event of any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, share repurchase, share exchange, reclassification or other similar corporate transaction or event. However, our stockholders must approve amendments that:

  •
  increase the number of shares of our common stock authorized for issuance under the OMIPP;

  •
  materially increase the cost of the OMIPP to the company or the benefits to participants;

  •
  allow for (i) the exercise price of outstanding stock options or stock appreciation rights to be reduced, (ii) stock options or stock appreciation rights to be cancelled and replaced either with a new award of stock options or stock appreciation rights with a lower exercise price or with another award under the OMIPP or another company plan, or (iii) stock options or stock appreciation rights to be cancelled in exchange for a cash payment (other than in connection with a change in control); or

  •
  are required by applicable law to be approved by our stockholders.

        The board of directors may terminate the OMIPP at any time. However, awards outstanding at the termination of the OMIPP will remain in effect according to their terms and the provisions of the OMIPP.

Change in Control

        Except as otherwise provided in an employment agreement, award agreement or change in control agreement, upon both a "change in control" and a "qualifying termination" (as such terms are defined in the OMIPP or applicable agreement) the vesting of all outstanding awards (other than annual incentive awards) will be accelerated, except in cases where an acquiring entity does not assume the awards, in which case only a change in control, but not a qualifying termination, is required to cause acceleration. This means that, in general, upon a change in control and a qualifying termination with respect to a participant in the OMIPP, all outstanding stock options and stock appreciation rights held by that participant will vest and become fully exercisable; all restrictions applicable to outstanding shares of restricted stock and restricted stock units will lapse; and all performance objectives will be deemed attained at target levels and award payouts with respect to the performance objectives will be prorated for the portion of the performance period completed prior to the change in control or qualifying termination, as applicable. Upon an acceleration due only to a change in control, each annual incentive award will be payable at either the target award amount or the actual award amount determined by year-to-date performance, in either case prorated for the portion of the performance period completed prior to the change in control.

Limited Transferability

        A participant's rights in an award granted under the OMIPP may be assigned or transferred in the event of death, subject to certain conditions. In addition, subject to applicable law, the Executive Compensation Committee's approval and any specified conditions, a participant may elect to transfer an award under the OMIPP to immediate family members (including a trust for the benefit of immediate family members or a partnership in which immediate family members are the only partners) or a qualified tax-exempt charitable organization, provided that no transfer may be made in exchange for consideration.

Anti-Dilution Adjustment

        If our outstanding shares of common stock are changed by reason of any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, share repurchase, share exchange, reclassification, or other similar corporate transaction or event, appropriate adjustments will be made to (i) the number or kind of securities that may be issued under the OMIPP, (ii) the maximum number of shares subject to awards that may be awarded to any participant during any fiscal year and (iii) the terms of outstanding awards, including the number and kind of securities or other property issued or issuable in respect of awards and the exercise prices, other stock prices and share-related provisions of awards, provided that, with respect to incentive stock options, adjustments shall be made in accordance with Section 424 of the Code.

Tax Withholding

        When cash is to be paid pursuant to an award under the OMIPP, the company may deduct an amount sufficient to satisfy any federal, state or other taxes required by law to be withheld. When shares of our common stock are to be delivered pursuant to an award under the OMIPP, the company may require the participant to remit to the company in cash an amount sufficient to satisfy any federal, state or other taxes required by law to be withheld. With Executive Compensation Committee's approval, a participant may satisfy the foregoing requirement by electing to have the company withhold from delivery shares of our common stock having a value equal to the minimum amount of required tax to be withheld.

Federal Income Tax Consequences

        The following discussion covers the principal United States federal income tax consequences with respect to awards that may be granted under the OMIPP. It is a brief summary only. The discussion is limited to the federal income tax consequences for individuals who are U.S. citizens or residents for U.S. federal income tax purposes and does not describe state, local or foreign tax consequences of an individual's participation in the OMIPP. The summary does not purport to address all tax considerations that may be relevant.

  Stock Options

        A participant will not realize taxable income upon the receipt of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant will realize ordinary taxable income equal to the difference between the fair market value of the common stock being purchased and the exercise price. The company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income from the exercise of the nonqualified stock option.

        If a participant exercises a nonqualified stock option and subsequently sells the shares of our common stock received on exercise, any appreciation or depreciation will be taxed as capital gain or loss, respectively, in an amount equal to the difference of the sale proceeds for the shares of stock and the participant's tax basis in the shares. The participant's tax basis in the shares of stock will generally be the amount paid for the stock plus the amount included in the participant's ordinary income upon exercise.

        A participant generally will not realize taxable income upon the grant or vesting of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after his or her employment ends other than as a result of death (12 months in the case of disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the acquired shares after the later of (i) one year from the date the participant exercised the option and (ii) two years from the grant date of the option, the participant will recognize capital gain or loss equal to the difference between the amount the participant received in the sale or exchange and the option exercise price. If a participant disposes of the shares before these holding period requirements are satisfied, the disposition will constitute a disqualifying disposition, and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess, as of the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or, if less, the excess of the amount realized on the sale of the shares over the option exercise price). Additionally, the participant will have long-term or short-term capital gain or loss equal to the difference between the amount the participant received upon disposition of the shares and the option exercise price increased by the amount of ordinary income, if any, the participant recognized.

        The company generally will also be entitled to a deduction in the amount of ordinary income, if any, recognized by the participant with respect to the incentive stock options.

        With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.

  Stock Appreciation Rights

        The tax treatment of a stock appreciation right is essentially the same as for a nonqualified stock option. Thus, a participant will realize no income upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, a participant will realize ordinary income equal to the amount of cash and/or the fair market value of the common stock received. The company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income from the exercise of the stock appreciation right.

  Restricted Stock

        A participant will not recognize any income upon the receipt of restricted stock unless the participant elects under Section 83(b) of the Code, within 30 days of receipt, to recognize ordinary income equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the stock. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the company. If the election is not made, then on the date that the restrictions to which the restricted stock are subject terminate, the holder will generally recognize ordinary income in an amount equal to the fair market value of the stock on that date, less any amount paid for the stock.

        Generally, upon a sale or other disposition of restricted stock with respect to which the holder has previously made a Section 83(b) election or with respect to which the restrictions were previously terminated, and the holder has, therefore, recognized ordinary income, the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and the holder's basis in the stock. The holder's basis will equal the fair market value of the stock at the time the restrictions were removed or, in the case of a Section 83(b) election, the fair market value of the stock on the grant date.

        The company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income with respect to the grant or vesting of the restricted stock.

  Stock Bonuses

        Generally, a participant receiving a stock bonus award (unrestricted stock) will recognize taxable income at the time of grant of the award of unrestricted stock. The taxable income will equal the excess of the fair market value of the unrestricted stock on the grant date over any amount the participant pays for the unrestricted stock

        The company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income with respect to the grant of the unrestricted stock.

  Other Awards

        In the case of an award of restricted stock units, performance shares, performance units, annual incentive awards or other stock or cash awards, a participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. The company generally will be entitled to a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income with respect to the award.

  Section 409A

        Section 409A of the Code addresses federal income tax treatment of all amounts that are nonqualified deferred compensation. The company intends that awards granted under the OMIPP comply with, or otherwise are exempt from, Section 409A of the Code, but makes no representation or warranty to that effect. If the OMIPP or the terms of an award fail to meet the requirements of Section 409A with respect to such award, then such award shall remain in effect and be subject to taxation in accordance with Section 409A.

  Section 162(m)

        Section 162(m) of the Code provides that any compensation paid to a "covered employee" within the meaning of Section 162(m) that exceeds $1,000,000 cannot be deducted by the company for federal income tax purposes unless, in general, (i) such compensation constitutes "qualified performance-based compensation" satisfying the requirements of Section 162(m) and (ii) certain components of the plan or agreement providing for such performance-based compensation have been approved by the stockholders. We intend that stock options, stock appreciation rights, performance-based restricted stock, performance-based restricted stock units, annual incentive awards, performance shares and performance units that are granted under the OMIPP to persons expected to be "covered employees" will constitute "qualified performance-based compensation" and, accordingly will not be subject to the $1,000,000 Section 162(m) deductibility limit. However, the Executive Compensation Committee reserves the right to grant compensation that does not qualify as performance-based compensation under Section 162(m) or that is otherwise not deductible by the company.

  Parachute Payments

        In the event any payments or rights accruing to a participant upon a change in control, including any payments or vesting under OMIPP triggered by a change in control, constitute "parachute payments" under Section 280G of the Code, depending upon the amount of such payments and the other income of the participant, the participant may be subject to an excise tax (in addition to ordinary income tax) and we may be disallowed a deduction for the amount of the actual payment.

Additional Information

        As of February 25, 2010, the aggregate numbers of shares of our common stock subject to stock options previously granted to the following persons under the OMIPP were as follows: (i) Sam K. Duncan, chairman of the board and chief executive officer, 602,900 shares; (ii) Bruce Besanko, executive vice president, chief financial officer and chief administrative officer, 248,914 shares; (iii) Sam Martin, executive vice president and chief operating officer, 230,836 shares; (iv) Ryan T. Vero, executive vice president and chief merchandising officer, 123,414 shares; (v) Deborah A. O'Connor, senior vice president, finance and chief accounting officer, 42,690 shares; (vi) all current executive officers as a group, 1,248,754 shares; (vii) all current directors (who are not executive officers) as a group, 6,000 shares; and (viii) all employees (including all current officers who are not executive officers) as a group, 2,125,225 shares.

        Since awards under the OMIPP are determined by the Executive Compensation Committee in its sole discretion, the benefits or amounts that will be received by or allocated to participants in the future under the OMIPP are not currently determinable. The closing sale price per share of our common stock on the New York Stock Exchange on February 25, 2010 was $15.98.

Our board of directors therefore unanimously recommends a vote "FOR" the approval of the amendment to our 2003 OfficeMax Incentive and Performance Plan to increase the number of shares of stock authorized for issuance under the plan and to make certain other changes to the plan and re-approve the material terms of the performance goals under the plan.

 Equity Compensation Plan Information

        Our stockholders have approved all of the company's equity compensation plans, including the Director Stock Compensation Plan and the OMIPP. The following table summarizes the number of shares of our common stock that may be issued under our equity compensation plans as of December 26, 2009.

Equity Compensation Plan Information
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)

Equity compensation plans approved by security holders	5,179,718	(1)	$9.50	4,452,947	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	5,179,718		$9.50	4,452,947

(1)
Includes 11,171 shares issuable under our Director Stock Compensation Plan, 13,000 shares issuable under our Director Stock Option Plan, 948,142 shares issuable under our Key Executive Stock Option Plan and 4,207,405 shares issuable under the OMIPP. The Director Stock Option Plan and Key Executive Stock Option Plan have been replaced by the OMIPP. No further awards may be made under the Director Stock Compensation Plan, the Director Stock Option Plan or the Key Executive Stock Option Plan. None of the following are included in this chart: (a) interests in shares of common stock in the OfficeMax Common Stock Fund held by the trustee of the Savings Plan, (b) Series D Preferred Stock in the Employee Stock Ownership Plan (ESOP) fund, (c) the deferred stock unit components of the company's 2001 Key Executive Deferred Compensation Plan or (d) interests in the company stock fund of the ESDP.

(2)
As of December 26, 2009, 53,491 shares were issuable under the Director Stock Compensation Plan and 4,399,456 shares were issuable under the OMIPP.

        The following table sets forth the number of stock options and time-based RSUs granted by the company in the years indicated. In addition, the table provides the number of shares of common stock issued following vesting of performance-based RSUs and the weighted average number of shares of common stock outstanding in the year indicated.

Year	Number of Options Granted	Number of Time-Based RSUs Granted		Number of Shares of Common Stock Issued Following Vesting of Performance-Based RSUs		Weighted Average Number of Shares of Common Stock Outstanding

2009	2,071,360	74,676	(1)	487,352	(4)	77,482,661
2008	—	697,993	(2)	800,900	(4)	75,861,965
2007	35,000	49,867	(3)	—		75,274,171

(1)
RSUs granted to our non-employee directors.

(2)
61,633 RSUs granted to our non-employee directors and 636,360 RSUs granted to our associates under the 2008 long-term incentive program.

(3)
38,717 RSUs granted to our non-employee directors and 11,150 RSUs granted to Mr. Martin. For more information on this grant, see "Outstanding Equity Awards—Mr. Martin's Outstanding Awards."

(4)
Shares of common stock issued following the vesting of the performance-based 2006 long-term incentive awards earned upon attainment of EBIT dollar, return on net assets and return on sales targets which resulted in a payout at 150% of target.

4.   Other Matters to Be Presented at the Meeting

        We do not know of any other matters to be voted on at the meeting. If, however, other matters are presented for a vote at the meeting, the persons named as proxies will vote your properly submitted proxy according to their judgment on those matters.

Board of Directors

Structure

        Upon the Governance and Nominating Committee's recommendation, the board has nominated eight directors for election in 2010, each to hold office until the annual meeting of stockholders in 2011 (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). Stockholders have previously elected all of these nominees to the board. We prepared the following director summaries using information furnished to us by the nominees:

Dorrit J. Bern, 59, joined our board of directors in 2006. From 1997 through 2008, Ms. Bern served as chairman, president and chief executive officer of Charming Shoppes, Inc., a multichannel specialty women's apparel retailer. Ms. Bern previously served as a director of Charming Shoppes, Inc. (1995-2008), The Southern Company (1999-2008) and Brunswick Corporation (2000-2005). Since 2009, she has been a trustee of the Pennsylvania Real Estate Investment Trust. The retail leadership experience reflected in Ms. Bern's summary, as well as her participation on our board and her experience as a board member (including as chairman) for several other public companies, led the board to conclude that she should again be nominated as a director.

Warren F. Bryant, 64, joined our board of directors in 2004. From 2002 to 2008, Mr. Bryant served as a director and the president and chief executive officer of Longs Drug Stores Corporation, a retail drug store chain on the West Coast and in Hawaii. From 2003 to 2008 he served as the chairman of the board of Longs Drug Stores. Mr. Bryant served as senior vice president of The Kroger Co., a retail grocery chain, from 1999 to 2002. From 1996 to 1999, he served as president and chief executive officer of Dillon Companies, Inc., a retail grocery chain and subsidiary of The Kroger Co. Mr. Bryant also served as a director of The National Association of Chain Drug Stores from 2003 to 2008 and as Chairman of the Association during 2008. Mr. Bryant previously served as a director of Longs Drug Stores Corporation (2002-2008) and Pathmark Stores, Inc. (2004-2005). Since 2009, Mr. Bryant has served as a director of Dollar General Corporation. The retail leadership experience reflected in Mr. Bryant's summary, as well as his participation on our board and his experience as a board member (including as chairman) for several other public companies, led the board to conclude that he should again be nominated as a director.

Joseph M. DePinto, 47, joined our board of directors in 2006. Mr. DePinto has been the president and chief executive officer of 7- Eleven, Inc., a convenience retailer, since December 2005. Prior to joining 7-Eleven, Inc., Mr. DePinto served as the president of GameStop Corp., a video game and entertainment software retailer, beginning in March 2005. Mr. DePinto was the vice president of operations of 7-Eleven from March 2002 until he joined GameStop Corp. in March 2005. Prior to March 2002, Mr. DePinto was senior vice president and chief operating officer of Thornton Quick Café & Market. Since 2008, he has also been a director of Jo-Ann Stores, Inc. The retail leadership experience reflected in Mr. DePinto's summary, as well as his participation on our board and his experience as a board member for other large and/or public companies, led the board to conclude that he should again be nominated as a director.

Sam K. Duncan, 58, joined our board of directors in 2005. Mr. Duncan became the chairman and chief executive officer of the company in 2005. Prior to his election as chief executive officer of the company, Mr. Duncan was president and chief executive officer of ShopKo Stores, Inc., a multi-department retailer, from October 2002 to April 2005. From 1992 to 2002, Mr. Duncan held various merchandising and executive positions with Fred Meyer, Inc. (a division of The Kroger Co.) a grocery retailer, including: president of Fred Meyer from February 2001 to October 2002 and president of Ralph's Supermarkets from 1998 to 2001. Mr. Duncan began his retail career in the supermarket industry in 1969 with Albertson's, Inc., where he held various merchandising positions until 1992. Mr. Duncan has been a director of Nash-Finch Company since 2007 and was a director of ShopKo Stores, Inc. from 2002-2005. The retail leadership experience reflected in Mr. Duncan's summary, as well as his performance as our chief executive officer and chairman of our board and his experience as a board member for other large and/or public companies, led the board to conclude that he should again be nominated as a director.

Rakesh Gangwal, 56, joined our board of directors in 1998. From June 2003 to August 2007, Mr. Gangwal was the chairman, president and chief executive officer of Worldspan Technologies, Inc., a provider of travel technology and information services to the travel and transportation industry. From 2002 to 2003, Mr. Gangwal was involved in various personal business endeavors, including private equity projects and consulting projects. He was the president and chief executive officer of US Airways Group, Inc., the parent corporation for US Airways' mainline jet and express divisions as well as several related companies, from 1998 until his resignation in 2001. Mr. Gangwal was also the president and chief executive officer of US Airways, Inc., the main operating arm of US Airways Group, from 1998 until his resignation. He was the president and chief operating officer of US Airways Group, Inc., and US Airways, Inc., from 1996 to 1998. On August 11, 2002, US Airways Group, Inc., and its seven domestic subsidiaries, including its principal operating subsidiary, US Airways, Inc., filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia. US Airways Group, Inc., and its subsidiaries emerged from bankruptcy protection under the First Amended Joint Plan of Reorganization of US Airways Group, Inc., and Affiliated Debtors and Debtors-in-Possession, as Modified, which became effective on March 31, 2003. Mr. Gangwal has been a director of PetSmart, Inc since 2005. Mr. Gangwal's prior leadership experience in commerce between businesses, reflected in his summary, as well as his experience in corporate finance, his participation on our board and his experience as a board member (including as chairman) for other public companies, led the board to conclude that he should again be nominated as a director.

William J. Montgoris, 63, joined our board of directors in July 2007. Mr. Montgoris was the chief operating officer of The Bear Stearns Companies Inc., a leading global investment banking, securities trading and brokerage firm, from 1993 until his retirement in 1999. Prior to holding this position, he served Bear Stearns as its chief financial officer from 1987 to 1993 and as a senior managing director from 1985 to 1987. Mr. Montgoris currently serves on the Board of Trustees of Hackensack Medical Center and Colby College. In addition, he has been a director of Carters, Inc. since 2007 and Stage Stores, Inc. since 2004. Mr. Montgoris served on the Board of Trustees of The Reserve Funds, a family of money market mutual funds, from 2007 to 2009, and since 2009, has served as a consultant to the independent trustees of The Reserve Funds. Mr. Montgoris' prior leadership experience in commerce between businesses, reflected in his summary, as well as his financial expertise and experience in corporate finance, his participation on our board and his experience as a board member for several other public companies, led the board to conclude that he should again be nominated as a director.

Francesca Ruiz de Luzuriaga, 55, joined our board of directors in 1998. From 1999 to 2000, Ms. Luzuriaga served as the chief operating officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world. Prior to holding this position, she served Mattel as its executive vice president, worldwide business planning and resources, from 1997 to 1999 and as its chief financial officer from 1995 to 1997. Since leaving Mattel in 2000, Ms. Luzuriaga has been working as an independent business development consultant. From 2002 until 2005, she was also a director of Providian Financial Corporation. Ms. Luzuriaga's prior leadership experience in commerce between businesses, reflected in her summary, as well as her financial expertise and experience in corporate finance, her participation on our board and her experience as a board member for other public companies, led the board to conclude that she should again be nominated as a director.

David M. Szymanski, 53, joined our board of directors in 2004. Dr. Szymanski is a Professor of Marketing at Texas A&M University, where he has served since 1987. Dr. Szymanski served as the Director of the Center for Retailing Studies at Texas A&M University from 2000 to 2006. He has held senior positions at the University since 1987. Dr. Szymanski has also been a director of Zale Corporation since 2004. Dr. Szymanski's knowledge of the retail industry arising from his academic focus, as well as his participation on our board and his experience as a board member for another public company, led the board to conclude that he should again be nominated as a director.

        None of the companies named in these biographies as current or previous employers of the nominees are affiliated with the company.

 Director Independence

        The board has determined that, except for Mr. Duncan, the nominees for election as directors are, and all members of the board in 2009 were, independent within the meaning of the rules of the NYSE.

        For a director to be considered independent under the NYSE rules, our board must determine that he or she does not have any material relationship with OfficeMax. To assist in making this determination, our board adopted the NYSE's independence standards. For purposes of these standards, an "immediate family member" includes a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director's home.

        The board will presume a director is independent if, during the last three years, he or she has not:

  •
  been an OfficeMax employee or an immediate family member of an executive officer of OfficeMax, other than in the capacity as a former interim chairman, chief executive officer or other executive officer;

  •
  been a partner or employee of a firm that is OfficeMax's internal or external auditor; had an immediate family member who was a partner of such a firm; or had an immediate family member who was an employee of such a firm and personally worked on the listed company's audit;

  •
  been employed (or had an immediate family member employed) as an executive officer by another company whose compensation committee included one or more current executives of OfficeMax;

  •
  received (or had an immediate family member who has received) more than $120,000 per year in direct compensation from OfficeMax other than director and committee fees or pension or other deferred compensation for prior services; and

  •
  been an employee of, or had an immediate family member who was an executive officer of, a company that made payments to or received payments from OfficeMax for property or services, which, in any fiscal year, exceeded the greater of $1 million or 2% of the other company's consolidated gross revenues.

        In addition, our board will consider a director independent for purposes of serving on our Audit Committee only if he or she:

  •
  has not accepted, directly or indirectly, any consulting, advisory, or other compensatory fees from OfficeMax, other than compensation for service as a director; and

  •
  is not an "affiliated person" of OfficeMax or any of its subsidiaries, as that term is defined by the SEC.

        Our board will determine the independence of any director who has any other relationship with OfficeMax that is not covered by these standards. In particular, the board has considered the following relationships:

        In 2009, a number of companies for which our directors also serve as officers or directors purchased office supplies from OfficeMax in the ordinary course of business. None of these sales accounted individually for more than the greater of $1 million or 2% of our revenues or the purchasing entity's revenues in 2009, and none of these sales were material to our business. All of the transactions were entered into in the ordinary course of business and involved the purchase or provision of goods or services on a non-exclusive basis and at arms-length negotiated rates. Our board has determined that these transactions are not material relationships under the NYSE's Corporate Governance Listing Standards and do not otherwise impair the independence of our directors.

Related Transactions

        Our Governance and Nominating Committee is required by its charter to review all related person transactions required to be disclosed by SEC rules on an ongoing basis, and all such transactions must be approved or ratified by the committee. In conducting its review, the Governance and Nominating Committee's charter states that the committee will consider the following factors: the nature of the related person's interest in the transaction; whether the transaction involves standard prices, rates or charges or is otherwise on terms consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for the company entering into the transaction with the related person (such as the absence of a similarly qualified unrelated party); whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and any other factors the committee may deem relevant with respect to the particular transaction. Any member of the Governance and Nominating Committee who is a related person with respect to a transaction is recused from the review of the transaction.

Our board of directors unanimously recommends a vote "FOR" the election of the board's nominees identified above.

Director Compensation

        The following table presents compensation information for the current independent members of our board of directors: Ms. Dorrit J. Bern and Ms. Francesca Ruiz de Luzuriaga and Messrs. Warren F. Bryant, Joseph M. DePinto, Rakesh Gangwal, William J. Montgoris and David M. Szymanski. Compensation for Mr. Sam K. Duncan, our chief executive officer, is set forth in the "Summary Compensation Table" on page 61. Mr. Duncan does not receive additional compensation for his service as chairman of the board.

DIRECTOR COMPENSATION
FOR FISCAL YEAR ENDED DECEMBER 26, 2009

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (2) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3) (f)	Total ($) (h)

Dorrit J. Bern	$95,000		$74,996	—	$169,996
Warren F. Bryant	$103,000		$74,996	$3,234	$181,230
Joseph M. DePinto	$94,000	(1)	$74,996	—	$168,996
Rakesh Gangwal	$113,000	(1)	$74,996	—	$187,996
William J. Montgoris	$95,000		$74,996	—	$169,996
Francesca Ruiz de Luzuriaga	$128,000		$74,996	$4,696	$207,692
David M. Szymanski	$111,000		$74,996	—	$185,996

(1)
Messrs. DePinto and Gangwal elected to receive a percentage of their cash fees in the form of restricted stock units ("RSUs") pursuant to the 2003 OfficeMax Incentive and Performance Plan ("OMIPP"). For each director, the number of RSUs issued in lieu of fees was determined by dividing the amount of cash fees foregone by $12.69, the closing price of our common stock as reported on the consolidated tape of the NYSE on the last trading day of the calendar year. On December 31, 2009, Mr. DePinto was issued 3,703 RSUs in lieu of $46,991 in fees and Mr. Gangwal was issued 8,904 RSUs in lieu of $112,992 in fees. The difference between the fees foregone and the value of the RSUs issued was paid in cash in lieu of issuing fractional RSUs.

(2)
The figures in this column represent the aggregate grant date fair value of RSUs awarded to our directors. Each non-employee director was granted 10,668 RSUs under the OMIPP on July 22, 2009. These RSUs vested on January 22, 2010 and are payable in common stock six months following a director's date of termination of board service for any reason. See Note 13 "Shareholders' Equity—Share-Based Payments" to Notes to Consolidated Financial Statements in the company's Annual Report on Form 10-K for the year ended December 26, 2009 for a discussion of the assumptions used by the company to calculate grant date fair value. As of December 26, 2009, the directors had the following outstanding option and stock awards. As of

  January 22, 2010, all vesting requirements were met with respect to these outstanding securities:

Name	Outstanding Option Awards (a)	Outstanding Stock Awards (b)
Dorrit J. Bern	—	19,360
Warren F. Bryant	—	21,961
Joseph M. DePinto	—	19,360
Rakesh Gangwal	9,500	21,961
William J. Montgoris	—	18,009
Francesca Ruiz de Luzuriaga	9,500	21,961
David M. Szymanski	—	22,291
(a)
This column does not include options elected to be received by a director in lieu of cash fees.

(b)
This column does not include RSUs elected to be received by a director in lieu of cash fees.
(3)
The figures in this column represent above market interest earned by directors who had balances in the Director Deferred Compensation Plan.

Description of Director Compensation

        Our current board members, except Mr. Duncan, receive compensation for board service. In 2009, that compensation included:

Annual Retainer:	$51,000
Attendance Fees:	$2,000 for each board meeting $1,000 for each committee meeting Expenses related to attendance
Equity Based Compensation Award:	$75,000 annually

        In addition to the compensation described above, the chair of each committee of the board receives an additional retainer as compensation for his or her role as chair. In 2009, retainers for service as committee chairs were paid as follows:

Committee	Committee Chair Retainer	Chairman

Audit	$30,000	Ms. Ruiz de Luzuriaga
Executive Compensation	$20,000	Dr. Szymanski
Governance and Nominating	$10,000	Mr. Bryant
Outside Directors	$20,000	Mr. Gangwal

        For 2010, the Governance and Nominating Committee of the board reviewed the compensation received by our directors against the compensation received by directors of the same peer group companies listed herein under "Compensation Discussion and Analysis—Peer Group" on page 42 and determined that the annual retainer for the Chairman of the Committee of Outside Directors

(our lead director) should be increased to $30,000. No other changes in the compensation of board members were recommended for board approval for 2010.

2003 OfficeMax Incentive and Performance Plan

        Through our stockholder-approved 2003 OfficeMax Incentive and Performance Plan ("OMIPP"), each non-employee director annually receives a form of long-term equity compensation approved by our Governance and Nominating Committee. As referenced above for 2009, each non-employee director was to receive a grant of RSUs with a target fair market value of $75,000. On July 22, 2009, the grant date, the company's closing stock price was $7.03, which resulted in an actual grant of RSUs with a fair market value of $74,996 because fractional RSUs are not issued. The RSUs vested six months after the date of grant and are payable six months following the date of termination of board service for any reason (or immediately upon death or disability). RSUs are paid in shares of our common stock. Directors holding RSUs are not entitled to any voting rights with respect to the RSUs, but are entitled to receive notional dividends on the RSUs, if dividends are declared. These notional dividends are accumulated and paid in cash at the time the RSUs are paid.

Additional Director Compensation Plans

        Our non-employee directors may choose to receive their cash compensation (meeting and retainer fees) in one of the following three ways:

  •
  in cash;

  •
  in cash deposited in the Director Deferred Compensation Plan; or

  •
  in RSUs (awarded through the OMIPP).

        Non-employee directors must specify by December 31 of each year how much of their cash compensation for the following year they wish to receive in each available payment form.

  Director Deferred Compensation Plan

        Our Director Deferred Compensation Plan allows each non-employee director to defer all or a portion of the cash compensation he or she receives for services as a director. Non-employee directors may defer from a minimum of $5,000 to a maximum of 100% of their cash compensation in a calendar year. Amounts deferred under this plan are credited with interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances under this plan at the time the decision to defer compensation under the plan is made. Participants will receive payment in cash, in a lump sum or in annual installments, following the termination of their service on the board. In the event of a change in control of the company, as defined in the plan, a trust may pay our obligations under the Director Deferred Compensation Plan. For more information on this trust, see "Other Compensation and Benefit Plans—Deferred Compensation—Deferred Compensation and Benefits Trust" beginning on page 69. None of the seven eligible non-employee directors participated in the plan in 2009 and none of the seven eligible non-employee directors have elected to participate in the plan in 2010.

  Restricted Stock Units In Lieu Of Cash Compensation (Awarded Through the OMIPP)

        Through our stockholder approved OMIPP, non-employee directors can elect to receive RSUs in lieu of part or all of their cash compensation. Under this plan, RSUs are granted to participating directors on the last trading day of each calendar year. The number of RSUs granted to a participating director is determined by dividing the amount of cash compensation he or she elected to receive in RSUs by the closing price of our common stock as reported on the consolidated tape of the NYSE on the last trading day of the calendar year. The RSUs are payable immediately after termination of a participating director's service on the board. RSUs are paid in shares of our common stock. Directors holding RSUs are not entitled to any voting rights with respect to the RSUs, but are entitled to receive notional dividends on the RSUs, if dividends are declared. The notional dividends are accumulated and paid in cash when the RSUs are paid. Two of the seven eligible directors, Messrs. DePinto and Gangwal, elected to receive RSUs in lieu of all or a portion of their cash compensation in 2009 and two of the seven eligible directors, Messrs. DePinto and Gangwal, have elected to receive RSUs in lieu of all or a portion of their cash compensation in 2010.

Director Stock Ownership Guidelines

        In 2005, the Governance and Nominating Committee established stock ownership guidelines for directors. These guidelines are intended to increase the directors' stake in the company and more closely align their interests with those of the OfficeMax stockholders. These guidelines provide that over a four-year period (beginning at inception of the guidelines or upon election to the board) directors should acquire and maintain stock ownership equal to three times the annual cash retainer amount. The amount of stock required to be held will adjust whenever the retainer for directors is adjusted. All shares of stock owned outright by a director, unvested restricted stock and stock options with an exercise price of $2.50 per share issued under former director stock plans are taken into consideration in determining whether a director has met these guidelines. In April each year, the Governance and Nominating Committee of the board of directors reviews the progress of each director towards achievement of the guidelines. The committee will apply OfficeMax's stock price on March 31st to each director's securities on that date to determine each director's level of compliance with the guidelines. Stock options will be valued at the excess of the market price of the underlying stock over the exercise price. Once a director has met these guidelines, he or she shall be deemed to continue to meet the guidelines and shall be exempt from review in future periods until such director reduces the number of securities he or she holds. Once a director reduces his or her holdings, such director will be subject to review each successive April for compliance with the guidelines. In addition to the stock ownership guidelines, OfficeMax requires that directors hold all of the RSUs received under the directors' compensation program until six months following termination of board service (except in the event of death or disability). This mandatory hold policy, which is discussed earlier, serves to reinforce the Stock Ownership Guidelines and ensure that director ownership of OfficeMax common stock increases over time.

Meetings of the Board

        During 2009, our board of directors met 14 times. In addition to meetings of the full board, directors also attended meetings of board committees. Overall, our directors had an attendance rate of 95%. All of the directors attended at least 88% of the meetings of the board and the committees on which they served.

        While we do not have a formal policy requiring them to do so, we encourage our directors to attend our annual meeting and all of our directors attended our 2009 annual meeting of stockholders.

        The standing committees of the board of directors, with the membership indicated, are set forth in the table below. Mr. Duncan, as the only director who is not independent, does not serve on any committee of the board other than the Executive Committee.

The Board of Directors and Committee Membership

Director	Committee of Outside Directors		Executive Compensation Committee		Audit Committee		Governance and Nominating Committee
Dorrit J. Bern *	X		X		X
Warren F. Bryant *	X				X		X	(C)
Joseph M. DePinto *	X		X		X
Rakesh Gangwal *	X	(C)	X				X
William J. Montgoris *	X		X		X
Francesca Ruiz de Luzuriaga *	X				X	(C)	X
David M. Szymanski *	X		X	(C)			X
2009 Meetings	2		7		10		5

(*)
Independent director within the definition used by the NYSE.

(C)
Committee Chair.

Committee of Outside Directors

        The Committee of Outside Directors is comprised solely of our independent directors and meets outside the presence of Mr. Duncan (our only management director). The Committee of Outside Directors reviews and evaluates our chief executive officer's performance against his goals and strategies. The Committee of Outside Directors meets at least twice each year on a formal basis. The Committee of Outside Directors also meets on an ad hoc basis in conjunction with regularly scheduled board meetings.

        The chair of our Committee of Outside Directors acts as the lead independent director for our board. Our lead independent director is responsible for:

  •
  convening and presiding at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;

  •
  coordinating the activities of our independent directors;

  •
  facilitating communications between the chairman of the board and chief executive officer and other board members;

  •
  reviewing meeting agendas and schedules, as well as board materials, prior to board meetings;

  •
  consulting with the chairman of the board to assure that appropriate topics are being discussed with sufficient time allocated for each; and

  •
  reviewing the results of the chief executive officer's performance evaluation with the chief executive officer and with the chair of the Executive Compensation Committee.

        When performing these duties, our lead independent director consults with the chairs of our other board committees, as needed, to avoid any dilution of their authority or responsibility.

        You may contact our independent directors in the manner set forth under "Governance and Nominating Committee—Communications with Directors" on page 34.

Executive Committee

        In accordance with our Bylaws, the Executive Committee has and may exercise all powers the board may legally delegate. The committee is convened when circumstances do not allow the time, or when it is otherwise not practicable, for the entire board to meet. The committee consists of the chairman of the board and the chairs of the Audit Committee, Executive Compensation Committee, Governance and Nominating Committee and the Committee of Outside Directors. In 2009, the Executive Committee did not meet.

Governance and Nominating Committee

        The Governance and Nominating Committee, comprised entirely of directors meeting the independence requirements of the NYSE, is responsible for:

  •
  assisting the board in identifying and recommending qualified individuals for board membership;

  •
  recommending nominees for election at the annual meeting of stockholders;

  •
  reviewing the continued appropriateness of a director's board membership upon a change in the circumstances of a director;

  •
  reviewing the structure of each board committee and recommending the composition of each committee;

  •
  developing our corporate governance guidelines;

  •
  reviewing director compensation and benefits;

  •
  recommending responses to stockholder proposals;

  •
  overseeing the process of evaluation of our senior management, except our chief executive officer;

  •
  reviewing related person transactions; and

  •
  developing and recommending to the board an annual self-evaluation process of the board and its committees.

Qualifications for Directors

        The Governance and Nominating Committee and the board have established qualifications for directors, including the ability to apply good and independent judgment in a business situation and the ability to represent the interests of all our stockholders and constituencies. A director also must be free from any conflicts of interest that would interfere with his or her loyalty to our stockholders and us. In evaluating board candidates, the Governance and Nominating Committee considers these qualifications as well as several other factors, including but not limited to:

  •
  demonstrated maturity and experience;

  •
  geographic balance;

  •
  expertise in business areas relevant to OfficeMax;

  •
  background as an educator in business, economics, or the sciences; and

  •
  diversity.

        The Governance and Nominating Committee believes that board diversity is an expansive attribute that includes differing points of view, professional experience and expertise and education, as well as more traditional diversity concepts. The board annually reviews its own composition during its evaluation by asking its members to indicate whether the board has the right mix of competencies, skills, experience and backgrounds.

        The Governance and Nominating Committee identifies nominees by first evaluating the current members of the board willing to continue in service. Current members of the board with skills and experience relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the Governance and Nominating Committee decides not to nominate a member for reelection, the committee will review the desired skills and experience of a new nominee in light of the criteria set forth above or may choose to recommend a reduction in the number of board members. Given the significant time demands and responsibilities of serving on a public company board, our directors may not serve on more than four public-company boards in addition to our board.

        The Governance and Nominating Committee relies on management and director recommendations and the use of independent search firms when identifying potential board candidates. We also consider director candidates recommended by our stockholders.

        The Governance and Nominating Committee does not have a written policy regarding stockholder nominations for directors. In accordance with our Bylaws, however, the committee will consider stockholder nominations for directors (see "Other Information—Stockholder Nominations for Directors" beginning on page 84). OfficeMax has not received any stockholder nominations or recommendations for director in connection with our 2010 annual meeting.

Governance Guidelines and Committee Charters

        We maintain a corporate governance page on our website that includes key information about our corporate governance. That information includes our Corporate Governance Guidelines, Code of Ethics and charters for our Audit, Executive Compensation and Governance and Nominating Committees, as well as our Committee of Outside Directors. The corporate governance page can be found at www.investor.officemax.com by clicking on "Corporate Governance." You also may obtain copies of these materials by contacting our Investor Relations Department, 263 Shuman Boulevard, Naperville, Illinois 60563, or by calling 630/864-6800.

        Our policies and practices reflect corporate governance standards that comply with the NYSE listing requirements and the corporate governance requirements of the Sarbanes-Oxley Act, including:

  •
  our board of directors adopted clear corporate governance policies, including standards for determining director independence;

  •
  with the exception of Mr. Duncan, our chairman of the board and chief executive officer, OfficeMax's board has determined that all of our directors meet the independence requirements of the NYSE;

  •
  all members of our Audit, Executive Compensation and Governance and Nominating Committees are independent;

  •
  our board committee charters clearly establish their respective roles and responsibilities;

  •
  our non-management directors meet at least twice a year without management present, under the direction of our lead independent director;

  •
  we have a Code of Ethics that applies to all OfficeMax directors, officers and associates and to any company that we own or manage;

  •
  our internal audit function maintains critical oversight over the key areas of our business, financial processes, and controls, and reports regularly to the Audit Committee;

  •
  we have a toll-free reporting service available that permits employees to report violations of our Code of Ethics or other issues of significant concern on a confidential basis; and

  •
  callers on our toll-free reporting service may request that an issue be reported to the Audit Committee.

Communications with Directors

        Stockholders and other interested parties may send correspondence to our board of directors or to any individual director through the following address: OfficeMax Incorporated, Attention Corporate Secretary, 263 Shuman Boulevard, Naperville, Illinois 60563. You also may correspond with our directors by email at boardofdirectors@officemax.com. We will forward all communications to the person(s) to whom they are addressed. All correspondence will also be referred to our lead director. While we do not screen these communications, copies also will be forwarded to our general counsel and our corporate secretary. You can direct concerns about accounting controls or auditing matters to the chair of the Audit Committee at the same address. We also have a tipline staffed by a live operator from an independent third party company 24 hours a day, seven days a week. Calls are free and confidential and may be made anonymously. You may request that your concern or issue be forwarded to the Audit Committee. The tipline number is 1-800-241-5689.

Board Leadership Structure and Oversight of Risk

Board Leadership Structure

        Like a majority of publicly traded American companies, we have chosen to combine the principal executive officer and board chairman positions. We chose this structure because we believe it results in the most effective leadership for our board to help it discharge its duties. Our business model consists of clearly defined lines of business with minimal conflicting interests. Given this model, we believe our chief executive officer, as the individual with primary responsibility for managing our day-to-day operations, is also best positioned to provide board leadership that is aligned to our stockholders' interests as well as the company's needs, business model and industry. The chief executive officer is well situated to identify the key risks facing the organization and ensure that these are brought to the attention of the board. Finally, the chief executive officer is able to act as a conduit between the board and management to plan and execute board meetings, to provide updates between meetings when necessary and to efficiently implement board directives. We believe that this structure reduces the likelihood of confusion about leadership roles and duplication of efforts. In order to provide independent oversight and input, all of the other directors on our board are independent. Our chief executive officer is not a member of any committee of the board, and the independent directors frequently meet outside the presence of management and under the leadership of our lead independent director. The role and responsibilities afforded the lead independent director of the board further enhance the board's ability to evaluate management performance and otherwise fulfill its oversight responsibilities. The chief executive officer consults with the lead director on the proposed agendas for board and committee meetings, in order to make sure that key issues and concerns of the board are addressed. The role of the lead independent director is described in detail above under "Committee of Outside Directors".

Board Oversight of Risk

        The Audit Committee of the board administers its risk oversight function. The committee's charter states that one of its duties is to "discuss... with management and the independent registered public accounting firm, as appropriate ... OfficeMax's risk assessment and risk management policies, including OfficeMax's major financial risk exposure and steps taken by management to monitor and mitigate such exposure." Under the direction of the Audit Committee, the company's general counsel (who also serves as the company's chief compliance officer) oversees corporate compliance activities. Such activities include training, maintenance of a tipline and participation in investigations. In addition, the office of corporate compliance maintains a list of enterprise risks that it believes are material to the company and a plan and person responsible for monitoring and mitigation of each such risk. The Audit Committee receives an annual report from the general counsel ranking the enterprise risks and describing the status of mitigation activities. The board also receives a report at each meeting that describes compliance risks. The company's internal audit services group and loss prevention group are also involved in the management of risk. Under its charter, one mission of the audit services group is to determine whether the company's network of risk management, control and governance processes is adequate and functioning in a manner to ensure risks are appropriately identified and managed. The loss prevention group is tasked with managing various security risks to the company including facility access and security and product shrinkage and theft. To provide for the independence of internal audit services, its personnel report to the vice-president of internal audit services, who reports functionally to the Audit Committee of the board and has unrestricted access to the board. The vice-president of internal audit services reports administratively to the chief financial officer and chief administrative officer. The loss prevention personnel report to the vice-president of loss prevention, who reports administratively to the executive vice-president of store operations and has unrestricted access to the Audit Committee of the board. The vice-president of internal audit services will include, as part of his or her reports to the Audit Committee, a regular report on the findings of internal audit services and the status of its review. The vice-president of loss prevention will include, as part of his or her reports to the Audit Committee, a regular report on the activities of loss prevention.

Audit Committee Report

        The Audit Committee of the board of directors oversees our accounting and financial reporting processes, audits of OfficeMax's financial statements, the system of internal controls established by management related to accounting, financial reporting, disclosure and ethics and the integrity of OfficeMax's financial statements. The Audit Committee also assists the board in the oversight of OfficeMax's compliance with legal and regulatory requirements; the evaluation of the independence, performance and qualifications of the independent public accounting firm; and the performance of OfficeMax's internal audit function. It is comprised entirely of independent directors as required by the NYSE listing standards and by its own written charter. All of the Audit Committee members are

"financially literate," and are "audit committee financial experts" as defined by the SEC. See "Board of Directors" for a description of the experience of each Audit Committee member.

        The Audit Committee, formed in 1969, has had a charter since 1973. The Audit Committee periodically reviews and updates that charter based on changes in its responsibilities and changes in SEC regulations or NYSE listing standards.

Audit Committee Responsibilities

        The Audit Committee's responsibilities include:

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  discussing with management and the independent registered public accounting firm OfficeMax's annual audited financial statements and unaudited quarterly financial statements, including matters required for review under applicable legal, regulatory, or NYSE requirements, and recommending to the board whether the annual audited financial statements should be included in OfficeMax's Annual Report on Form 10-K;

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  discussing with management and the independent registered public accounting firm, as appropriate, earnings press releases, analyst and rating agency guidance and other financial information provided to the public;

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  recommending, for stockholder approval, the independent registered public accounting firm to examine OfficeMax's accounts, controls and financial statements. The Audit Committee has the sole authority and responsibility to select, terminate and determine the compensation of the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee and the Audit Committee is directly responsible for oversight of the work of the independent registered public accounting firm, including resolution of disagreements between company management and the independent registered public accounting firm regarding financial reporting;

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  discussing with management and the independent registered public accounting firm, as appropriate, any audit problems or difficulties and management's response, as well as OfficeMax's risk assessment and risk management policies, including OfficeMax's major financial risk exposure and steps taken by management to monitor and mitigate such exposure;

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  reviewing OfficeMax's financial reporting and accounting standards and principles, significant changes in those standards or principles or in their application and the key accounting decisions affecting OfficeMax's financial statements, including alternatives to, and the rationale for, the decisions made;

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  reviewing and approving OfficeMax's internal corporate audit staff functions, including (i) purpose, authority and organizational reporting lines and (ii) annual audit plan, budget and staffing;

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  reviewing, with the chief financial officer, the controller, the director of internal corporate audit functions, or such other persons as the Audit Committee deems appropriate, OfficeMax's internal system of audit, financial and disclosure controls and the results of internal audits;

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  obtaining and reviewing at least annually a written report from the independent registered public accounting firm delineating: the accounting firm's internal quality control procedures; and any material issues raised within the preceding five years by the accounting firm's internal quality-control review, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Audit Committee also reviews steps taken by the accounting firm to address any findings in any of the foregoing reviews;

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  assessing the external auditor's independence and the absence of conflicts of interest, by reviewing at least annually all relationships between the independent registered public accounting firm and OfficeMax;

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  preparing and publishing an annual committee report in OfficeMax's proxy statement;

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  setting policies for hiring employees or former employees of OfficeMax's independent registered public accounting firm;

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  reviewing and investigating matters pertaining to the integrity of management, including conflicts of interest or adherence to codes of ethics as required in OfficeMax's policies. In connection with these reviews, the Audit Committee will meet, as deemed appropriate, with the general counsel and other OfficeMax officers and employees; and

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  establishing procedures concerning the submission, receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls, or audit matters.

Audit, Audit-Related, and Other Nonaudit Services

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of KPMG LLP. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by KPMG LLP.

        Prior to engagement of KPMG LLP for the next year's audit, management or KPMG LLP will submit to the Audit Committee for approval a list of services expected to be rendered during that year within each of four categories of services and related fees.

1.
Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only KPMG LLP can reasonably be expected to provide, including comfort letters, statutory audits and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.
Audit-Related services are for assurance and related services that are traditionally performed by KPMG LLP, including employee benefit plan audits and special procedures required to meet certain regulatory requirements.

3.
Tax services include all services performed by KPMG LLP's tax personnel except those services specifically related to the audit of the financial statements, including tax analysis, assisting with the coordination of tax-related activities, supporting other tax-related regulatory requirements and tax compliance and reporting.

4.
All Other services are those services not captured in the audit, audit-related or tax categories. OfficeMax generally does not request such services from KPMG LLP.

        Prior to engagement, the Audit Committee considers whether proposed services would impair KPMG LLP's independence before approving any services within each category. The fees are budgeted and the Audit Committee requires KPMG LLP and management to report actual fees versus the budget periodically throughout the year by category of service.

        During the year, circumstances may arise when it becomes necessary to engage KPMG LLP for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging KPMG LLP. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its chair the authority to amend or modify the list of approved permissible audit and nonaudit services and fees. For informational purposes only, the chair reports any action taken pursuant to this authority at the next

Audit Committee meeting. The Audit Committee believes this approach results in an effective procedure to pre-approve services to be performed by KPMG LLP.

        OfficeMax did not use KPMG LLP for any of the following nonaudit services in 2009:

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  bookkeeping or other services related to our accounting records or financial statements;

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  financial information systems design and implementation;

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  appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

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  actuarial services;

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  internal audit outsourcing services;

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  management functions or human resources;

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  broker or dealer, investment adviser, or investment banking services; or

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  legal services and expert services unrelated to the audit.

        Based on its review, the Audit Committee believes that KPMG LLP's provision of nonaudit services is compatible with maintaining its independence.

Financial Statements Recommendation

        The Audit Committee is responsible for recommending to the board that OfficeMax's audited financial statements be included in its Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2009, including discussing with KPMG LLP the:

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  conduct of the audit, including information regarding the scope and results of the audit, as required by the Statement on Auditing Standards No. 61, Communication with Audit Committees;

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  auditors' independence, including receipt of a letter from KPMG LLP regarding its independence, as required under the applicable requirements of the Public Company Accounting Oversight Board; and

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  management's assessment of the effectiveness of internal control over financial reporting and KPMG LLP's audit of the effectiveness of internal controls over financial reporting.

        As the final step in this procedure, the Audit Committee reviewed and discussed with KPMG LLP and management OfficeMax's audited consolidated balance sheet at December 26, 2009 and its audited consolidated statements of operations, cash flows and shareholders' equity for the year ended December 26, 2009.

        Based on the discussions with OfficeMax's management regarding the audited financial statements and with KPMG LLP regarding its audit and independence, the Audit Committee recommended to the board that these financial statements be included in OfficeMax's Form 10-K for the year ended December 26, 2009.

Audit Committee of the Board of Directors

  Francesca Ruiz de Luzuriaga, Chair
  Dorrit J. Bern
  Warren F. Bryant
  Joseph M. DePinto
  William J. Montgoris

Executive Compensation Committee Interlocks and Insider Participation

        Ms. Bern and Messrs. Szymanski, DePinto, Gangwal and Montgoris served on our Executive Compensation Committee during the last completed fiscal year. None of the members of our Executive Compensation Committee is now or was previously an officer or employee of the company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or our Executive Compensation Committee.

Executive Compensation Committee Report

        The Executive Compensation Committee of the board of directors (throughout this section, the "committee") operates under a written charter and is comprised entirely of directors meeting the independence requirements of the NYSE. The members of the committee are appointed by the board on the recommendation of the Governance and Nominating Committee and may be removed by the board in its discretion.

        The board established the committee to discharge the board's responsibilities relating to compensation of the company's chief executive officer and each of the company's other elected officers. The elected officers of the company consist of all officers with a title of senior vice president and above, which includes all named executive officers. The committee has overall responsibility for decisions relating to all compensation plans, policies and benefit programs as they affect the chief executive officer and other elected officers.

Committee Authority and Responsibilities

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  The committee annually reviews and approves corporate goals and objectives relevant to chief executive officer compensation. Together with the board's Committee of Outside Directors, the committee annually evaluates the chief executive officer's performance in light of those goals and objectives and determines and approves the chief executive officer's overall compensation levels based on this evaluation.

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  The committee annually reviews and approves the annual base salaries and annual incentive opportunities of the company's elected officers.

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  Periodically and when appropriate, the committee reviews and approves the following as they affect the chief executive officer and the company's elected officers:

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  All other incentive awards and opportunities including both cash-based and equity-based awards and opportunities;

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  Any employment agreements and severance arrangements;

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  Any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits; and

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  Any special or supplemental compensation and benefits.

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  The committee receives periodic reports on the company's compensation programs as they affect all employees.

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  The committee is responsible for producing a committee report for inclusion in the company's proxy statement.

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  The committee reviews and discusses the Compensation Discussion and Analysis section of the proxy statement with management. Based on this review and discussion, the committee determines whether to recommend to the board that the section be included in the company's annual report on Form 10-K or proxy statement.

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  The committee periodically reviews executive succession plans for management.

Committee Procedure

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  The committee reviews and reassesses its Charter annually and recommends any proposed changes to the board.

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  The committee has at least three regularly scheduled meetings annually but will meet as often as necessary to carry out its responsibilities. The meetings may be called by the committee chair, the chairman of the board, or the chief executive officer.

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  The committee keeps minutes and reports its activities to the board.

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  The committee annually reviews its own performance.

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  The committee has the sole authority to retain and terminate any compensation consultant to be used to assist it in the evaluation of chief executive officer or elected officer compensation and has sole authority to approve the consultants' fees and the other terms and conditions of the consultants' retention. The committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisors as it deems appropriate.

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  The committee may form and delegate authority to subcommittees.

        The Executive Compensation Committee has reviewed and discussed the information appearing below under the heading "Compensation Discussion and Analysis", beginning on page 40, with management and, based on that review and discussion, has recommended to the board of directors that the "Compensation Discussion and Analysis" section be included in this proxy statement.

Executive Compensation Committee of the Board of Directors

  David M. Szymanski, Chair
  Dorrit J. Bern
  Joseph M. DePinto
  Rakesh Gangwal
  William J. Montgoris

Compensation Discussion and Analysis

Overview

        The Executive Compensation Committee (referred to as the committee in the remainder of this section) and management base their executive compensation policies and decisions with respect to our elected officers on achievement of the following objectives:

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  create alignment between executive compensation and business performance by rewarding elected officers for the achievement of strategic and tactical goals that are intended to contribute to long-term stockholder value;

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  attract, motivate and retain elected officers who are vital to our short-and long-term success, profitability and growth;

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  provide targeted overall compensation levels that are comparable and competitive to the national marketplace where we compete for talent; and

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  allow elected officers to share in our success.

        In order to achieve these objectives, the committee and management have implemented a compensation program that consists of the following material components:

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  base salary;

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  annual performance-based incentive compensation; and

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  long-term incentive compensation that is primarily performance-based.

        We also provide certain other limited compensation and benefit plans, as well as certain perquisites. In designing compensation programs, management and the committee place a heavy emphasis on performance, and consequently a substantial portion of each elected officer's total annual compensation is "at-risk" and tied to our annual and long-term financial performance, as well as to the enhancement of stockholder value. The committee reviewed the company's policies and practices in 2009 to confirm that they do not create risks that are reasonably likely to have a material adverse effect on the company.

        We describe each of these components in more detail below, including their relationship to the objectives outlined above.

Independent Consultant to the Executive Compensation Committee

        The committee has the authority under its charter to directly retain compensation consultants to assist the committee. In accordance with this authority, the committee engages Frederic W. Cook & Co. (referred to in the rest of this section as Cook) as its independent outside compensation consultant to advise it on matters related to chief executive officer and other executive compensation. The committee has the sole authority to retain and terminate Cook. Cook only interacts with management with the express permission of the committee. In its capacity as advisor to the committee, Cook is available to meet with the committee and management when requested and regularly attends committee meetings. Representatives of Cook attended seven committee meetings in 2009. The services provided to the committee by Cook include, but are not limited to: reviewing proposals prepared by management; advising on the design of incentive plans, including the structure of the plans, the selection of performance metrics and the setting of performance goals; advising on the design of indirect elements of the total compensation program, such as change in control severance benefits, stock ownership policy and perquisites; assisting the committee in making changes to Mr. Duncan's compensation and in determining his annual payout, if any, under the annual incentive plan as well as his annual long-term incentive award; providing periodic updates on emerging trends and best practices with regard to compensation design and policy; assisting with preparation of the annual proxy statement and other matters related to disclosure of executive compensation; and reviewing an annual competitive analysis, if one is prepared for the company, of compensation rates for the company's elected officers. In 2009, Cook was engaged by the committee to assist management in reviewing the company's long-term incentive compensation plan and structuring a proposal to request approval of additional shares for issuance under the OMIPP.

Management Consultant

        Either the executive vice president of human resources or the chief financial officer and chief administrative officer, together with the senior vice president of compensation, benefits and strategic sourcing, engage consultants as needed in order to provide executive compensation recommendations, market data and calculations to management. Prior to 2009 management engaged a consultant to conduct a survey of compensation paid by a peer group of companies (referred to in the rest of this section as the compensation survey) to provide a market-based foundation for executive compensation decisions. In 2009, management decided to forgo a full compensation survey to reduce expenses, because no base salary increases or changes in annual short-term incentive target percentages were planned for elected officers and because short-term affordability was expected to impact compensation decisions in 2009 more than peer comparability. A peer group had already been selected in 2009 when this decision was made. For 2009, management obtained general advice from by the Hay Group (referred to in the rest of this section as Hay) regarding long-term incentives established by companies given the macroeconomic conditions in early 2009.

Peer Group

        The peer group is reviewed and approved annually by the committee. Management, together with Hay, initially propose a peer group of companies drawn from Hay's Retail Industry Total Remuneration Survey. The peer group is finalized after discussions with the committee chair and the committee. The committee also consults with Cook on the composition of the peer group.

        The peer group includes competitors, and leading retailers that have submitted their compensation data to Hay. Because Hay's database is limited in the number of same-sized companies participating in the survey, companies that are smaller or larger than us are included in the peer group so that a reasonable number of companies is available for statistical analysis. The compensation data are then adjusted for company size to control for compensation differences that would arise from company size differences alone. The committee has approved the criteria set forth below to use in evaluating the companies to include in the peer group:

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  peer competes with OfficeMax for business;

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  peer has a similar business model to OfficeMax;

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  peer competes with OfficeMax for talent;

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  peer recruits talent from OfficeMax;

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  peer sets compensation trends in OfficeMax's hiring market; and

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  peer has similar revenues to OfficeMax.

        The 2009 peer group included the following 22 companies:

Ace Hardware Corporation	Gap Inc.
Advance Auto Parts, Inc.	Kohl's Corporation
AutoZone, Inc.	Limited Brands, Inc.
Blockbuster Inc.	Meijer, Inc.
The Bon-Ton Stores, Inc.	Office Depot, Inc.
Collective Brands (Payless ShoeSource)	PetSmart, Inc.
Crate & Barrel	RadioShack Corporation
Dollar General Corporation	Shopko Stores, Inc.
Dollar Tree Stores Inc.	Staples, Inc.
Family Dollar Stores, Inc.	TJX Companies, Inc.
FedEx Office	Williams Sonoma

        The committee approved the following peer group for 2010:

Ace Hardware Corporation	Gap Inc.
Advance Auto Parts, Inc.	Kohl's Corporation
AutoZone, Inc.	Limited Brands, Inc.
Big Lots, Inc.	Meijer, Inc.
The Bon-Ton Stores, Inc.	Michaels Stores, Inc.
Collective Brands (Payless ShoeSource)	Office Depot, Inc.
Dick's Sporting Goods, Inc.	PetSmart, Inc.
Dollar General Corporation	Ross Stores, Inc.
Dollar Tree Stores Inc.	Shopko Stores, Inc.
Family Dollar Stores, Inc.	Staples, Inc.
FedEx Office	TJX Companies, Inc.
Foot Locker, Inc.	Toys 'R' Us, Inc.
Williams Sonoma

        Blockbuster Inc., Crate & Barrel and RadioShack Corporation, each included in the 2009 peer group, did not participate in the compensation survey in 2010. Big Lots, Inc., Dick's Sporting Goods, Inc., Foot Locker, Inc., Michaels Stores, Inc., Ross Stores, Inc. and Toys 'R' Us, Inc. were added to the peer group in 2010.

Relationship Among the Different Components of Compensation

        In order to ensure that elected officers are held most accountable for our performance and changes in stockholder value, management and the committee generally allocate total compensation such that the portion of compensation attributable to fixed elements, such as salary and benefits, decreases with increasingly higher levels of responsibility, and the portion attributable to variable, performance-based elements increases with increasingly higher levels of responsibility.

        As described above, the compensation survey generally provides data on the annual targeted total cash compensation and the annual targeted total direct compensation paid by the companies in the compensation survey (in years in which one is completed). Management and the committee generally allocate annual compensation for each elected officer among the components of compensation on a basis consistent with the results of the compensation survey, although the total compensation paid to any individual elected officer may be above or below the median shown in the survey for that individual's position based on his or her original terms of hire, level of responsibility, performance against annual performance goals, years and type of professional experience, length of employment and considerations of fairness and comparability within the company.

        In 2009, when no compensation survey was completed, the committee focused less on the comparability of compensation levels and more on the overall cost of compensation in the short-term. Compensation in 2009 largely represented a departure from the historical philosophies applied by the committee because of unprecedented macroeconomic turmoil. Considerations of liquidity and maintaining a solid balance sheet overcame traditional concerns about the competitive level of compensation for the elected officers. The committee chose to freeze salaries, created an annual incentive program and a long-term incentive program with extremely challenging performance targets based on the company's internal budget, significantly decreased the aggregate size of the long-term incentive award value, and suspended the company's matching contributions under the Savings Plan and the Executive Savings Deferral Plan. Based upon the compensation survey conducted in early 2010, on average the cash compensation we paid to named executive officers in 2009 was at the 25th percentile of the peer group for cash compensation (with the exception of Mr. Duncan, who was at the 50th percentile) and the total compensation we paid was between the 25th percentile and the median of the peer group. In 2010, the committee increased the value of the aggregate long-term incentive award, which began to return total compensation to the median, although most named-executive officers are still below the median and Mr. Duncan did not receive a 2010 long-term incentive award. With respect to cash compensation, the named executive officers will remain below the median in 2010 due to the fact that salary increases for elected officers of the company are established within the company's budgeted salary increase percentage. In addition, for 2010, the percentage target bonus for each named executive officer under the short-term incentive program remained the same as in 2009.

        The committee annually consults with Cook to ensure the resulting compensation outcome supports strategic objectives related to attraction and retention of critical talent, alignment of management interests with those of stockholders, and overall affordability from cost and share dilution perspectives. In addition to the considerations described in the description of each component below, management and the committee are also guided by the compensation survey, in years in which one is completed, in deciding between the types of awards available in our annual and long-term incentive compensation programs. We believe that each component of our compensation program serves an important role, and that together these components combine to enable us to attract and retain talented management, provide management with appropriate incentives to continuously improve the company's performance, and reward improvement when it occurs.

        We believe our base salaries are appropriate given the challenging macroeconomy and business environment and our bonus plans emphasize performance-based compensation. We provide our elected officers the opportunity to significantly increase their annual cash compensation through our bonus program by improving the company's performance in each of the financial areas relevant to the company on an annual basis. We also expect that as those improvements are maintained and built upon, the company's stock price will reflect these improvements, and we therefore use equity awards to reward the long-term efforts of management. These equity awards serve the additional purpose of increasing the ownership stake of our management in the company, further aligning their interests with those of our other stockholders.

Base Salary

  Overview

        In 2009, the committee made the decision not to provide salary increases to any of the company's elected officers as a result of the company's 2008 financial performance, then current and forecasted macroeconomic conditions and the status of the office products industry. Based on the compensation survey conducted in early 2010, the salaries paid to named executive officers in 2009 were at the 25th percentile of the peer group (except for Mr. Duncan, whose salary was at the 50th percentile). Mr. Besanko did receive a salary increase of $25,000 in October 2009 when he was appointed chief administrative officer of the company with additional responsibility for certain human resources and procurement functions. The paragraphs that follow provide an overview of the philosophy and process followed when changes in base salary are considered.

  Overview of Annual Process When Base Salary Increases are Considered

        The committee and management annually review the salary range and salary grades for all elected officer positions, referring to the compensation survey (in years in which one is completed) to provide insight into appropriate levels. Cook reviews this analysis on behalf of the committee and provides independent data as requested by the committee. The midpoint of a salary range represents the approximate median salary for equivalent positions at the peer group companies after adjusting for differences in job content, including company size, business complexity and responsibilities of the roles compared to similar jobs in the market. When initially establishing an elected officer's salary, the committee generally chooses an amount that is at or above the midpoint of the salary range for the officer's salary grade. The midpoint, or median, is a useful reference because it enables the company to attract high quality talent without creating an above-market fixed cost structure. Similarly, establishing salaries below the median might place the company's strategic business plan at risk because the resulting salaries would not enable a comparable standard of living relative to that offered by our competitors and could create turnover among key executives necessary to the effective execution of the business plan. The committee and management also make comparisons to similar OfficeMax positions in circumstances where the executive position does not exist in the peer group or when no data is gathered on the job in the peer group.

        Annually, either the executive vice president of human resources or the chief financial officer and chief administrative officer, together with the senior vice president of compensation, benefits and strategic sourcing recommend a salary for each elected officer (except for the chief executive officer). With respect to elected officers reporting directly to the chief executive officer, the compensation survey information (in years in which one is completed) and recommended salaries are presented to the chief executive officer. With respect to elected officers not reporting directly to the chief executive officer the process is the same, except the supervising elected officer reviews and provides input to the senior vice president of compensation, benefits and strategic sourcing prior to presenting the recommended salaries to the chief executive officer. After reviewing this information, the chief executive officer may make modifications based on his own assessment of individual performance and then makes salary recommendations to the committee. Cook is present at the committee meeting to provide input on the recommendations. The committee approves the base salary for each of the named executive officers and all other elected officers.

        In establishing base salaries, the committee may consider some or all of the following: the company's aggregate budget for salary increases, the penetration of an elected officer's salary into his or her salary range, compensation survey data, the elected officer's original terms of hire, level of responsibility, performance against annual performance goals, years and type of professional experience, length of employment and considerations of fairness and comparability within the company. The committee also reviews and may adjust salaries at the time of promotions or other significant increases in executive responsibilities based on the considerations described above.

        Mr. Duncan's target base salary is established in the same way as it is for other elected officers, except that no recommendation is made by management with respect to his compensation. Mr. Duncan annually provides the committee and the Committee of Outside Directors with his goals and priorities or strategies for the upcoming fiscal year. The Committee of Outside Directors provides Mr. Duncan with a performance review each year, which includes consideration of the financial performance of the company for the year as well as Mr. Duncan's performance. The committee joins the Committee of Outside Directors when it conducts this review so that it can take the results into consideration when it sets Mr. Duncan's compensation for the year.

  NEO Salaries

        The base salaries for all named executive officers are set forth in the "Summary Compensation Table" on page 61.

        In 2010, the committee took the company's overall budget for salary increases into account, in addition to the other data and considerations described above when it established 2010 salaries for named executive officers. Mr. Martin received a 3% salary increase to $659,200; Mr. Besanko received a 3% salary increase to $592,300; Ms. O'Connor received a 4% salary increase to $312,000; and Mr. Vero received a 3% salary increase to $549,546. Mr. Duncan agreed not to receive a salary increase in 2010 due to his planned retirement early in 2011. For more information on Mr. Duncan's planned retirement, see the description of his Transition and Retirement Agreement, included under "Estimated Termination Benefits—Mr. Duncan".

Annual Incentive Compensation (Bonus)

  Overview

        The committee establishes annual incentive compensation in the form of cash bonuses in order to tie a significant portion of annual compensation to our annual financial performance. Each year the committee establishes objective performance criteria that must be met by the company in order for bonuses to be paid (establishing minimum, target and maximum payout levels for each type of performance criteria), a bonus target for each elected officer that is expressed as a percentage of salary and other terms and conditions of awards under the bonus program. Each of these components is described below. The committee typically approves annual incentive bonus criteria in February of each year, in order to comply with the provisions of Section 162(m) of the Code (referred to in the rest of this section as Section 162(m)), which requires that performance metrics be set within 90 days of the commencement of the performance period. Compliance with Section 162(m) enables the awards to qualify as "performance-based" compensation and allows the awards granted to our chief executive officer and other named executive officers employed at the end of our fiscal year (other than our chief financial officer and chief administrative officer whose compensation is not subject to the deduction limitations of Section 162(m)) to be tax deductible by us if the compensation to any named executive officer exceeds $1 million for any fiscal year. To receive an award, participants must have been employed by the company for a minimum of 90 days in 2009, must have been employed by the company at the time of award payment, subject to certain exceptions, and must not have been performing at an unsatisfactory performance level. In addition to the performance criteria described below, payment of the award is also conditioned on the company having positive net income applicable to common shareholders.

  Performance Criteria That Must Be Met Before Bonuses Are Paid

        In February 2009, the committee chose to use company 2009 pre-tax, pre-interest earnings from operations, adjusted for 2009 short-term and long-term incentive expenses ("Adjusted EBIT") as the sole performance criteria for the annual incentive plan. No named executive officer's annual incentive required accomplishment of individual performance measures. Payment of the award was conditioned on the company having positive net income applicable to common shareholders. In order to achieve a payment at target, the company had to achieve Adjusted EBIT of $93.6 million. Adjusted EBIT was selected because it reinforced the objective of increasing our overall profitability and the committee considered it highly indicative of our success in executing our strategic and tactical plans. Although attaining the Adjusted EBIT target depended on sales, it was considered more motivating to our associates and more aligned with stockholders' interests than a sales given the unprecedented uncertainty in macroeconomic conditions and the uncontrollable nature of sales in such an environment. The performance criteria and target was intended to motivate and reward elected officers to strive for continued financial improvement for the company, consistent with increasing stockholder value. The level of difficulty of attaining the Adjusted EBIT target was significantly higher than in previous years in order to ensure that the financial performance required to reach the threshold payout would also fund the payout. Achievement of the 2009 performance criteria at target was dependent on the successful completion of numerous initiatives designed to increase efficiency, reduce costs and offset the effect of economic conditions. It was accepted at the time the target was established that the company's actual results might vary based on a number of factors, including the impact of domestic and foreign economic conditions. The committee has the authority to determine whether to include special one-time or extraordinary gains or losses in the calculation of the performance criteria when determining whether the criteria have been met.

  Target Bonus Opportunities

        The committee annually establishes a target bonus for each elected officer. Target bonus amounts are specified as a percentage of the elected officer's base salary. In 2009, target bonus amounts for our named executive officers were either identical to the 2008 target bonus amounts or the target bonus amounts were instituted in 2009 upon hiring and ranged from 45% to 100% of base salary, depending on position. The target bonus amounts were: Sam Duncan, 100%; Bruce Besanko, 55%; Sam Martin, 70%; Deborah O'Connor, 45%; and Ryan Vero, 55%. These percentages were in line with and in some instances below the median rate for equivalent positions at peer group companies. In establishing target bonuses, the committee may consider some or all of the following: compensation survey data, the company's aggregate budget for annual incentive compensation, the elected officer's original terms of hire, level of responsibility, performance against annual performance goals, years and type of professional experience, length of employment and considerations of fairness and comparability within the company.

        Depending on the achievement of the objective performance criteria, an elected officer's actual payout is typically either above or below the targeted amount. The maximum potential award for any participant, including the named executive officers, was 225% of target award opportunity. See the table "Grants of Plan-Based Awards for Fiscal Year Ended December 26, 2009" on page 64 for the threshold, target and maximum awards for each of our named executive officers under the program. The committee also has the discretion to reduce or eliminate an award regardless of whether the performance goals applicable to the elected officer's bonus have been achieved. The committee did not exercise this discretion for 2009.

        Mr. Duncan's annual incentive compensation is determined in the same manner as all other named executive officers, except that under his employment agreement his annual bonus target must be at least 100% of his annual base salary in effect at the beginning of the applicable fiscal year.

        Mr. Besanko's annual bonus target is required to equal at least 55% of his annual base salary in effect at the beginning of the applicable fiscal year pursuant to the terms of his initial offer letter. In addition, Mr. Besanko was guaranteed a 2009 annual bonus at not less than 50% of his target bonus percentage, pro-rated based on his start date. The guaranteed minimum bonus was a one-time incentive provided to encourage Mr. Besanko to accept the company's offer of employment. The bonus received by Mr. Besanko was based on actual performance under the plan, which exceeded the amount of the guaranteed bonus.

        Mr. Martin's annual bonus target is required to equal at least 70% of his annual base salary in effect at the beginning of the applicable fiscal year pursuant to the terms of his initial offer letter.

        Ms. O'Connor's annual bonus target is required to equal at least 45% of her annual base salary in effect at the beginning of the applicable fiscal year pursuant to the terms of her initial offer letter.

        The 2009 annual bonus target for Mr. Vero (55% of base salary) was established based on the median short-term award granted by our peers as reflected in prior compensation surveys.

  Actual Payments Made Under Plan

        In 2009, the company had positive net income applicable to common shareholders, as adjusted and Adjusted EBIT was $120.1 million, resulting in a payout at 148.9% of target. The amount of the bonus received by each named executive officer can be found in column (g) of the Summary Compensation table.

  2010

        On February 11, 2010, the committee approved the 2010 Annual Short-Term Incentive Program. As a condition of payment of an award under the program, both the company's 2010 net income from continuing operations available to common shareholders excluding special items included in company earnings releases in 2010 must be positive and the company must achieve a minimum earnings from continuing operations before interest and taxes ("2010 EBIT") threshold for 2010.

        If the two threshold requirements described above are met, then the amount of the award actually earned depends on achievement of three performance metrics during 2010. The three metrics are weighted equally. To align the program with the strategic direction of the company, the committee chose to use (i) the company's 2010 EBIT; (ii) the ratio of the company's operating profit to gross sales or revenues less returns, allowances, rebates and coupons ("2010 Net Sales") for 2010 ("2010 Return on Sales"); and (iii) the percentage change in overall 2010 Net Sales for the company, adjusted for store closures, store openings, business acquisitions, business divestitures and changes in fiscal periods, and excluding the impact of foreign exchange rates ("2010 Same Location Sales Growth"). If the company's 2010 financial performance equals or exceeds the minimum target for any of the metrics, elected officers will receive a payout based upon the level of performance against the metrics. The minimum payout to an elected officer would be 25% of his or her target award and the maximum payout would be 225% of his or her target award. To receive an award, elected officers must be employed by the company on September 30, 2010, must be employed by the company at the time of award payment (subject to exceptions in certain circumstances including involuntary termination, death, disability or retirement) and must not be performing at an unsatisfactory performance level. In the event of a change in control, as defined in the award agreement, the vesting of the award may accelerate under certain circumstances described in the agreement.

        Annual incentive targets were approved for our named executive officers in the following amounts based upon salary grades, or as contractually required, for our named executive officers: Sam Duncan, 100%; Bruce Besanko 55%, Sam Martin, 70%; Deborah O'Connor, 45% and Ryan Vero, 55%. These target percentages, expressed as a percentage of base salary, were identical to the targets applied in 2009.

        Mr. Duncan's 2010 Annual Incentive Award Agreement is identical to the agreements of the other named executive officers, except that it provides for the pro rata payment of an award if Mr. Duncan's employment is terminated by the company prior to December 31, 2010 (if payment is made to participants under the program). This is intended to implement the terms of his Transition and Retirement Agreement, described under "Estimated Termination Benefits—Mr. Duncan".

        The chart below sets forth the historical achievement of the short-term incentive goals over the previous three years. In each column, the goal shown is the goal to receive a payout at the target percentage.

	EBIT Dollars/Adjusted EBIT			Return on Sales		Same Location Sales Growth
Year	Goal	Actual		Goal	Actual	Goal	Actual

2007 (1)	$379,200,000	$344,200,000		4.0%	3.8%	4.1%	0.9%
2008 (2)	$356,000,000	$191,900,000	(3)	3.8%	2.3%	0.0%	(10.7)%
2009 (4)	$93,600,000	$120,100,000		—	—	—	—

(1)
Resulted in a 10% payout under the program.

(2)
Resulted in zero payout under the program.

(3)
EBIT dollars in 2008 excluded the effect of certain non-cash impairment charges and a charge related to certain field/corporate reductions in force and certain store and site leases. Including all such charges, actual EBIT dollars would have been approximately ($1,936,200,000).

(4)
The 2009 EBIT goal was Adjusted EBIT, which is different than the EBIT measure used in 2007 and 2008 because it is adjusted for the expenses of the 2009 short-term and long-term incentive plans. Actual performance resulted in a 148.9% payout under the program.

Long-Term Incentive Compensation (Equity Awards)

  Overview

        The committee provides long-term incentives in the form of various types of equity awards in order to serve several compensation objectives. First, the committee believes that equity awards, in tandem with our executive stock ownership guidelines described below, encourage ownership of our common stock by elected officers, which aligns the interest of those officers with those of our stockholders. In addition, the vesting provisions applicable to the awards help retain elected officers and reward the achievement of long-term business objectives that benefit our stockholders. The committee believes that performance metrics applicable to long-term incentive awards are particularly critical to encourage forward planning for our success. The committee intends to continue to align the metrics for future long-term incentive compensation programs with our strategic and tactical goals as they evolve.

        These awards are issued under the OMIPP, which was approved by our stockholders. The OMIPP permits the grant of annual incentive awards, stock, restricted stock, RSUs, performance stock, performance units, stock appreciation rights (SARs), traditional stock options and a variety of performance-based stock options which allows the committee to choose awards they believe will provide competitive long-term incentive compensation.

        Annually, the committee approves the plan design of the long-term incentive program for the upcoming year. Management discusses the initial program elements prior to presenting them to our chief executive officer for further review and recommendation to the committee. This includes the type of equity award to be granted as well as the size of the award for elected officers. In determining the type and aggregate size of awards to be provided, as well as the performance metrics that may apply, the committee considers the strategic goals of the company, trends in corporate governance, accounting impact, tax-deductibility, the company's aggregate budget for long-term incentive compensation, cashflow considerations, the impact on the company's earnings per share and the number of shares of stock that would be required to be allocated for the awards.

Throughout the process, Cook is informed and provides ongoing feedback to the committee and management (at the committee's request).

        After consideration of the long-term incentive award data presented in the compensation survey (in years in which one is completed) or general information on long-term incentives issued provided by Hay, the committee approves long-term incentive award targets for the elected officers for the upcoming fiscal year. In 2009, the decision was made to substantially reduce the size of the long-term incentive grants and the target award for each elected officer was a set number of securities based on salary grade. The value of the long-term incentive awards was substantially less than the awards granted in 2008 because of fluctuations in our stock price and the uncertainty of macroeconomic conditions. In addition, the company has a limited number of shares available for grant under the OMIPP because of the company's reduced stock price. The target value of the long-term incentive award decreased by more than 50% compared to 2008.

        In years in which peer data is available and in which considerations of competitive comparability are considered more important, the committee considers whether the awards are comparable to similar awards provided by the peer group as well as similar awards previously offered by the company. The committee generally aligns the award target for each elected officer with the median rate for equivalent positions at peer group companies. The committee may also consider some or all of the following: the elected officer's original terms of hire, level of responsibility, performance against annual performance goals, years and type of professional experience, length of employment and considerations of fairness and comparability within the company.

        No action may be taken by the elected officer with respect to the securities underlying the award until the award vests. The actual number of securities received upon vesting may depend on achievement of objective performance criteria established by the committee. An elected officer's actual vested number of shares of company stock is likely to be either above or below the targeted amount if the award is performance-based.

        In general, the committee grants long-term incentive compensation awards one time per year, typically in February, in order to comply with the provisions of Section 162(m), which require that performance metrics be set within 90 days of the commencement of the performance period. Compliance with Section 162(m) enables the awards to qualify as "performance-based" compensation and thereby allow awards granted to the chief executive officer and other named executive officers that are subject to performance criteria to be tax deductible by us.

  2009—Type of Equity Granted and Performance Metrics

        For 2009, management recommended and the committee approved an award for each elected officer comprised 40% of performance-based RSUs and 60% of nonqualified stock options. In order for any portion of the performance-based RSUs to vest, the sum of the company's 2009 and 2010 Adjusted EBIT must equal a threshold value and the company must have positive net income applicable to common shareholders in 2009 and 2010. This represented a change from the EVA® Improvement goal applying to the RSUs in 2008 because of the uncertainty arising from the unprecedented volatility in the economy. The company continues to emphasize value creation for its stockholders and believes that targeting Adjusted EBIT reinforces the objective of increasing our overall profitability. The performance-based RSU grants were also designed to support the company's strategic plan and both the RSU grants and the option grants reward elected officers for financial performance. In addition, the performance-based RSUs support our financial efficiency objectives as they are tax deductible under Section 162(m) and their cost is variable and only incurred to the extent operating goals are achieved. Options were added in 2009 because they allowed us to maximize the shares available for issuance under the OMIPP and balanced the overall equity award by vesting earlier than the RSUs, but functioning as a longer-term incentive because they have a seven-year exercise period. In comparison, the RSUs have a relatively shorter incentive period because they are subject to a performance period that will be complete by the end of 2010 at which point the payout on the awards will be determined.

  Determination of Award Size

        Annually, the committee establishes a target long-term incentive award for each elected officer. In 2009, the number of RSUs and the number of shares underlying an option to be granted pursuant to the program were determined based on the salary grade of each elected officer. The value of the long-term incentive awards is less than the value of the awards granted in 2008 because of fluctuations in our stock price and the uncertainty of current macroeconomic conditions. In addition, the company has a limited number of shares available for grant under the OMIPP because of the company's reduced stock price. The target value of the long-term incentive award decreased by more than 50% compared to 2008. The executive's actual payout can vary from the targeted amount depending on the level of the achievement of the performance goal applied to the RSU awards, as well as changes in the value of the shares of stock underlying the grant that occur between the grant date and payout. The maximum potential RSU award for any participant, including the named executive officers, was 150% of the target RSU award.

        The closing price of company common stock on February 12, 2009, the grant date for Messrs. Duncan, Martin, Vero and Ms. O'Connor's awards, was $4.80. The closing price of company common stock on February 13, 2009, the last business day prior to February 16, 2009, the first day of his employment with the company and the grant date for Mr. Besanko's awards, was $4.49.

        Mr. Duncan's long-term incentive compensation is determined in the same manner as all other named executive officers except that under his employment agreement, we are annually required to grant a long-term incentive compensation award with a present value (as determined by the committee) approximately equal to 350% of Mr. Duncan's then-current annual base salary. On February 12, 2009, Mr. Duncan waived his right to receive the potential long-term incentive program award required under his employment agreement in the amount of 350% of his base salary. Instead, Mr. Duncan agreed to receive an award with a target value of $1,504,000, or approximately 146% of his base salary, in order to receive a reduction in award commensurate with the other named executive officers.

        Mr. Besanko's long-term incentive award, agreed at the time of his hiring, had a target value of $764,700 (139% of base salary).

        All other elected officers in a certain salary grade received an award with an identical value. Long-term incentive awards were approved in the following aggregate target values for the named executive officers of the company: Sam Martin, $460,000 (71.9% of base salary); Deb O'Connor, $104,100 (34.7% of base salary); and Ryan Vero, $321,000 (60.1% of base salary).

        For each of our named executive officers, see the table "Grants of Plan-Based Awards for Fiscal Year Ended December 26, 2009" on page 64 for the threshold, target and maximum awards for the performance based RSUs.

  2009 Performance-Based RSUs

        In order for any portion of the RSUs to vest, the sum of the company's 2009 and 2010 Adjusted EBIT must equal a threshold value and the company must have positive net income applicable to common shareholders in 2009 and 2010. Subject to these conditions, one half of the award will vest on February 12, 2011, based on the company's 2009 Adjusted EBIT. The remaining half of the award may vest on February 12, 2012, also subject to the conditions described above, based on the company's 2010 Adjusted EBIT. The amount of either tranche that vests may range from 50% to 150% of the target award, depending on the actual performance achieved. The level of difficulty of attaining the 2009 and 2010 Adjusted EBIT targets was intended to be significantly higher than in previous years in order to ensure that the performance required to reach the threshold target results in value sufficient to support the equity vesting. Achievement of the 2009 target was dependent on the successful completion of numerous initiatives designed to increase efficiency, reduce costs and deliver a better customer experience. In 2009, no named executive officer's long-term incentive required accomplishment of individual performance measures.

        Awards of performance-based RSUs were approved in the following amounts for the following named executive officers of the company: Sam Duncan, 120,000 RSUs; Bruce Besanko, 50,000 RSUs; Sam Martin, 36,700 RSUs; Deb O'Connor, 8,000 RSUs; and Ryan Vero, 26,000 RSUs. The number of RSUs was determined using the method described above under "Determination of Award Size". As a result of the execution of his Transition and Retirement Agreement, the vesting schedule of Mr. Duncan's RSUs is expected to be affected. See "Estimated Termination Benefits—Mr. Duncan".

        The form of the award agreement provides that participants must be employed by the company in order for the RSUs to vest (subject to exceptions in certain circumstances including involuntary termination, death, disability or retirement, if the participant was employed with the company and eligible for participation in the plan for a minimum of six months during fiscal years 2009 and/or 2010, in which case a pro rata amount of RSUs will vest and be paid at the time specified in the agreement). RSUs may not be sold or transferred prior to vesting. In addition, recipients of the RSUs do not receive dividends and do not have voting rights with respect to the RSUs until the RSUs vest, at which point such recipients would receive dividends if declared on our common stock.

  2009 Options

        Sixty percent of the long-term incentive award for elected officers consists of an option to purchase shares of our common stock. For Messrs. Duncan, Martin and Vero and Ms. O'Connor, the exercise price of the options is $4.80, the closing price of our common stock on February 12, 2009. For Mr. Besanko, the exercise price of the options is $4.49, the closing price of our common stock on February 13, 2009, the last business day prior to the effective date of his employment with the company. One third of each option vested on February 12, 2010, and the remaining two-thirds will vest with respect to one-third of the grant on each of the next two anniversaries of the grant date for those officers who are employed with the company on the vest date and each option will expire in seven years.

        Awards of options were approved in the following amounts for the following named executive officers of the company: Sam Duncan, option to purchase 352,900 shares; Bruce Besanko, option to purchase 200,000 shares; Sam Martin, option to purchase 107,800 shares; Deb O'Connor, option to purchase 25,000 shares; and Ryan Vero, option to purchase 74,500 shares. The number of shares underlying each option was determined using the method described above under "Determination of Award Size". As a result of the execution of his Transition and Retirement Agreement, the vesting schedule and exercisability of Mr. Duncan's options are expected to be affected. See "Estimated Termination Benefits—Mr. Duncan."

        Pursuant to the terms of the option agreements, if an elected officer terminates employment with the company prior to the third anniversary of the grant date, any unvested options will be forfeited and, if an officer is terminated for disciplinary reasons, as defined in our severance policy, the option, including any vested portion, will immediately be cancelled. The option, to the extent vested, must be exercised on or before the earliest of the seventh anniversary of the grant date; one year after a participant terminates employment as a result of retirement, death, or disability; and three months after termination for any other reason. The exercise price may be paid through cashless exercise, transfer of existing stock, or cash.

  Both Types of Awards

        In the event of a change in control, as defined in the award agreements, the vesting of the securities may accelerate under certain circumstances described in the agreements. The agreements include a non-solicitation and non-compete clause stating that beginning on the award date and ending one year after terminating employment with the company, the award recipient will not (i) employ or solicit for employment any person who is, or was within six months prior to the recipient's termination date, an employee of the company or (ii) commence employment or consult (in a substantially similar capacity to any position held with the company and with responsibility over the same geographic areas over which the recipient had responsibility during the last 12 months of employment) with any competitor engaged in the sale or distribution of products, or in the provision of services, in competition with the products sold or distributed or services provided by the company.

  2008 Long-Term Incentive Plan Actual Results

        For 2008, the long-term incentive plan included a grant of performance-based RSUs requiring achievement of a two-year cumulative EBIT dollar measure and a grant of time-based RSUs. The EBIT dollar measure was not attained and the performance-based RSUs awarded were forfeited. The time-based RSUs will vest on February 20, 2011.

  2010

        On February 11, 2010, the committee approved the 2010 Long-Term Incentive Program. The committee approved a larger aggregate long-term incentive award value for 2010 than in 2009, due to the company's improved financial results and to begin to return the total compensation of named executive officers to the median. This resulted in larger incentive awards for the named executive officers, although all named executive officers in a certain salary grade will receive an award with an identical value. For 2010, each elected officer will receive an award that is comprised 40% of performance-based RSUs and 60% of options.

        Target long-term incentive awards were approved in the following aggregate values for the named executive officers of the company: Bruce Besanko, $556,349; Sam Martin, $1,001,326; Deb O'Connor, $201,204 and Ryan Vero, $556,349. As described under "Estimated Termination Benefits—Mr. Duncan", as a result of his planned retirement, Mr. Duncan voluntarily waived his right to a 2010 long-term incentive grant.

          2010 Performance-Based RSUs

        Forty percent of the long-term incentive award for each elected officer consists of performance-based RSUs. In order for any portion of the RSUs to vest, the sum of the company's 2010 and 2011 Net Income must be positive and the sum of the company's 2010 and 2011 EBIT must equal a threshold value. Subject to these conditions, one half of the award may vest on February 11, 2012. The amount of that half of the award that vests will depend upon achievement of a 2010 EBIT minimum target, with the amount of the award that vests ranging from 50% to 150% of that half of the target award. The remaining half of the award may vest on February 11, 2013, also subject to the conditions described above. The amount of that half of the award that vests will depend upon achievement of a 2011 EBIT minimum target, with the amount of that half of the award that vests ranging from 50% to 150% of the target award. Awards are paid in shares of company common stock.

        Target awards of performance based RSUs were approved in the following amounts for the following named executive officers of the company: Bruce Besanko, 15,326 RSUs; Sam Martin, 27,585 RSUs; Deb O'Connor, 5,543 RSUs; and Ryan Vero, 15,326 RSUs. The number of RSUs was determined based on the salary grade midpoint of each officer. The closing price of company common stock on February 11, 2010 was $14.52.

        The form of the award agreement provides that elected officers must be employed by the company in order for the units to vest (subject to exceptions in certain circumstances including involuntary termination, death, disability or retirement). RSUs may not be sold or transferred prior to vesting. In addition, recipients of the RSUs do not receive dividends and do not have voting rights with respect to the RSUs until the RSUs vest, at which point they would receive dividends if declared on our common stock. In the event of a change in control, as defined in the award agreement, the vesting of the RSUs may accelerate under certain circumstances described in the agreement. The award agreement includes a non-solicitation and non-compete clause stating that, beginning on the award date and ending one year after terminating employment with the company, the elected officer will not (i) employ or solicit for employment any person who is, or was within six months prior to the officer's termination date, an employee of the company or (ii) commence employment or consult (in a substantially similar capacity to any position held with the company and with responsibility over the same geographic areas over which an officer had responsibility during the last 12 months of employment) with any competitor engaged in the sale or distribution of products, or in the provision of services, in competition with the products sold or distributed or services provided by the company.

          2010 Options

        Sixty percent of the long-term incentive award for elected officers consists of an option to purchase shares of our common stock. The exercise price of the options is $14.52, the closing price of our common stock on February 11, 2010. One third of each option will vest on each of the first three anniversaries of the grant date for those elected officers who are employed with the company on the vest date and each option will expire in seven years.

        Target option awards were approved in the following amounts for the following named executive officers of the company: Bruce Besanko, option to purchase 48,914 shares; Sam Martin, option to purchase 88,036 shares; Deb O'Connor, option to purchase 17,690 shares; and Ryan Vero, option to purchase 48,914 shares. The number of shares underlying the option grant was determined based on the salary grade midpoint of each officer.

        Pursuant to the terms of the option agreement, if an elected officer terminates employment with the company prior to the third anniversary of the grant date, any unvested options will be forfeited and, if an elected officer is terminated for disciplinary reason, as defined in our severance policy, the option, including any vested portion, will immediately be cancelled. The option, to the extent vested, must be exercised on or before the earliest of the seventh anniversary of the grant date, one year after an elected officer terminates employment as a result of retirement, death, or disability and three months after termination for any other reason. The exercise price may be paid through cashless exercise, transfer of existing stock, or cash. In the event of a change in control, as defined in the option agreement, the vesting of the options may accelerate under certain circumstances described in the agreement. The award agreement includes a non-solicitation and non-compete clause that states that, beginning on the award date and ending one year after terminating employment with the company, the elected officer will not (i) employ or solicit for employment any person who is, or was within six months prior to the elected officer's termination date, an employee of the company or (ii) commence employment or consult (in a substantially similar capacity to any position held with the company and with responsibility over the same geographic areas over which an elected officer had responsibility during the last 12 months of employment) with any competitor engaged in the sale or distribution of products, or in the provision of services, in competition with the products sold or distributed or services provided by the company.

Other Compensation Arrangements

        On February 11, 2010, Mr. Duncan announced that he will retire as the company's chairman and chief executive officer in 2011. In connection with his retirement, Mr. Duncan entered into a Transition and Retirement Agreement with the company dated February 11, 2010. You can read more about Mr. Duncan's Transition and Retirement Agreement under "Estimated Termination Benefits—Mr. Duncan" beginning on page 73.

        On February 16, 2009, a one-time, sign-on cash bonus was granted to Bruce Besanko in the amount of $150,000, 50% of which was paid 30 days after he commenced employment and 50% of which was paid 180 days after he commenced employment. The sign-on bonus was provided to encourage Mr. Besanko to accept the company's offer of employment. We entered into an offer letter with Mr. Besanko effective February 16, 2009, to serve as our executive vice president and chief financial officer. Subsequently, he received the title of chief administrative officer. You can read more about Mr. Besanko's offer letter throughout "Compensation Discussion and Analysis" beginning on page 40 and under "Estimated Termination Benefits—Mr. Besanko" beginning on page 76.

        On July 8, 2008, we entered into an offer letter with Ms. O'Connor effective July 15, 2008, to serve as our senior vice president, finance and chief accounting officer. You can read more about Ms. O'Connor's offer letter throughout "Compensation Discussion and Analysis" beginning on page 40 and under "Estimated Termination Benefits—Ms. O'Connor" beginning on page 78.

        On September 12, 2007, we entered into an offer letter with Mr. Martin effective September 17, 2007, to serve as our executive vice president and chief operating officer. You can read more about Mr. Martin's offer letter throughout "Compensation Discussion and Analysis" beginning on page 40 and under "Estimated Termination Benefits—Mr. Martin" beginning on page 77.

        On April 14, 2005, we entered into an employment agreement with Mr. Duncan, who became our chief executive officer on April 18, 2005. Mr. Duncan was subsequently appointed chairman of our board of directors on June 30, 2005. Mr. Duncan was hired at a time when the company was experiencing a number of challenges. In December 2003, Boise Cascade Corporation (the company's former name) completed its purchase of OfficeMax, Inc. Prior to December 2003, the company sold and distributed office products to businesses as one of its lines of business but had no retail presence. In November 2004, the company sold all lines of business other than its office products distribution businesses and changed its name to OfficeMax Incorporated. As a result, the company went through a major restructuring, including adding many new executives to the management team. In December 2004, the company commenced an internal investigation into claims by a vendor to its retail business that certain employees acted inappropriately in requesting promotional payments and in falsifying supporting documentation. In January 2005, the president of the company's retail business and its chief financial officer resigned. In February 2005, the company's chief executive officer resigned and the company announced a restatement arising from its internal investigation. In April 2005, as the company was finalizing its employment arrangements with Mr. Duncan, it was threatened with a proxy contest. As a result of all the challenges and uncertainty with respect to the company, it was crucial to chief executive officer recruitment efforts to be able to offer a competitive package that provided some certainty to the candidate. The committee believed that Mr. Duncan's initial overall compensation, as well as each element of his compensation, was reasonable when compared to relevant benchmark data, taking into account the circumstances of his recruitment and his relevant experience. Most of the aspects of Mr. Duncan's compensation that are different than those paid to other named executive officers stem from the initial terms of his employment agreement, which were critical to Mr. Duncan's decision to join the company. The other named executive officers do not have employment agreements. You can read more about Mr. Duncan's agreement throughout "Compensation Discussion and Analysis" beginning on page 40 and under "Estimated Termination Benefits—Mr. Duncan" beginning on page 73.

        In 2005, the committee awarded Mr. Duncan 50,000 RSUs and stock options to purchase 250,000 shares of our common stock. In 2007, the committee awarded Mr. Martin 11,150 RSUs and stock options to purchase 35,000 shares of our common stock. Each of these awards was made pursuant to the officer's agreement or offer letter with us. These additional items of compensation were part of the packages offered to these officers before they joined the company. The terms applicable to these RSUs and stock options are discussed under "Outstanding Equity Awards" beginning on page 65.

Other Perquisites and Benefit Programs

        We provide our elected officers with limited perquisites and other benefits. The committee believes these limited programs are necessary to be competitive within our industry and that the expense of these programs is offset by their attraction and retention value.

        Officers with the title of senior vice president and above are eligible to participate in our Executive Life Insurance Program, which was adopted by the committee in February 2005. Participants receive life insurance coverage equal to two times their base salary from a designated insurance carrier (or three times base salary, in the case of the chief executive officer). On February 12, 2009, the Executive Compensation Committee voted to convert the variable universal life coverage previously provided under the program to term life coverage. Premiums are paid monthly and treated as taxable income to the participant for the applicable tax year.

        Officers with the title of senior vice president and above participate in the Officer Annual Physical Program, which was adopted by the committee in 2005. Under the current program, we pay the costs of an annual physical exam. The costs of the exam are treated as taxable income to the officer in the applicable tax year. In 2009, the income was grossed up for applicable taxes. In February 2010, the committee voted to amend the program to end the practice of grossing-up the benefits.

        In February 2010, the committee voted to reinstate the Financial Counseling Program available to officers of the company with the title of senior vice president or higher. Under this program, elected officers are reimbursed for financial counseling services up to an aggregate of $5,000 annually. The reimbursement is treated as taxable income to the officer in the applicable tax year and under the reinstated program, the benefits will not be grossed-up.

 Officer Stock Ownership Guidelines

        The committee has established stock ownership guidelines for certain officers. The guidelines are intended to increase the stake these officers hold in us and to more closely align their interests with those of our stockholders. The guidelines provide that:

  •
  the chief executive officer should acquire and maintain stock ownership equal in value to five times his base salary;

  •
  each executive vice president should acquire and maintain stock ownership equal in value to three times his or her base salary;

  •
  each senior vice president should acquire and maintain stock ownership equal in value to twice his or her base salary; and

  •
  each vice president should acquire and maintain stock ownership equal in value to his or her base salary.

        In determining the appropriate stock ownership levels in 2005, the committee consulted market studies by Hewitt Associates (referred to in the rest of this section as Hewitt) and Cook detailing best practices among a peer group and general industry practices regarding stock ownership guidelines. Stock held directly, vested restricted stock and stock units held indirectly through our Savings Plan and under our Executive Savings Deferral Plan ("ESDP") are taken into consideration when calculating whether an officer has met his or her stock ownership guidelines. Unvested RSUs and stock options are not included in determining ownership levels. Annually, management provides a report to the committee regarding the number and value of the shares of stock held by each officer subject to the guidelines. All of the officers subject to the guidelines are making progress toward satisfying the applicable guideline. Following the vesting of RSUs or the exercise of options, officers subject to the guidelines who have not met the guidelines are expected to retain at least 50% of the net value of shares of stock received (after payment of income tax withholding and, if applicable, exercise price). This policy applies to grants made in 2005 and later for named executive officers. As of December 26, 2009, Mr. Duncan held 195% of his salary, Mr. Besanko held 0% of his salary, Mr. Martin held 11% of his salary, Ms. O'Connor held 0% of her salary and Mr. Vero held 122% of his salary.

Prohibition on Speculative Stock Transactions

        The company considers it inappropriate for any director, officer, or other employee to enter into speculative transactions in OfficeMax securities. Therefore, the company's insider trading policy also prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the company's securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. Finally, directors, officers and other employees may not purchase OfficeMax securities on margin, or borrow against any account in which company securities are held (except for employee loans from Savings Plan accounts).

Deferral Plan

        Our ESDP is described beginning on page 69. The purpose of this plan is to permit participants to defer amounts that would otherwise be payable in cash and taxable on an immediate basis that may not be deposited in our qualified Savings Plan as a result of Internal Revenue Code limits. The plan thereby supports retention objectives by providing a competitive benefit that is tax-efficient to the participant. The plan also supports our succession planning strategy by enabling participants to accumulate sufficient retirement savings, thereby promoting an orderly succession of management talent.

Pension Provisions

        As described on page 70, Mr. Duncan's employment agreement provides that if he is employed by us on April 18, 2010 (the fifth anniversary of his first day of employment) his supplemental pension benefit will vest. His benefit will generally equal a percentage of his average cash compensation (salary and bonus) over the five years prior to termination of employment. The percentage will be equal to two percent for every full year of employment. This special arrangement was negotiated at the time Mr. Duncan was hired, and in approving this benefit, the committee determined that this was an appropriate replacement for a similar benefit from his previous employer that Mr. Duncan forfeited when he joined us.

        For more information, see "Other Compensation and Benefit Plans—Pension Benefits" on page 70.

Change in Control Agreements

        Mr. Duncan and each of the other named executive officers are parties to change in control agreements with us, the principal terms of which are described beginning on page 70. The change in control agreements were amended effective January 1, 2009 to comply with Section 409A. Under the change in control agreements, the officer will receive the benefits provided under the agreement if, after a change in control (or within 12 months prior to a change in control), the officer's employment is terminated other than as a result of his or her death or disability (as defined in the agreement), by the company for cause (as defined in the agreement) or by the officer other than for good reason (as defined in the agreement).

        The committee's overall objective in implementing the change in control policy in 2005 was to encourage the company's most senior executives to review and consider possible change in control transactions in an independent and objective manner without the influence of self-interest or fear of economic loss associated with the possible loss of their positions. In support of this objective, the policy is intended to provide reasonable and competitive severance benefits to executives who lose their jobs as a result of a change in control and to avoid windfall payments associated with completing a transaction. For this reason, benefits under the policy are provided only upon the occurrence of a "double trigger" event, which is defined as completion of a change in control followed by a qualifying termination of employment. In the absence of a reasonable change in control policy, an incentive may exist for senior executives to oppose transactions that are in stockholders' best interests, and conversely, an inappropriately designed program that provides benefits without loss of employment could incent management to pursue transactions that are not necessarily in stockholders' best interests. The committee believes the amounts to be paid upon termination following a change in control are market competitive and have an aggregate potential cost that falls within reasonable competitive parameters. In reaching this conclusion, the committee drew on input received from Cook, including Cook's review of the proposed agreement and analysis of potential change in control costs for the executives covered by the agreements. Cook advised the committee that the overall cost of the program was reasonable in relation to the company's market capitalization at the time of approval and that the specific design provisions supported the objectives described above and were consistent with best practice at the time of implementation. In addition to governance and peer group trends, the committee considered the specific competitive circumstances of the company and its industry in approving these agreements. In approving these payments, the committee also reviewed data from Hewitt regarding the average characteristics of change in control agreements among Fortune 200 companies. In 2010, the committee determined that all future change in control agreements will no longer include provisions increasing the officer's total payments under the agreement for excise taxes.

Severance

        The desire to provide reasonable and competitive severance benefits to executives who lose their jobs also affected the decision to include the severance provisions reflected in our executive severance policy and in Mr. Duncan's employment agreement, which is described throughout "Compensation Discussion and Analysis" beginning on page 40. The potential severance benefits arising from his agreement are described in the section entitled "Estimated Termination Benefits—Mr. Duncan" on page 73. The severance provisions in Mr. Duncan's agreement were an important factor in his recruitment to the company.

        Our executive officer severance policy applies to all elected officers (unless they have a superseding individual agreement) and provides, among other things, for payment of an amount equal to 12 months' salary if the officer's employment is terminated involuntarily without a disciplinary reason. We may also, at our discretion, continue health, vision and dental group insurance coverage at the associate rate for up to twelve months following the officer's date of termination. An officer is not eligible for benefits under the policy if the officer's employment is terminated as a result of documented unacceptable job performance where at least two corrective action notices have been issued to the officer in the twelve months preceding the termination of employment. We believe this severance policy is similar to policies of many of the other companies with which we compete for management talent, and is therefore a valuable recruiting tool that also helps us to retain management.

        We recognize that our severance provisions and change in control provisions can at times overlap. Therefore all agreements or policies providing for such payments require that payments under one type of provision be appropriately adjusted downward if payments are made under a similar provision of another agreement or policy.

Recapture Policy

        On July 26, 2007, the committee approved a policy that provides that the board shall take such action as it deems necessary against any officer with a title of executive vice president or higher whose misconduct contributes to a financial restatement. The board may (a) require reimbursement of any bonus or incentive compensation awarded to such officer after July 26, 2007, (b) cancel any stock awards granted to such officer after July 26, 2007, and/or (c) require the repayment of stock proceeds.

Tax Impact and Financial Implications

        Under Section 162(m), certain items of compensation paid to the chief executive officer and to each of the named executive officers, other than Mr. Besanko, our chief financial officer and chief administrative officer ("Covered Employees"), in excess of $1,000,000 annually are not deductible for federal income tax purposes unless the compensation is awarded under a performance-based plan approved by the stockholders. The committee believes that it is in our best interest to preserve maximum tax deductibility for compensation paid to the Covered Employees under Section 162(m), although to maintain flexibility in compensating named executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible. The compensation plans reflect the committee's intent and general practice to pay compensation that we can deduct for federal income tax purposes. Executive compensation decisions, however, are multifaceted. The committee reserves the right to pay amounts that are not tax deductible to meet the design goals of our executive compensation program. In 2009,

Mr. Duncan's salary and perquisites were his only items of compensation that were not performance based. His compensation exceeded, by approximately $68,000, the $1,000,000 non-performance based compensation threshold for 2009. In order to preserve deductibility, Mr. Duncan was required to defer receipt of 3,000 of his RSUs that vested. See the "Stock Vested Table for Fiscal Year Ended December 26, 2009" on page 68.

        The committee also considers other financial implications when developing and implementing the company's compensation program, including tax and accounting effects, the impact on our financial statements and tax returns, cash flow impact, potential share dilution and the risk arising from fluctuations in the value of the compensation.

Recommendation

        As set forth in the "Executive Compensation Committee Report" on page 39, the committee has reviewed this Compensation Discussion and Analysis and recommended its inclusion in this proxy statement.

Summary Compensation Table

        The following tables present compensation information for Mr. Duncan, our chief executive officer, Mr. Besanko, our chief financial officer and chief administrative officer, Mr. Martin, Ms. O'Connor and Mr. Vero, our three next most highly compensated executive officers serving on December 26, 2009.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (1) (d)	Stock Awards ($) (2) (e)	Option Awards ($) (3) (f)	Non-Equity Incentive Plan Compensation ($) (4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5) (h)	All Other Compensation ($) (6) (i)	Total ($) (j)

Sam K. Duncan Chairman of the Board and Chief Executive Officer	2009	$1,030,000		—	$576,000	$928,127	$1,533,670	$981,518	$161,871	$5,211,186
	2008	$1,022,615		—	$2,999,947	—	—	$89,770	$79,868	$4,192,200
	2007	$975,000		—	$3,150,016	—	$473,000	$315,739	$114,853	$5,028,608
Bruce Besanko Executive Vice President, Chief Financial Officer, and Chief Administrative Officer	2009	$480,192	(7)	$150,000	$224,500	$540,000	$406,213	—	$62,498	$1,863,403
Sam Martin Executive Vice President and Chief Operating Officer	2009	$640,000		—	$176,160	$283,514	$667,072	—	—	$1,766,746
	2008	$635,077		$224,000	$930,216	—	—	—	$23,993	$1,813,286
	2007	$181,231		$124,000	$1,496,989	$278,250	—	—	$64,667	$2,145,137
Deborah A. O'Connor Senior Vice President and Chief Accounting Officer	2009	$300,000		—	$38,400	$65,750	$201,015	—	—	$605,165
	2008	$137,308		$100,000	$239,951	—	—	—	—	$477,259
Ryan T. Vero Executive Vice President and Chief Merchandising Officer	2009	$533,540		—	$124,800	$195,935	$436,943	—	$14,668	$1,305,886
	2008	$529,715		$146,723	$647,354	—	—	—	$51,032	$1,374,824
	2007	$513,500		—	$874,886	—	$134,758	—	$90,547	$1,613,691

(1)
Includes a sign on bonus of $150,000 paid to Mr. Besanko in 2009; discretionary awards for 2008 service periods paid in 2009 of $224,000 to Mr. Martin, $38,434 to Ms. O'Connor and $146,723 to Mr. Vero; and guaranteed annual incentive bonuses of $61,566 paid to Ms. O'Connor in 2008 and $124,000 paid to Mr. Martin in 2007.

(2)
The amounts in this column represent the aggregate grant date fair value of the long-term incentive RSU grants made to the officers. See Note 13 "Shareholders' Equity—Share-Based Payments" of the Notes to Consolidated Financial Statements in the company's Annual Report on Form 10-K for the year ended December 26, 2009, for a discussion of the assumptions used by the company to calculate aggregate grant date fair value. The maximum potential aggregate value for any participant, including the named executive officers, was 150% of the target award. Assuming that maximum aggregate value is received, the value of Mr. Duncan's grant would be $864,000, Mr. Besanko's would be $336,750, Mr. Martin's would be $264,240, Ms. O'Connor's would be $57,600 and Mr. Vero's would be $187,200.

(3)
The amounts in this column represent the aggregate grant date fair value of the long-term incentive options granted to the officers, computed using the Black Scholes pricing model. For the options granted in 2009, this model generated a Black Scholes value of $2.63 for each share underlying an option granted to Messrs. Duncan, Martin and Vero and Ms. O'Connor; and a value of $2.70 for each share underlying an option granted to Mr. Besanko. For the option granted in 2007 to Mr. Martin, the model generated a Black Scholes value of $7.95 for each underlying share. See Note 13 "Shareholders' Equity—Share-Based Payments" of the Notes to Consolidated Financial Statements in the company's Annual Report on Form 10-K for the year ended December 26, 2009, for a discussion of the assumptions used by the company to calculate aggregate grant date fair value.

(4)
Annual incentive bonus payments for each of the named executive officers earned based on company performance in the fiscal year indicated. See "Compensation Discussion and Analysis—Annual Incentive Compensation (Bonus)" as discussed on page 46.

(5)
The amounts shown for Mr. Duncan represent the change in his pension value in the fiscal year indicated due to an additional year of service credit and significant decreases in lump sum discount rates from 2008 to 2009.

(6)
Includes the following items:

	Year	Payments Made in Accordance with Relocation Agreements (a)	Personal Use of Company Aircraft (b)	Reimbursements under Our Financial Counseling Program (c)	Policy Premiums Paid Pursuant to Our Executive Life Insurance Program (d)	Company Matching Contributions Made Under Our Qualified Savings Plan and Nonqualified Deferred Compensation Plan (e)	Other/ Severance (f)	Total

Sam K. Duncan	2009	—	$146,490	—	$6,716	$990	$7,675	$161,871
	2008	—	$45,840	$5,000	$18,690	$1,150	$9,188	$79,868
	2007	—	$90,920	$5,000	$17,808	$1,125	—	$114,853
Bruce Besanko	2009	$44,377	$10,150	—	$1,400	—	$6,571	$62,498
Sam Martin (g)	2009	—	—	—	—	—	—	—
	2008	$5,801	—	$8,923	$9,269	—	—	$23,993
	2007	$64,667	—	—	—	—	—	$64,667
Deborah A. O'Connor (g)	2009	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—
Ryan T. Vero	2009	$9,332	—	—	$1,661	$3,675	—	$14,668
	2008	$24,801	—	$10,000	$5,542	$4,679	$6,010	$51,032
	2007	$83,922	—	—	$5,500	$1,125	—	$90,547

(a)
Under relocation agreements entered into in the year in which an executive relocates (2006 for Messrs. Duncan and Vero, 2007 for Mr. Martin and 2009 for Mr. Besanko), payments may include a relocation allowance, costs of travel, the cost of transportation of household goods and temporary living expenses. An executive then subsequently receives payments to offset the tax costs of that portion of the relocation payment that is not tax deductible to the executive (in 2007, $13,001 to Mr. Martin and $4,178 to Mr. Vero; in 2008, $5,801 to Mr. Martin and in 2009, $9,866 to Mr. Besanko). In addition, Mr. Vero receives an annual payment to offset a portion of the increased mortgage interest he pays as a result of his relocation ($35,147 in 2007, $24,801 in 2008 and $9,332 in 2009).

(b)
The payments shown for personal use of company aircraft are calculated based on an hourly rate of $2,659. The hourly rate represents the incremental cost to us of aircraft use calculated based on the average cost of fuel and aircraft maintenance and trip related landing fees, hangar and parking costs and other immaterial variable costs. Incremental cost excludes fixed costs which do not change based on usage of the plane, including pilot salaries.

(c)
Officers of the company with the title of senior vice president or higher were eligible to participate in our Financial Counseling Program prior to 2009. The program was suspended in early 2009 and no payments were made under the program in 2009. Under the program, we reimbursed participating officers for investment planning, tax preparation, tax planning and compliance and estate planning. This program has been reinstituted in 2010 and under the reinstated program, benefits will not be grossed-up for tax purposes. In 2007, for Mr. Duncan, the $5,000 reimbursement includes a $3,050 reimbursement for financial counseling and a $1,950 payment to offset the tax cost of the reimbursement. In 2008, for Mr. Duncan, the $5,000 reimbursement includes a $3,050 reimbursement for financial counseling and a $1,950 payment to offset the tax cost of the reimbursement; for Mr. Martin, the $8,923 reimbursement includes a $5,443 reimbursement for financial counseling and a $3,480 payment to offset the tax cost of the reimbursement; and for Mr. Vero, the $10,000 reimbursement includes a $6,100 reimbursement for financial counseling and a $3,900 payment to offset the tax cost of the reimbursement.

(d)
Officers with the title of senior vice president or higher are eligible to participate in our Executive Life Insurance Program. The amounts in this column are the policy premiums paid by the company.

(e)
For a description of our nonqualified ESDP, see page 69. Under our qualified Savings Plan and our nonqualified ESDP, we matched amounts contributed in 2007 and 2008 at a rate of 50% of the amount contributed up to a maximum annual aggregate limit ($6,750 under the Internal Revenue Code applicable in 2007 and $6,900 in

  2008). A participant could only receive matching payments on contributions up to 6% of the participant's combined annual salary and bonus. In March 2009, the match was suspended. All of our named executive officers are limited by provisions of the Internal Revenue Code in the amount they can contribute to our qualified Savings Plan.

(f)
The amounts in this column are reimbursements to Messrs. Duncan and Besanko (in 2009) and Messrs. Duncan and Vero (in 2008) for the costs of an annual physical examination. Reimbursements are treated as taxable income to the officer and were grossed up for applicable taxes in 2008 and 2009. The committee voted to cease grossing up the benefits in February 2010.

(g)
The value of aggregate perquisites and personal benefits were less than $10,000 for Mr. Martin in 2009 and Ms. O'Connor in 2008 and 2009.
(7)
The amount shown in the table represents a pro rata portion of Mr. Besanko's salary reflecting his employment commencement date of February 16, 2009. Mr. Besanko's annual salary was $550,000 until October 2009, when it was increased to $575,000.

  Salary and Bonus Compared to Total Compensation

        The ratio of salary and bonus to total compensation in 2009 is set forth below for each named executive officer:

  •
  Mr. Duncan, 20%

  •
  Mr. Besanko, 34%

  •
  Mr. Martin, 36%

  •
  Ms. O'Connor, 50%

  •
  Mr. Vero, 41%

        For a discussion of salary and bonus in proportion to total compensation, see also "Compensation Discussion and Analysis—Relationships Among the Different Components of Compensation."

Award Tables

        The following three tables set forth information regarding awards granted by OfficeMax to the named executive officers during the last fiscal year and the status of existing awards. The "Grants of Plan-Based Awards" immediately following provides additional information about the plan-based compensation disclosed in the "Summary Compensation Table" on page 61.

Grants of Plan-Based Awards

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR ENDED DECEMBER 26, 2009

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (4) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Equity Incentive Plan Awards ($) (5) (l)
Name (a)	Grant Date (b)	Date of ECC Action (1) (b)	Threshold ($) (2) (c)	Target ($) (2) (d)	Maximum ($) (2) (e)	Threshold (#) (3) (f)	Target (#) (3) (g)	Maximum (#) (3) (h)

Sam Duncan	2/12/09	2/12/09	$133,900	$1,030,000	$2,317,500	—	—	—	—	—	—
	2/12/09	2/12/09	—	—	—	60,000	120,000	180,000	—	—	$576,000
	2/12/09	2/12/09	—	—	—	—	—	—	352,900	$4.80	$928,127
Bruce Besanko	2/16/09	2/12/09	$35,465	$272,809	$613,820	—	—	—	—	—	—
	2/16/09	2/12/09	—	—	—	25,000	50,000	75,000	—	—	$224,500
	2/16/09	2/12/09	—	—	—	—	—	—	200,000	$4.49	$540,000
Sam Martin	2/12/09	2/12/09	$58,240	$448,000	$1,008,000	—	—	—	—	—	—
	2/12/09	2/12/09	—	—	—	18,350	36,700	55,050	—	—	$176,160
	2/12/09	2/12/09	—	—	—	—	—	—	107,800	$4.80	$283,514
Deborah O'Connor	2/12/09	2/12/09	$17,550	$135,000	$303,750	—	—	—	—	—	—
	2/12/09	2/12/09	—	—	—	4,000	8,000	12,000	—	—	$38,400
	2/12/09	2/12/09	—	—	—	—	—	—	25,000	$4.80	$65,750
Ryan Vero	2/12/09	2/12/09	$38,148	$293,447	$660,256	—	—	—	—	—	—
	2/12/09	2/12/09	—	—	—	13,000	26,000	39,000	—	—	$124,800
	2/12/09	2/12/09	—	—	—	—	—	—	74,500	$4.80	$195,935

(1)
Grant date and the date on which the committee acted are different for Mr. Besanko because he did not commence employment with the company until February 16, 2009. Equity grants may not be made under the OMIPP to a non-employee.

(2)
Consists of annual incentive bonus opportunities for each of the named executive officers awarded in 2009. See "Compensation Discussion and Analysis—Annual Incentive Compensation (Bonus)" beginning on page 46. Actual bonus payments for the fiscal year reported are listed in column (g) of the "Summary Compensation Table" on page 61.

(3)
Reflects long-term incentive awards in the form of performance-based RSUs granted to Messrs. Duncan, Martin and Vero and Ms. O'Connor on February 12, 2009 and to Mr. Besanko on February 16, 2009 in accordance with the OMIPP as discussed in "Compensation Discussion and Analysis—Long-Term Incentive Compensation (Equity Awards)" beginning on page 49. These awards are also included in column (i) of the "Outstanding Equity Awards at Fiscal Year-End" table on page 65 and the aggregate grant date fair value is disclosed in column (e) of the "Summary Compensation Table" on page 61. The closing stock price on the date the committee approved the 2009 long-term incentive program (February 12, 2009) of $4.80 was used to determine the number of RSUs awarded to Messrs. Duncan, Martin and Vero and Ms. O'Connor. The closing price of company common stock on February 13, 2009, the last business day prior to February 16, 2009, Mr. Besanko's effective date of employment and the grant date for Mr. Besanko's award, of $4.49 was used to determine the number of RSUs awarded.

(4)
Reflects stock options granted to Messrs. Duncan, Martin and Vero and Ms. O'Connor on February 12, 2009 and to Mr. Besanko on February 16, 2009 in accordance with the OMIPP as discussed in "Compensation Discussion and Analysis—Long-Term Incentive Compensation (Equity Awards)" beginning on page 49. These awards are also listed in column (c) of the "Outstanding Equity Awards at Fiscal Year-End" table on page 65 and the aggregate grant date fair value is disclosed in column (f) of the "Summary Compensation Table" on page 61. The closing stock price on the date the committee approved the 2009 long-term incentive program (February 12, 2009) of $4.80 was used to determine the number of options awarded to Messrs. Duncan, Martin and Vero and Ms. O'Connor. The closing stock price on February 13, 2009 ($4.49) was used to determine the number of options awarded to Mr. Besanko, which was the last business day prior to the effective date of his employment.

(5)
Grant date fair value of long-term incentive awards described in notes 2 and 3 to this table. See Note 13 "Shareholders' Equity—Share-Based Payments" to Notes to Consolidated Financial Statements in the company's Annual Report on Form 10-K for the year ended December 26, 2009 for a discussion of the assumptions used by the company to calculate the grant date fair value of share-based employee compensation.

  Long-Term Incentive Awards

        The terms of these grants are described in detail in "Compensation Discussion and Analysis—Long-Term Incentive Compensation (Equity Awards)" beginning on page 49.

        The following table sets forth outstanding options, unvested stock awards and outstanding equity incentive plan awards for each of our named executive officers at December 26, 2009.

Outstanding Equity Awards

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
FOR FISCAL YEAR ENDED DECEMBER 26, 2009

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)

(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Sam K. Duncan	70,000	—	$32.66	4/18/2015	—	—	—	—
	144,000	36,000	$32.66	4/18/2015	—	—	—	—
	—	352,900	$4.80	2/12/2016	—	—	—	—
	—	—	—	—	3,000	$40,680	246,420	$3,341,455
Bruce Besanko	—	200,000	$4.49	2/16/2016	—	—	—	—
	—	—	—	—	—	—	50,000	$678,000
Sam Martin	23,333	11,667	$31.39	9/17/2017	—	—	—	—
	—	107,800	$4.80	2/12/2016	—	—	—	—
	—	—	—	—	3,716	$50,389	75,900	$1,029,204
Deborah O'Connor	—	25,000	$4.80	2/12/2016	—	—	—	—
	—	—	—	—	—	—	29,310	$397,444
Ryan T. Vero	—	74,500	$4.80	2/12/2016	—	—	—	—
	—	—	—	—	—	—	53,280	$722,477

(1)
Includes options granted to Messrs. Duncan, Martin and Vero and Ms. O'Connor on February 12, 2009 and options granted to Mr. Besanko on February 16, 2009. In addition, it includes options granted to Mr. Duncan on April 18, 2005 pursuant to his employment agreement as described beginning on page 66 and to Mr. Martin on September 17, 2007 pursuant to his offer letter described beginning on page 67. The options awarded in 2009 are also listed in column (j) of the "Grants of Plan-Based Awards" table on page 64 and the grant date fair value for these awards is disclosed in column (f) of the "Summary Compensation Table" on page 61.

        The remaining unvested options will vest as follows:

Name	Year of Original Option Grant	Total Unvested Options as of December 26, 2009	Portion of Option To Be Vested	Date	Portion of Option To Be Vested	Date	Portion of Option To Be Vested	Date

Duncan	2005	36,000	36,000	4/18/10
	2009	352,900	117,633	2/12/10	117,633	2/12/11	117,634	2/12/12	*
Besanko	2009	200,000	66,666	2/16/10	66,667	2/16/11	66,667	2/16/12
Martin	2007	11,667	11,667	9/17/10
	2009	107,800	35,933	2/12/10	35,933	2/12/11	35,934	2/12/12
O'Connor	2009	25,000	8,333	2/12/10	8,333	2/12/11	8,334	2/12/12
Vero	2009	74,500	24,833	2/12/10	24,833	2/12/11	24,834	2/12/12

*
The normal vesting schedule for Mr. Duncan's options is expected to be affected by the terms of his Transition and Retirement Agreement. For additional information, see "Estimated Termination Benefits—Mr. Duncan".
(2)
Includes RSUs granted to Mr. Duncan on April 18, 2005 pursuant to his employment agreement as described beginning on page 66 and to Mr. Martin on September 17, 2007 pursuant to his offer letter described beginning on page 67. Mr. Duncan's remaining unvested award of 3,000 RSUs will vest on April 18, 2010. Mr. Martin's unvested award of 3,716 RSUs will vest on September 17, 2010.

(3)
Based on the closing price of our common stock on the NYSE at December 24, 2009 of $13.56 per share, the last trading day prior to December 26, 2009.

(4)
Includes performance-based RSUs awarded on February 19, 2008 and February 12, 2009 to Messrs. Duncan, Martin and Vero; time-based RSUs awarded on February 19, 2008 to Messrs. Duncan, Martin and Vero; time-based RSUs awarded on July 15, 2008 and performance-based RSUs awarded on February 12, 2009 to Ms. O'Connor and performance-based RSUs awarded on February 16, 2009 to Mr. Besanko. The 2008 performance-based awards would have vested on February 19, 2010 and February 19, 2011 if certain performance measures were met for each of the fiscal years 2008 and 2009. As the performance measures for the 2008 award were not met the awards were forfeited. All of the 2008 time-based awards will vest on February 20, 2011, provided that the vesting of Mr. Duncan's time-based RSUs may be affected by the terms of his Transition and Retirement Agreement. See "Estimated Termination Benefits—Mr. Duncan". The named executive officers are not entitled to any voting rights with respect to the RSUs and are not entitled to receive dividends on the RSUs. The outstanding 2009 awards are also listed in column (g) of the "Grants of Plan-Based Awards" table on page 64 and the grant date fair value for these awards is disclosed in column (e) of the "Summary Compensation Table" on page 61.

  Mr. Duncan's Outstanding Awards (Other Than LTI Plan Awards)

        Pursuant to his employment agreement, on April 18, 2005, Mr. Duncan was granted a ten-year nonqualified option which is now fully vested (the "Initial Option") to purchase 70,000 shares of the company's common stock. The Initial Option has an exercise price equal to $32.66 per share and is subject to the provisions of the OMIPP and the Initial Option Agreement. Mr. Duncan must exercise the Initial Option on or before the earliest of:

  •
  April 18, 2015;

  •
  one year after termination of employment as a result of retirement, death, or Disability, provided that Mr. Duncan has not, as of the date of the exercise of the Initial Option, commenced employment with any competitor (as defined in the Initial Option Agreement);

  •
  one year after termination of employment as a result of any of the proration events described in the Initial Option Agreement, provided that Mr. Duncan has not, as of the date of the exercise of the Initial Option, commenced employment with any competitor (as defined in the Initial Option Agreement); or

  •
  one year after termination of Mr. Duncan's employment for any other reason. The Initial Option shall be cancelled immediately if Mr. Duncan is terminated for disciplinary reasons, as defined in the company's executive officer severance policy.

        Pursuant to his employment agreement, on April 18, 2005, Mr. Duncan was also granted an additional 10-year nonqualified option (the "Other Option") to purchase 180,000 shares of the company's common stock. The Other Option has a per share exercise price equal to $32.66 per share. The Other Option has vested with respect to 144,000 shares of stock. On the next anniversary of the grant date, the Other Option will vest with respect to the remaining 36,000 shares. In all other respects, the terms of the Other Option are the same as the terms of the Initial Option described above. The Other Option is governed by the provisions of the OMIPP and the Other Option Agreement.

        Pursuant to his employment agreement, on April 18, 2005, Mr. Duncan was granted 35,000 RSUs ("Initial Restricted Stock Units"), all of which have vested, and an additional 15,000 RSUs under the OMIPP (the "Other Restricted Stock Units"), of which 12,000 have vested. On the next anniversary of the grant date, the remaining 3,000 Other Restricted Stock Units will vest. In all other respects, the terms of the Other Restricted Stock Units are the same as the terms of the Initial Restricted Stock Units described above. The Other Restricted Stock Units are subject to the provisions of the OMIPP and the Other Restricted Stock Unit Award Agreement.

        For additional information, see "Estimated Termination Benefits—Mr. Duncan" and see the Estimated Current Value of Change in Control Benefits Table on page 72.

  Mr. Martin's Outstanding Awards (Other Than LTI Plan Awards)

        On September 17, 2007, Mr. Martin received a stock option to purchase 35,000 shares of company common stock at a price of $31.39 per share (the closing price of the company's common stock on September 17, 2007). This grant is subject to the terms of a Nonstatutory Stock Option Award Agreement (the "Stock Option Agreement") dated September 17, 2007 between the company and Mr. Martin. The option is currently exercisable with respect to 23,333 shares. On September 17, 2010, the option will become exercisable with respect to the remaining 11,667 of the shares subject to the Stock Option Agreement. The award is also subject to the terms of the OMIPP. If Mr. Martin terminates employment for any reason prior to the third anniversary of the award date, the portion of the stock option which has not vested will be forfeited. The stock option must be exercised on or before the earliest of:

  •
  the tenth anniversary of the award date;

  •
  one year after Mr. Martin retires (after attaining age 55 and completing 10 years of service with the company), dies, or becomes totally and permanently disabled, provided that Mr. Martin has not, as of the date of the exercise of the stock option, commenced employment with any competitor of the company (as defined in the Stock Option Agreement); and

  •
  three months after Mr. Martin terminates employment for any other reason.

        The option will be cancelled immediately if Mr. Martin is terminated for disciplinary reasons as defined in the Stock Option Agreement. In the event of a change in control, as defined in the Stock Option Agreement, the vesting of the option may accelerate under certain circumstances described in the Stock Option Agreement.

        On September 17, 2007, Mr. Martin also received an award of 11,150 RSUs. The remaining 3,716 unvested RSUs will vest and be paid on September 17, 2010, subject to possible deferral in the circumstances described in the RSU Award Agreement. The award is also subject to the terms of the OMIPP. If Mr. Martin terminates employment for any reason prior to the third anniversary of the grant date, the RSUs which have not vested will be forfeited. In the event of a change in control, as defined in the RSU Award Agreement, the vesting of the RSUs may accelerate under certain circumstances described in the RSU Award Agreement. The RSUs may not be sold, assigned or encumbered prior to vesting, without the consent of the company. Mr. Martin will not receive dividends or have voting rights with respect to the RSUs.

Vested Stock

        The following table describes the number of shares of stock acquired and the dollar amounts realized by named executive officers during the most recent fiscal year on the vesting of RSUs:

STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 26, 2009

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

(a)	(d) (1)	(e) (2)

Sam K. Duncan	83,648	$464,876
Bruce Besanko	—	—
Sam Martin	3,717	$48,990
Deborah O'Connor	—	—
Ryan T. Vero	23,048	$127,916

(1)
For Mr. Duncan, the number in this column includes 80,648 RSUs that vested on February 8, 2009 from his 2006 long-term incentive plan grant and 3,000 RSUs that vested on April 18, 2009 from the RSUs granted to him at the time he commenced employment with the company. To preserve our tax deduction under Section 162(m) of the Internal Revenue Code, described above in the "Compensation Discussion and Analysis—Tax Impact and Financial Implications" on page 59, Mr. Duncan was required to defer receipt of 3,000 of the shares of stock that vested. Under the terms of his award agreement, Mr. Duncan will not receive the deferred shares of stock until six months and one day after his termination of employment with the company. Dividends, if any are declared and paid, accrue on the deferred shares and will be paid out in cash at the time of release of the shares. For Mr. Martin, the number in this column includes 3,717 RSUs that vested on September 17, 2009 from the RSUs granted to him at the time he commenced employment with the company. For Mr. Vero, the number in this column includes 23,048 RSUs that vested on February 8, 2009 from his 2006 long-term incentive plan grant.

(2)
We have estimated the value realized by multiplying the number of shares of stock received by the closing price per share on the applicable vesting date: $5.55 on 2/8/09, $5.76 on 4/18/09 and $13.18 on 9/17/09.

Other Compensation and Benefit Plans

        OfficeMax has established retirement and savings programs, health and welfare programs and other executive benefit programs as part of providing a competitive compensation program. These programs are summarized below.

Deferred Compensation

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Sam K. Duncan	—	—	—	—	—
Bruce Besanko	—	—	—	—	—
Sam Martin	$4,923	$2,462	$3,067	—	$12,910
Deborah A. O'Connor	—	—	$763	—	$3,735
Ryan T. Vero	—	—	$7,939	—	$24,423

(1)
The executive contributions are included in the base salaries shown in the "Summary Compensation Table" on page 61 for the named executive officers who participated in the plan in 2009.

  Executive Savings Deferral Plan

        On December 9, 2004, the Executive Compensation Committee of our board of directors adopted the Executive Savings Deferral Plan ("ESDP"). Our named executive officers are eligible to participate in the plan. Participants may defer a percentage of their salary and short-term incentive award. The deferral election must be made prior to the commencement of the deferral period and pursuant to Section 409A of the Internal Revenue Code. The percentage may not exceed 50% of the participant's salary and 90% of the participant's short-term incentive award, subject to the limitations described in the ESDP. In 2008, we made a matching credit to the participant's account in an amount equal to 50% of the compensation deferred by the participant (up to 6% of the participant's compensation and subject to other limitations). This matching contribution was suspended in March 2009. A participant will not be vested in his or her matching contributions until such participant has completed three years of service with us. Each participant must allocate amounts credited to his or her account among various investment funds, which include a company stock fund. Amounts deferred will be distributed, as more specifically described in the ESDP, at the time elected by the participant. The ESDP provides for payment in cash in a lump sum or in monthly installments, subject to minimum plan balance limits, as elected by the participant. Our competitors have similar plans in place. All of our named executive officers are eligible to participate in the ESDP and Mr. Martin elected to participate in 2009.

  Deferred Compensation and Benefits Trust

        We have established an unfunded, deferred compensation and benefits trust that is intended to ensure that any successor company honors deferred compensation obligations following a change in control. The trust will not increase the benefits to which any individual participant is entitled under the covered plans and agreements, which include the deferred compensation plan described above. If a potential change in control or an actual change in control of the company (as defined in the plan and the agreements) occurs, the trust will be funded at the discretion of our Executive Compensation Committee. If the trust is, in fact, funded, it will pay benefits to participants and beneficiaries under our nonqualified and unfunded deferred compensation plans and the executive officer agreements in accordance with the plans and agreements. The trustee will receive fees and expenses either from us or from the trust assets. If we become bankrupt or insolvent, the trust assets will be accessible to the claims of the company's creditors.

Pension Benefits

        The following table reflects the pension benefits of Mr. Duncan:

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (2) (d)

Sam K. Duncan (1)	Supplemental pension benefit in Mr. Duncan's employment agreement	5	$2,160,863

(1)
Mr. Duncan is eligible to receive a supplemental pension benefit pursuant to the terms of his employment agreement. None of the other named executive officers are eligible to receive pension benefits.

(2)
For Mr. Duncan, these figures assume he would retire at age 58. This value represents five years of accrued benefits.

        Pursuant to the terms of Mr. Duncan's employment agreement, on April 18, 2010, Mr. Duncan (if employed by us on that date) will vest in a supplemental pension benefit (the "Supplemental Pension Benefit") in an annual amount equal to the product of (A) two percent (2%) of the sum of (1) the average amount of annual base salary earned by Mr. Duncan with respect to the five most recently completed years of Mr. Duncan's employment with us plus (2) the average amount of the annual cash bonuses earned by Mr. Duncan for the company's five completed fiscal years immediately preceding the termination of Mr. Duncan's employment and (B) the number of completed full years of Mr. Duncan's employment with us (provided that Mr. Duncan will be deemed to have completed a full calendar year of employment with us for 2005). The amount of the pension benefit will be paid in a lump sum six months following termination of Mr. Duncan's employment. The amount of Mr. Duncan's Supplemental Pension Benefit will be offset by any amounts payable to Mr. Duncan under any of our qualified or nonqualified pension plans and by the amount of Mr. Duncan's benefit from Social Security. See Note 12 "Retirement and Benefit Plans—Pensions and Other Postretirement Benefits" to the Notes to Consolidated Financial Statements in the company's Annual Report on Form 10-K for the year ended December 26, 2009 for a discussion of the assumptions used by the company to calculate pension values.

Change in Control Agreements

        Except with respect to Mr. Duncan, all of our employees, including our named executive officers, are employed at the will of the company. All of our named executive officers, however, have change in control agreements that formalize their severance benefits if the officer is terminated under the circumstances discussed below after a change in control of the company (as defined in the agreement). The agreements provide severance benefits and protect other benefits that the officers have already earned or reasonably expect to receive under our employee benefit plans. See "Compensation Discussion and Analysis—Change in Control Agreements" on page 58 for additional information regarding the change in control agreements.

        Under the change in control agreement, an officer will receive the benefits provided under the agreement if, after the change in control, the officer's employment is terminated unless such termination is as a result of the officer's death, by the company for cause or disability (as defined in the agreement) or by the officer for other than good reason.

        Under the agreements, a "change in control" would include any of the following events:

  •
  any "person", as defined in the Securities Exchange Act of 1934, as amended, acquiring 25% or more of our outstanding common stock or combined voting power of our outstanding securities, unless that person acquires all such securities directly from the company;

  •
  during a two-year period, a majority of our directors being replaced under certain circumstances;

  •
  a merger or consolidation of the company with any other corporation (other than a merger or consolidation where a majority of the company's directors continue as directors of the combined entity and the outstanding voting securities of the company immediately prior to such an event continue to represent more than 50% of the combined voting power after such event, or a merger or consolidation implementing a recapitalization approved by the board where no person acquires 25% or more of the company's voting securities); and

  •
  approval by our stockholders to liquidate or dissolve the company or to sell all or substantially all of the company's assets in certain circumstances.

        These agreements help ensure that we will have the benefit of these officers' services without distraction in the face of a potential change in control. The board of directors believes that the agreements are in the best interests of our stockholders and the company. See "Compensation Discussion and Analysis—Change in Control Agreements" on page 58.

        The principal benefits under the agreements include:

  •
  the officer's salary through the termination date;

  •
  severance pay equal to a multiple of the officer's annual base salary plus target incentive pay (one time for senior vice presidents, two times for executive vice presidents and three times for the chief executive officer). Target incentive pay will be the average annual incentive earned during the three years preceding termination, unless the officer has not earned three annual bonuses, in which case it will be the target annual incentive in the year in which termination occurs. This severance payment will be in lieu of any severance pay to which the officer would be entitled under the severance policy for executive officers; and

  •
  pay for accrued but unused time off.

        The agreements provide four additional benefits. First, we will maintain for up to one year (eighteen months for the chief executive officer) all life (other than executive life), disability, accident and healthcare insurance programs and financial counseling services in which the officer was participating immediately prior to the change in control at substantially the same cost to the officer, or we will substitute similar arrangements at substantially the same cost to the officer, or we will pay the officer a sum equal to 150% of twelve times (or eighteen times for the chief executive officer) the monthly group premium, less the employee contribution amount, for such plans and programs. Second, if the officer is eligible to participate in our Executive Life Insurance Program, we will pay premiums for the plan for one year (two years for the chief executive officer) following termination. Third, if there is a dispute regarding the agreement, we will pay reasonable legal fees and expenses that the officer incurs to enforce his or her rights or benefits under the agreement. Fourth, we will increase the officer's total payments under the agreement to cover any excise taxes imposed by the Internal Revenue Service as a result of such payments, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to the officer will be reduced to the amount that can be provided without triggering excise taxes. In 2010, the committee determined that all future change in control agreements will no longer include the provisions increasing the officer's total payments for excise taxes.

        Each agreement is effective for two years. On January 1 of each year, the agreement will automatically extend so as to terminate on the 2nd anniversary of such date, unless we notify the officers by September 30 of the preceding year that we do not wish to extend the agreements.

        For one year after termination of employment, each change in control agreement prohibits the recipient from directly or indirectly soliciting or inducing any managerial level employee of the company to leave employment in order to accept employment with any other entity. Following termination of employment, each change in control agreement requires its recipient to refrain from making any public statements that disparage the company, its employees, products or services. For a period of 12 months after termination of employment with the company, each change in control agreement states that its recipient will not, directly as an employee or indirectly as a consultant or contractor, be employed in the same or similar capacity as he was employed by the company immediately prior to his termination of employment, by a seller or distributor of office supplies, office furniture, computer consumables or related office products or services in North America. If a recipient of severance and other payments pursuant to the company's change in control agreements were to breach these negative covenants, the agreements provide the company with the right to seek equitable relief in a court of competent jurisdiction in connection with the enforcement of the covenants. Payment is not wholly or partially conditioned on adherence to the covenants. However, payment of the benefits provided in the change in control agreements is conditioned upon the recipient's execution and delivery to the company of a customary general release of claims.

Estimated Current Value of Change in Control Benefits

        The table below reflects the estimated amount of payments and other benefits (not including legal fees, if any) each named executive officer would receive under the change in control agreements, assuming that a change in control occurred on December 24, 2009 and based on our closing stock price as of that date of $13.56. The figures below assume that the officer was terminated and that options and RSUs were not continued or replaced. Actual payments made under the agreements at any future date would vary, depending in part upon what the executive has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. We recognize that our severance provisions and change in control provisions can at times overlap. Therefore all agreements or policies providing for such payments require that payments under one type of provision be appropriately adjusted downward if payments are made under a similar provision of another agreement or policy. Please note that on February 11, 2010,

Mr. Duncan entered into a Transition and Retirement Agreement with the company. You can read more about that agreement under "Estimated Termination Benefits—Mr. Duncan".

Name	Accrued But Unpaid Bonus (1)	Severance Amount (2)	Early Vesting of Stock Options (3)	Early Vesting of Restricted Stock (4)	Other (5)	Estimated Tax Gross Up (6)	Total

Sam K. Duncan	$1,533,670	$5,096,670	$3,091,404	$3,382,135	$37,176	$3,125,904	$16,266,959
Bruce Besanko	$406,213	$1,782,500	$1,814,000	$678,000	$18,216	$1,113,855	$5,812,784
Sam Martin	$667,072	$1,956,715	$944,328	$1,079,593	$19,500	$1,143,833	$5,811,041
Deborah O'Connor	$201,015	$435,000	$219,000	$397,444	$2,760	$209,922	$1,465,141
Ryan T. Vero	$436,943	$1,546,029	$652,620	$722,477	$18,372	—	$3,376,441

(1)
Amount of accrued and unpaid annual incentive bonus for 2009.

(2)
Assumes severance pay equal to a multiple of the sum of the officer's annual base salary plus the average annual incentive pay received by the officer over the preceding three years (or the annual incentive target for the most recent year served if the officer has been employed less than three years). The multiple will be three times for the chief executive officer, two times for presidents and executive vice presidents and one time for senior vice presidents. Severance is payable in a lump sum amount.

(3)
Options will become fully vested and exercisable immediately upon a change in control occurring prior to full vesting if they are not continued or replaced following such change in control or if the executive is terminated in a qualifying termination, as defined in the pertinent agreement. The value of the options shown is calculated using the difference between our closing stock price as of December 24, 2009 and the option exercise price.

(4)
RSUs in this amount become fully vested immediately upon a change in control if the awards are not continued or replaced following such change in control or if the executive is terminated in a qualifying termination, as defined in the pertinent agreement. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 24, 2009.

(5)
Includes the cost of (a) continuation of all life (other than the Executive Life Insurance Program), disability, accident and healthcare insurance plans, programs, or arrangements, at substantially the same cost to the executive following the date of termination, for a 18 month period for the chief executive officer or a 12 month period for other executives; and (b) continued payment of the company-paid premium under the Executive Life Insurance Program for an 24 month period for the chief executive officer or a 12 month period for other executives following the date of termination. In lieu of the payment described in (a), the company has the discretion to pay a lump sum payment equal to 150% of the cost of these benefits, calculated as described under "Change in Control Benefits".

(6)
Under the change in control agreements, we will increase the officer's total payments under the agreement to cover any excise taxes imposed by the Internal Revenue Service as a result of such payments, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to the officer will be reduced to the amount that can be provided without triggering excise taxes.

Estimated Termination Benefits

Mr. Duncan

  Transition and Retirement Agreement

        On February 11, 2010, Mr. Duncan announced that he will retire as the company's Chairman and chief executive officer in 2011. In connection with his retirement, Mr. Duncan entered into a Transition and Retirement Agreement with the company dated February 11, 2010 (the "Retirement Agreement"). The Retirement Agreement states that Mr. Duncan will resign from his positions as president and chief executive officer on a date designated by the board of directors, which will not be later than February 28, 2011 (the "Transition Date"). In the event that a new president and chief executive officer is hired prior to February 28, 2011, it is possible that Mr. Duncan will continue as a special advisor to the company until the transition is complete, at which time he will resign from the company (the "Separation Date"). Mr. Duncan also agrees to resign from the board at its request on or after the Transition Date. Until the Separation Date, Mr. Duncan will receive his 2009 base salary and will continue to participate in the company's employee benefit plans. Mr. Duncan will receive his 2009 short-term incentive program bonus and will be eligible to receive a cash bonus under the 2010 annual short-term incentive program (on a pro-rata basis if the Separation Date occurs prior to December 31, 2010) as described in the section immediately below. Mr. Duncan agrees that he will not be eligible for a 2011 short-term incentive program award or any additional long-term incentive awards. Mr. Duncan's outstanding options and RSUs will continue to vest in the ordinary course in accordance with their terms until the Separation Date. Upon the Separation Date, all unvested stock options will vest and become exercisable. Notwithstanding the terms of Mr. Duncan's 2009 option agreement, Mr. Duncan will be entitled to exercise each option granted in 2009 until February 12, 2016. Also upon the Separation Date, all unvested RSUs will vest as follows: RSUs subject only to time vesting will immediately vest, RSUs granted in 2009 with a vesting date of February 12, 2011 will vest based on the actual 2009 Adjusted EBIT attained by the company, and RSUs granted in 2009 with a vesting date of February 12, 2012 will vest at target (notwithstanding a greater or lesser level of performance achieved by the company). If Mr. Duncan were to voluntarily terminate his employment with the company prior to the Separation Date, other than upon death, he would not be entitled to the treatment of his stock options and RSUs that arise as a result of the Transition and Retirement Agreement.

  Prior to Execution of Transition and Retirement Agreement

        The following sections describes the provisions governing the amount due to Mr. Duncan upon termination prior to the execution of the Transition and Retirement Agreement (and as of December 24, 2009).

        On April 14, 2005, we entered into an employment agreement with Mr. Duncan to serve as our chief executive officer. The employment agreement provides that Mr. Duncan's employment commenced on April 18, 2005 (the "Effective Date") and would end on April 17, 2008 (the "Term"). On the last date of the Term, and on each anniversary thereof, the Term is automatically extended for an additional one-year period, unless either party provides the other party at least 90 days prior written notice of non-renewal. During the Term, Mr. Duncan will be based at the company's headquarters.

        During the Term, Mr. Duncan will receive an annual base salary, payable in accordance with the company's regular payroll practices for senior executives, subject to periodic review by the Executive Compensation Committee of the company's board of directors for possible increase. During the Term, Mr. Duncan will participate in the company's annual cash incentive compensation plans. Awards under these plans are described in "Compensation Discussion and Analysis—Annual Incentive Compensation (Bonus)" on page 46. For the company's 2009 fiscal year, Mr. Duncan received long-term compensation awards. See "Compensation Discussion and Analysis—Long-Term Incentive Compensation (Equity Awards)", page 49.

        If, during the Term, the company terminates Mr. Duncan's employment for any reason other than Cause (as defined in the employment agreement), death or disability, or Mr. Duncan terminates his employment for Good Reason (as defined in the employment agreement), subject to the terms of the employment agreement, we will pay to Mr. Duncan, not later than 30 days following the date of termination:

  •
  a lump sum in cash equal to two times the sum of Mr. Duncan's annual base salary immediately prior to the date of termination, plus the greater of (A) Mr. Duncan's annual target bonus for the fiscal year in which the date of termination occurs or (B) the annual target bonus described in the employment agreement; and

  •
  any portion of Mr. Duncan's annual base salary and previously earned but unpaid bonus through the date of termination that has not yet been paid.

        In addition, the company shall pay or provide to Mr. Duncan all compensation and benefits payable to Mr. Duncan under the terms of the company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the date of termination.

        If Mr. Duncan's employment is terminated by reason of Mr. Duncan's death or Disability during the Term, the company shall pay to Mr. Duncan, his designated beneficiary or his estate, within 30 days following the date of termination, a lump sum in cash equal to the sum of any portion of Mr. Duncan's annual base salary earned but unpaid through the date of termination and previously earned but unpaid bonus through the date of termination. In addition, the company shall pay or provide to Mr. Duncan all compensation and benefits payable to Mr. Duncan under the terms of the company's compensation and benefits plans, programs or arrangements as in effect immediately prior to the date of termination.

        If Mr. Duncan's employment is terminated by the company for Cause (as defined in the employment agreement) or Mr. Duncan voluntarily terminates employment other than for Good Reason (as defined in the employment agreement) during the Term, Mr. Duncan shall be entitled to a lump sum in cash within 30 days after the date of termination equal to any portion of Mr. Duncan's annual base salary and bonus earned but unpaid through the date of termination. In addition, the company shall pay or provide to Mr. Duncan all compensation and benefits payable to Mr. Duncan under the terms of the company's compensation and benefits plans, programs or arrangements as in effect immediately prior to the date of termination.

        Mr. Duncan and the company entered into a change in control agreement substantially similar to those available to other senior executives and the payments and benefits he would be entitled to under that agreement are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 72. The change in control agreement was amended effective January 1, 2009 to comply with Section 409A. If Mr. Duncan's employment is terminated under circumstances entitling him to severance benefits under the employment agreement and the Change in Control Agreement, the severance payments due under the employment agreement shall be offset by similar payments and benefits provided under the Change in Control Agreement.

        During the Term, Mr. Duncan will be entitled to participate in the company's retirement plans, its fringe benefit and perquisite programs and welfare benefit plans and programs on the same terms as other senior officers of the company.

        Mr. Duncan's employment agreement contains customary confidentiality, non-solicitation, nondisparagement and noncompetition provisions. Following termination of employment, Mr. Duncan's agreement requires him to refrain from using or disclosing any confidential information relating to the company. For one year after termination of employment, Mr. Duncan's agreement prohibits him from directly or indirectly soliciting or inducing any managerial level employee of the company to leave employment in order to accept employment with any other entity. Following termination of employment, Mr. Duncan's agreement requires him to refrain from making any public statements that disparage the company, its employees, products or services. For a period of 12 months after termination of employment with the company Mr. Duncan's agreement states that he will not, directly as an employee or indirectly as a consultant or contractor, be employed in the same or similar capacity as he was employed by the company immediately prior to his termination of employment, by another business entity or person deriving more than 10% of its gross revenues in North America from the sale or distribution of office supplies, office furniture, computer consumables or related office products or services.

  Estimated Current Value of Potential Payments to Mr. Duncan Upon Termination

        Mr. Duncan's Transition and Retirement Agreement, entered into in February 2010, describes the current compensation payable to him in the event of termination of his employment under certain circumstances.

        The table below reflects the estimated amount of payments and other benefits Mr. Duncan would have received upon his termination in each situation assuming that such event occurred on December 24, 2009 (prior to the execution of the Transition and Retirement Agreement), and based on our closing stock price as of that date of $13.56. The table below does not include any payments or benefits to which Mr. Duncan would be entitled upon a change in control of the company. Such amounts are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 72.

Benefits and Payments Upon Termination	Involuntary not for Cause termination, or termination for Good Reason		Death or Disability		For Cause or Voluntary termination other than for Good Reason

Accrued but Unpaid Bonus (1)	$1,533,670		$1,533,670		$1,533,670
Severance Amount	$4,124,572	(2)	—		—
Early Vesting of Stock Options	—	(3)	—	(3)	—
Early Vesting of Restricted Stock	$1,126,768	(4)	$1,126,768	(4)	—
Total	$6,785,010		$2,660,438		$1,533,670

(1)
Accrued but unpaid 2009 annual incentive program payment.

(2)
This amount would be paid in a lump sum in cash equal to two times the sum of Mr. Duncan's annual base salary prior to the date of termination plus the greater of (A) Mr. Duncan's annual target bonus for the fiscal year in which the date of termination occurs or (B) the annual target bonus described in the employment agreement and (C) the cost of health and welfare benefits for twelve months.

(3)
Although a pro-rata amount of Mr. Duncan's options would vest upon termination, the value of the options is zero because the difference between our closing stock price on December 24, 2009 and the option exercise price is negative.

(4)
Includes 2,800 RSUs subject to Mr. Duncan's 2005 awards and 80,295 RSUs arising from Mr. Duncan's 2008 and 2009 Long-Term Incentive awards, for a total of 83,095 units, which constitute a pro rata amount of his unvested RSUs, that would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 24, 2009.

Mr. Besanko

        We entered into an offer letter with Mr. Besanko, effective February 16, 2009, to serve as our chief financial officer.

        Effective February 16, 2009, we entered into a change in control agreement with Mr. Besanko that is substantially similar to change in control agreements available to the company's other senior executives and the payments and benefits he would be entitled to under that agreement are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 72.

        On March 2, 2009, we entered into a nondisclosure and noncompetition agreement with Mr. Besanko. This agreement requires Mr. Besanko to refrain from divulging confidential information of the company during the course of his employment, except when such disclosure is a necessary part of a merchandise sale negotiation with a customer, and after termination of employment.

Mr. Besanko may not be employed by or contract with a seller or distributor of office supplies, office furniture, computer consumables or related office products or services in North America in the same or similar capacity as he was employed by OfficeMax for a period of 12 months after termination of employment. During employment and for two years after termination, Mr. Besanko agrees not to solicit current or certain former customers, current or certain former employees or current or certain former suppliers of the company. The agreement also contains a standard non-disparagement clause.

  Estimated Current Value of Potential Payments to Mr. Besanko Upon Termination

        The company would be required to provide compensation to Mr. Besanko in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Besanko would receive upon his termination in each situation assuming that such event occurred on December 24, 2009, and based on our closing stock price as of that date of $13.56. Actual payments made at any future date would vary, depending in part upon what Mr. Besanko has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Besanko would be entitled upon a change in control of the company. Such amounts are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 72. If Mr. Besanko's employment is terminated under circumstances entitling him to severance benefits under the change in control agreement, the severance payments due under the severance policy for Executive Officers shall be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary not for Cause termination, or termination for Good Reason	Death or Disability	For Cause or Voluntary termination other than for Good Reason

Accrued But Unpaid Bonus (1)	$406,213	$406,213	—
Severance Amount (2)	$583,110	—	—
Early Vesting of Restricted Stock (3)	$235,415	$235,415	—
Total	$1,224,738	$641,628	—

(1)
Accrued but unpaid 2009 annual incentive program payment.

(2)
Twelve months of severance under the company's severance policy applicable to executive officers and the cost of health and welfare benefits for twelve months.

(3)
17,361 RSUs, which constitutes a pro rata amount of his unvested RSUs, would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 24, 2009.

Mr. Martin

        On September 12, 2007, we entered into an offer letter with Sam Martin, effective September 17, 2007, to serve as our chief operating officer.

        On September 17, 2007, we entered into a change in control agreement with Mr. Martin that is substantially similar to change in control agreements available to the company's other senior executives and the payments and benefits he would be entitled to under that agreement are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 72. The change in control agreement was amended effective January 1, 2009 to comply with Section 409A.

        Mr. Martin will be eligible to receive twelve months of severance under the company's severance policy applicable to executive officers, if he is terminated involuntarily, and not for disciplinary reasons. Mr. Martin is entitled to participate in the company's benefit plans and programs on the same terms as other senior officers of the company.

  Estimated Current Value of Potential Payments to Mr. Martin Upon Termination

        Pursuant to Mr. Martin's offer letter and other arrangements described above, the company would be required to provide compensation to him in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Martin would receive upon his termination in each situation assuming that such event occurred on December 24, 2009, and based on our closing stock price as of that date of $13.56. Actual payments made at any future date would vary, depending in part upon what Mr. Martin has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Martin would be entitled upon a change in control of the company. Such amounts are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 72. If Mr. Martin's employment is terminated under circumstances entitling him to severance benefits under his offer letter and the change in control agreement, the severance payments due under the employment agreement shall be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary not for Cause termination, or termination for Good Reason	Death or Disability	For Cause or Voluntary termination other than for Good Reason

Accrued But Unpaid Bonus (1)	$667,072	$667,072	—
Severance Amount (2)	$648,110	—	—
Early Vesting of Restricted Stock (3)	$339,420	$339,420	—
Total	$1,654,602	$1,006,492	—

(1)
Accrued but unpaid 2009 annual incentive program payment.

(2)
Twelve months of severance under the company's severance policy applicable to executive officers and the cost of health and welfare benefits for twelve months.

(3)
25,031 RSUs, which constitutes a pro rata amount of his unvested RSUs, would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 24, 2009.

Ms. O'Connor

        We entered into an offer letter with Deborah O'Connor, effective July 15, 2008, to serve as our chief accounting officer.

        On July 9, 2008, we entered into a change in control agreement with Ms. O'Connor that is substantially similar to change in control agreements available to the company's other senior executives and the payments and benefits she would be entitled to under that agreement are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 72. The change in control agreement was amended effective January 1, 2009 to comply with Section 409A.

        On July 9, 2008, we entered into a nondisclosure and noncompetition agreement with Ms. O'Connor. This agreement requires Ms. O'Connor to refrain from divulging confidential information of the company during the course of her employment, except when such disclosure is a necessary part of a merchandise sale negotiation with a customer, and after termination of employment. Ms. O'Connor may not be employed by or contract with a seller or distributor of office supplies, office furniture, computer consumables or related office products or services in North

America in the same or similar capacity as she was employed by OfficeMax for a period of 12 months after termination of employment. During employment and for two years after termination, Ms. O'Connor agrees not to solicit current or certain former customers, current or certain former employees or current or certain former suppliers of the company. The agreement also contains a standard non-disparagement clause.

  Estimated Current Value of Potential Payments to Ms. O'Connor Upon Termination

        The company would be required to provide compensation to Ms. O'Connor in the event of termination of her employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Ms. O'Connor would receive upon her termination in each situation assuming that such event occurred on December 24, 2009, and based on our closing stock price as of that date of $13.56. Actual payments made at any future date would vary, depending in part upon what Ms. O'Connor has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Ms. O'Connor would be entitled upon a change in control of the company. Such amounts are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 72. If Ms. O'Connor's employment is terminated under circumstances entitling her to severance benefits under the change in control agreement, the severance payments due under the severance policy for executive officers shall be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary not for Cause termination, or termination for Good Reason	Death or Disability	For Cause or Voluntary termination other than for Good Reason

Accrued But Unpaid Bonus (1)	$201,015	$201,015	—
Severance Amount (2)	$300,000	—	—
Early Vesting of Restricted Stock (3)	$174,124	$174,124	—
Total	$675,139	$375,139	—

(1)
Accrued but unpaid 2009 annual incentive program payment.

(2)
Twelve months of severance under the company's severance policy applicable to executive officers and the cost of health and welfare benefits for twelve months.

(3)
12,841 RSUs, which constitutes a pro rata amount of her unvested RSUs, would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 24, 2009.

Mr. Vero

        We entered into a change in control agreement with Mr. Vero that is substantially similar to change in control agreements available to the company's other senior executives and the payments and benefits he would be entitled to under that agreement are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 72. The change in control agreement was amended effective January 1, 2009 to comply with Section 409A.

  Estimated Current Value of Potential Payments to Mr. Vero Upon Termination

        The company would be required to provide compensation to Mr. Vero in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Vero would receive upon his termination in each situation assuming that such event occurred on December 24, 2009, and based on our closing stock price as of that date of $13.56. Actual payments made at any future date would vary, depending in part upon what Mr. Vero has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Vero would be entitled upon a change in control of the company. Such amounts are set forth in the "Estimated Current Value of Change in Control Benefits" table on page 72. If Mr. Vero's employment is terminated under circumstances entitling him to severance benefits under the change in control agreement, the severance payments due under the severance policy for Executive Officers shall be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary not for Cause termination, or termination for Good Reason	Death or Disability	For Cause or Voluntary termination other than for Good Reason

Accrued But Unpaid Bonus (1)	$436,943	$436,943	—
Severance Amount (2)	$541,650	—	—
Early Vesting of Restricted Stock (3)	$235,456	$235,456	—
Total	$1,214,049	$672,399	—

(1)
Accrued but unpaid 2009 annual incentive program payment.

(2)
Twelve months of severance under the company's severance policy applicable to executive officers and the cost of health and welfare benefits for twelve months.

(3)
17,364 RSUs, which constitutes a pro rata amount of his unvested RSUs, would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 24, 2009.

Stock Ownership

Directors and Executive Officers

        The directors, nominees for director, and executive officers furnished the following information to us regarding the shares of our common stock that they beneficially owned on December 31, 2009.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Directors (1)
Dorrit J. Bern	—	*
Warren F. Bryant	387	*
Joseph M. DePinto	—	*
Sam K. Duncan (2)	433,510	*
Rakesh Gangwal	16,287	*
William J. Montgoris	—	*
Francesca Ruiz de Luzuriaga	13,497	*
David M. Szymanski	—	*
Other Named Executive Officers (2)
Bruce Besanko	66,666	*
Sam M. Martin	64,510	*
Deborah A. O'Connor	8,333	*
Ryan T. Vero	71,917	*
All directors, nominees for director, and executive officers as a group (1)(2)(3)	675,107	*

*
Less than 1% of class as of December 31, 2009 (total outstanding common stock on that date was 84,624,726).

(1)
Beneficial ownership for the directors includes all shares held of record or in street name, plus options granted but unexercised under the Director Stock Compensation Plan ("DSCP"), Director Stock Option Plan ("DSOP"), and OMIPP, described beginning on page 27 under "Director Compensation." The number of shares subject to options under the DSCP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 3,997 shares; and Messrs. Bryant, 387 shares; Gangwal, 6,787 shares; and directors as a group, 11,171 shares. The number of shares subject to options under the DSOP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 6,500 shares; Mr. Gangwal, 6,500 shares; and directors as a group, 13,000 shares. The number of shares subject to options under the OMIPP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 3,000 shares; Mr. Gangwal, 3,000 shares; and directors as a group, 6,000 shares. RSUs held by our directors are not included in this table because they are not paid in shares of our common stock until a director terminates his or her board service.

(2)
The beneficial ownership for these named executive officers includes all shares held of record or in street name; plus unexercised, vested option shares; shares underlying options that vested within sixty days of December 31, 2009 and interests in shares of common stock held in the OfficeMax Common Stock Fund by the trustee of the Savings Plan, a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code. For further information regarding the option shares, see the "Award Tables" beginning on page 64. The following table indicates the nature of each named executive's stock ownership and also shows the number of unexercised, unvested option shares; and the allocation of contributions to the Executive

  Savings Deferral Plan's company stock fund, which are not included in the beneficial ownership table. Shares are considered beneficially owned, for purposes of this table only, if the officer has a right to acquire beneficial ownership within 60 days of December 31, 2009, unless otherwise indicated in these footnotes.

	Common Shares Owned(††)	Unexercised, Vested Option Shares	Unexercised, Options Shares Vesting Within 60 Days	Savings Plan Shares	Executive Savings Deferral Plan	Unexercised, Unvested Option Shares

Sam K. Duncan	101,877	214,000	117,633	—	—	271,267
Bruce Besanko	—	—	66,666	—	—	133,334
Sam Martin	5,244	23,333	35,933	—	—	83,534
Deborah A. O'Connor	—	—	8,333	—	—	16,667
Ryan T. Vero	46,128	—	24,833	956	789	49,667
Executive officers as a group(†)	153,249	237,333	253,398	956	789	554,469

  †
  This group at December 31, 2009, consisted of all of our named executive officers.

  ††
  Does not include 46,529 RSUs owned by Mr. Duncan that he has been required to defer.
(3)
Our executive officers (individually or as a group) do not own more than 1% of the company's Series D Preferred Stock (ESOP).

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and named executive officers, and any person who owns more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in OfficeMax stock with the SEC and the NYSE. Based on a review of Forms 3, 4 and 5 and any amendments thereto, we believe that, except as follows, in 2009 our directors and reporting officers made all required Section 16(a) filings on a timely basis: Sam Martin, our chief operating officer inadvertently had one late filing regarding one transaction, a forfeiture of RSUs when the company financial performance required for vesting was not achieved.

 Ownership of More Than 5% of OfficeMax Stock

        As of December 31, 2009, the table below describes each person or entity that we know (based on filings on Schedule 13G or 13D with the SEC) to be the beneficial owner of more than 5% of any class of our voting securities.

	Voting Power		Investment Power		Total Amount of Beneficial Ownership
Name and Address of Beneficial Owner						Percent of Class (2)
	Sole	Shared	Sole	Shared

Common Stock, $2.50 Par Value
Joint filing by: The Bank of New York Mellon Corporation and the other reporting persons identified in the applicable Schedule 13G One Wall Street 31st Floor New York, NY 10286	5,984,447	—	6,534,394	420	6,542,776	8.58%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,648,189	—	5,648,189	—	5,648,189	7.40%
Joint filing by: Edward C. Johnson 3d FMR LLC Fidelity Management & Research Company Fidelity Value Fund 82 Devonshire Street Boston, MA 02109	2,083,256	—	11,443,931	—	11,443,931	15.00%
Evercore Trust Company, N.A. 55 East 52nd Street, 36th Floor New York, NY 10055	8,331,722	—	8,331,722	—	8,331,722	10.92%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	—	4,481,899	—	7,186,515	7,186,515	9.42%
Convertible Preferred Stock, Series D (1) Vanguard Fiduciary Trust Company, as Trustee for the OfficeMax Incorporated Employee Stock Ownership Plan (ESOP) 100 Vanguard Blvd. Malvern, PA 19355	810,654	—	810,654	—	810,654	100%

(1)
The shares of preferred stock held by the Employee Stock Ownership Plan ("ESOP") fund of the Savings Plan represent less than 1% of the company's voting securities outstanding as of December 31, 2009.

(2)
All of the common stockholders in the table above calculated the percentage of the common stock they own using the number of outstanding shares of common stock we reported in our Quarterly Report on Form 10-Q for the quarter ended September 26, 2009 (76,292,875 shares), which does not include 8,331,722 shares subsequently contributed to our pension plans. If the percentages were recalculated using the number of outstanding shares of common stock we reported in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 (84,638,284 shares), the percentages would be The Bank of New York Mellon Corporation, 7.73%; BlackRock, Inc., 6.67%; Edward C. Johnson 3d and joint filers, 13.52%; Evercore Trust Company, N.A, 9.84%; and Wellington Management Company, LLP, 8.49%.

Other Information

Stockholder Proposals for the 2011 Annual Meeting

        If you wish to submit a proposal to be included in our 2011 proxy statement, we must receive it no later than November 4, 2010.

        All other proposals to be presented at the meeting must be delivered to our corporate secretary, in writing, no later than January 18, 2011. According to our Bylaws, your notice must include:

  •
  a brief description of the business you wish to bring before the meeting and the reasons for conducting the business at the meeting;

  •
  your name and address;

  •
  the class and number of shares of our stock that you beneficially own; and

  •
  any material interest you have in the business to be brought before the meeting.

        The chairperson of the meeting may disregard any business not properly brought before the meeting according to our Bylaws.

Stockholder Nominations for Directors

        If you wish to suggest a nominee for the Governance and Nominating Committee's consideration, write to OfficeMax Incorporated, Attention Corporate Secretary, 263 Shuman Boulevard, Naperville, Illinois 60563. You should describe in detail your proposed nominee's qualifications and other relevant biographical information and indicate whether the proposed nominee is willing to accept nomination.

        The Governance and Nominating Committee will consider director nominees proposed by stockholders for election at the annual stockholders meeting if our corporate secretary receives a written nomination not less than 30 days nor more than 60 days in advance of the meeting. According to our Bylaws, your notice of nomination must include:

  •
  your name and address;

  •
  each nominee's name, age and address;

  •
  each nominee's principal occupation or employment;

  •
  the number of shares of our stock that the nominee beneficially owns;

  •
  the number of shares of our stock that you beneficially own;

  •
  any other information that must be disclosed about nominees in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934; and

  •
  each nominee's executed consent to serve as our director if elected.

        The chairperson of the meeting may disregard any nomination not made in accordance with the above procedures.

 OfficeMax's Annual Report on Form 10-K

        We made our Annual Report on Form 10-K for the year ended December 26, 2009 available online with this proxy statement. Paper copies of our Annual Report on Form 10-K can be obtained at no charge from our Investor Relations Department, 263 Shuman Boulevard, Naperville, Illinois 60563, 1-630-864-6800. You can find our SEC filings, including our 2009 Form 10-K, on our website www.investor.officemax.com by clicking on "SEC Filings," or through the SEC's website at www.sec.gov.

        We request that you promptly request a proxy card to sign, date, and return or vote your proxy over the telephone or through the Internet so that your vote will be included at the meeting.

Susan Wagner-Fleming Senior Vice President and Corporate Secretary
March 4, 2010

Appendix A

Amended and Restated OfficeMax Incentive and Performance Plan

2003 OFFICEMAX INCENTIVE AND PERFORMANCE PLAN

(Amended and restated effective as of April 14, 2010)

i

Page
33.	Section 162(m)	A-20
34.	Form of Communication	A-20
35.	Severability	A-20

ii

2003 OFFICEMAX INCENTIVE AND PERFORMANCE PLAN

        1.    Purpose and Establishment.

        1.1    Purpose.     The 2003 OfficeMax Incentive and Performance Plan (the "Plan") is intended to promote the interests of the Company and its shareholders by (a) attracting, motivating, rewarding, and retaining the broad-based management talent critical to achieving the Company's business goals; (b) linking a portion of each Participant's compensation to the performance of both the Company and the individual Participant; and (c) encouraging ownership of Company common stock by Participants. The Plan has been adopted and approved by the Board of Directors (defined below).

        1.2    Successor Plan.     This Plan shall be the successor plan to the 1984 Key Executive Stock Option Plan (the "1984 KESOP"). No further grants shall be made under the 1984 KESOP on or after January 1, 2003. All awards outstanding under the 1984 KESOP on December 31, 2002 ("Prior Awards"), are incorporated into this Plan and shall be treated as awards under this Plan; however, the Prior Awards shall continue to be governed solely by the terms and conditions of the written instrument evidencing the grant or issuance. Except as expressly provided, no provision of this Plan shall affect or otherwise modify the rights or obligations of holders of Prior Awards. Shares of Stock reserved for issuance under the 1984 KESOP in excess of the number of shares as to which awards have been made as of December 31, 2002, shall no longer be available for issuance on or after January 1, 2003.

        1.3    Original Effective Date and Term of Plan.     The Plan's original effective date was January 1, 2003, as approved by the shareholders of the Company. The Plan shall be amended and restated effective as of April 14, 2010, subject to approval by the shareholders of the Company. The Plan will expire on April 14, 2020. The Board of Directors or the Committee may terminate the Plan at any time prior to April 14, 2020. Awards outstanding at the expiration or termination of the Plan shall remain in effect according to their terms and the provisions of the Plan.

        2.    Definitions.     As used in the Plan, the following definitions apply to the terms indicated below:

        2.1   "Agreement" means either the written agreement between the Company and a Participant evidencing an Award and setting forth the terms and conditions applicable to the Award or a statement issued by the Company to a Participant describing the terms and conditions of an Award.

        2.2   "Affiliate" means any corporation or other entity (including, but not limited to, a partnership or limited liability company) that is affiliated with the Company through stock or equity ownership such that it controls or is controlled by, or is under common control with, the Company.

        2.3   "Annual Incentive Award" means an Award granted under Section 13.

        2.4   "Award" means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, Annual Incentive Award, or Stock Bonus granted pursuant to the terms of the Plan.

        2.5   "Board of Directors" means the Board of Directors of the Company.

        2.6   A "Change in Control" means (i) the same definition for "Change in Control" as set forth in any employment agreement, Award Agreement or change in control agreement between the Participant and the Company, Subsidiary and/or Affiliate in effect when the event(s) occur, or, (ii) in the absence of such agreements, a "Change in Control" shall be deemed to have occurred if:

          (a)   Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; provided, however, if such Person acquires securities directly from the Company, such securities shall not be included unless such Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25% of the Company's then outstanding shares of common stock or the combined voting power of the Company's then outstanding securities, and provided further that any acquisition of securities by any Person in connection with a transaction described in Subsection 2.6(c)(i) shall not be deemed to be a Change in Control of the Company; or

          (b)   The following individuals cease for any reason to constitute at least a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least 2/3rds of the directors then still in office who either were directors on the date hereof or whose appointment, election, or nomination for election was previously so approved (the "Continuing Directors"); or

          (c)   The consummation of a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation other than (i) a merger or consolidation which would result in both (A) Continuing Directors continuing to constitute at least a majority of the number of directors of the combined entity immediately following consummation of such merger or consolidation, and (B) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; provided that securities acquired directly from the Company shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25% of the Company's then outstanding shares of common stock or the combined voting power of the Company's then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Subsection 2.6(c)(i) shall not be deemed to be a Change in Control of the Company; or

          (d)   The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

        A transaction described in Subsection 2.6(c) which is not a Change in Control of the Company solely due to the operation of Subsection 2.6(c)(i)(a) will nevertheless constitute a Change in Control of the Company if the Board determines, prior to the consummation of the transaction, that there is not a reasonable assurance that, for at least two years following the consummation of the transaction, at least a majority of the members of the board of directors of the surviving entity or any parent will continue to consist of Continuing Directors and individuals whose election or nomination for election by the shareholders of the surviving entity or any parent would be approved by a vote of at least two-thirds of the Continuing Directors and individuals whose election or nomination for election has previously been so approved.

        For purposes of Sections 2.6 and 2.21, "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        For purposes of Sections 2.6 and 2.21, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that "Person" shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) an individual, entity or group that is permitted to and does report its beneficial ownership of securities of the Company on Schedule 13G under the Exchange Act (or any successor schedule), provided that if the individual, entity or group later becomes required to or does report its ownership of Company securities on Schedule 13D under the Exchange Act (or any successor schedule), then the individual, person or group shall be deemed to be a Person as of the first date on which the individual, person or group becomes required to or does report its ownership on Schedule 13D.

        2.7   "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

        2.8   "Committee" means the Executive Compensation Committee of the Board of Directors or any successor to the Committee, which shall consist of three or more persons, each of whom, unless otherwise determined by the Board of Directors, is (i) an "outside director" within the meaning of Code Section 162(m), (ii) a "non-employee director" within the meaning of Rule 16b-3 and (iii) satisfies the requirements of the New York Stock Exchange for independent directors.

        2.9   "Company" means OfficeMax Incorporated, a Delaware corporation.

        2.10  "Director" means any individual who is a member of the Board of Directors of the Company and who is not an employee of the Company.

        2.11  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

        2.12  "Fair Market Value" of a share of Stock means the closing price of the Stock as reported by the consolidated tape of the New York Stock Exchange on the date in question. Notwithstanding the foregoing, the Committee may, in its sole discretion, specify that Fair Market Value of a share of Stock shall be defined as the average of the high and low selling prices of the Stock on the New York Stock Exchange on the date in question. If there are no Stock transactions on a particular date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions.

        2.13  "Full Value Award" means a grant of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, an Annual Incentive Award or Stock Bonus that provides for a Participant to receive shares of Stock without payment of an amount at least equal to the Fair Market Value of the Stock at the time of grant.

        2.14  "Incentive Stock Option" means an Option that is an "incentive stock option" within the meaning of Code Section 422, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

        2.15  "Nonqualified Stock Option" means an Option other than an Incentive Stock Option.

        2.16  "Option" means the right to purchase a stated number of shares of Stock at a stated price for a stated period of time, granted pursuant to Section 7.

        2.17  "Participant" means an employee or Director of the Company or a Subsidiary to whom an Award is granted pursuant to the Plan, or upon the death of the Participant, his or her successors, heirs, executors, and administrators, as the case may be.

        2.18  "Performance Goals" means the objectives established by the Committee in its sole discretion with respect to any performance-based Awards that relate to one or more business criteria within the meaning of Code Section 162(m). Performance Goals may include or be based upon, without limitation: sales; gross revenue; gross margins; internal rate of return; cost; ratio of debt to debt plus equity; profit before tax; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; cash flow; free cash flow; net operating profit; net income; net income from continuing operations available to common shareholders excluding special items; net earnings; net sales or net sales growth; price of Stock; return on any of the following metrics capital, sales, assets, net assets, invested capital, equity, or shareholders' equity; segment income; market share; productivity ratios; expense targets; working capital targets; or total return to shareholders. Performance Goals may (a) be used to measure the performance of the Company as a whole or any Subsidiary, business unit, division, or segment of the Company, (b) include or exclude (or be adjusted to include or exclude) extraordinary items, the impact of charges for restructurings, discontinued operations and other unusual and non-recurring items, and the cumulative effects of tax or accounting changes, each determined on a GAAP or non-GAAP basis, and/or (c) reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group, index, or other external measure, in each case as determined by the Committee in its sole discretion.

        2.19  "Performance Share" means an Award of a number of shares granted to a Participant pursuant to Section 12 which is initially valued according to Fair Market Value and is paid out based on the attainment of stated Performance Goals during a stated period of time.

        2.20  "Performance Unit" means an Award granted to a Participant pursuant to Section 11, denominated in cash, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria or Performance Goals, as applicable, have been attained.

        2.21  A "Potential Change in Control" shall be deemed to have occurred solely for purposes of Section 24.3 if (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company; (b) the Company or any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; (c) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 9.5% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities, provided that securities acquired directly from the Company shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 9.5% of the Company's then outstanding shares of common stock or the combined voting power of the Company's then outstanding securities; or (d) the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

        2.22  "Restricted Stock" means an Award of Stock granted in accordance with the terms of Section 9 and the other provisions of the Plan, and which is nontransferable and subject to a substantial risk of forfeiture. Stock shall cease to be Restricted Stock when, in accordance with the terms hereof and the applicable Agreement, they become transferable and free of a substantial risk of forfeiture.

        2.23  "Restricted Stock Units" means an Award granted to a Participant pursuant to Section 10, denominated in units, providing a Participant the right to receive payment at a future date after the lapse of restrictions or attainment of performance criteria or Performance Goals, as applicable.

        2.24  "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

        2.25  "Securities Act" means the Securities Act of 1933, as amended from time to time.

        2.26  "Stock" means the common stock of the Company, par value $2.50 per share.

        2.27  "Stock Appreciation Right" or "SAR" means the right to receive an amount calculated as provided in and granted pursuant to Section 8.

        2.28  "Stock Bonus" means a bonus payable in shares of Stock granted pursuant to Section 14.

        2.29  "Subsidiary" means (i) in the case of an Incentive Stock Option, any company during any period in which it is a "subsidiary corporation" (as that term is defined in Code Section 424(f)), and (ii) in the case of all other Awards, in addition to a "subsidiary corporation" as defined above, a partnership, limited liability company, joint venture or other entity in which the Company has fifty percent (50%) or more of the voting power or equity interests.

        3.    Stock Subject to the Plan.

        3.1    Shares Available for Awards.     On and after the effective date of this amendment and restatement of the Plan, the maximum number of shares of Stock available for grant of Awards under the Plan shall be 15,251,000 shares (subject to adjustment as provided herein). Shares may be authorized but unissued Stock or authorized and issued Stock held in the Company's treasury. All shares of Stock reserved with respect to Awards granted under the Plan shall be available for any Awards, including Options and Stock Appreciation Rights. The maximum number of shares of Stock under the Plan that may be issued as Incentive Stock Options shall be 15,251,000. Shares of Stock subject to an Award (including without limitation a Prior Award, as that term is defined in Section 1.2 or Full Value Award, as that term is defined in Section 2.13) which is cancelled, expired, terminated, forfeited, surrendered, or otherwise settled without the issuance of any Stock shall again be available for Awards under the Plan. Any shares of Stock not issued on the stock settlement of Stock Appreciation Rights and any shares of Stock purchased on the open market with cash proceeds from the exercise of an Option shall not again be available for Awards under the Plan. If shares of Stock covered by a Full Value Award are again available for grants pursuant to this Section 3.1, the number of shares of Stock that again becomes eligible for grants after February 25, 2010 shall also be multiplied by 1.55.

        Shares under substitute awards for grants made under a plan of an acquired business entity shall not reduce the maximum number of shares of Stock authorized for issuance under the Plan. Additionally, in the event that a company acquired by (or combined with) the Company or any Subsidiary has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized for grant under the Plan; provided that Awards using such available shares under the other company's pre-existing plan shall not be made after the date awards or grants could have been made under the terms of the other company's pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or combination.

        3.2    Accounting for Awards; Fungible Shares.     For purposes of this Section 3, on and after the effective date of this amendment and restatement of the Plan, an Award, other than a Full Value Award, shall reduce the aggregate number of shares of Stock available for grant under the Plan by the total number of shares covered by the Award. A Full Value Award shall reduce the aggregate number of shares available for grants under the Plan after February 25, 2010 by the number of shares covered by the Full Value Award multiplied by 1.55. Notwithstanding any Plan provision to the contrary, shares withheld for payment of the exercise price of an Award and/or shares withheld to satisfy withholding taxes shall not be added back to the number of shares available for the future grant of Awards.

        3.3    Performance-Based Award Limitation.     Awards that are designed to comply with the performance-based exception from the tax deductibility limitation of Code Section 162(m) shall be subject to the following rules:

          (a)   The number of shares of Stock that may be granted in the form of Options in a single fiscal year to a Participant may not exceed 1,500,000, as adjusted pursuant to Section 3.4.

          (b)   The number of shares of Stock that may be granted in the form of SARs in a single fiscal year to a Participant may not exceed 1,500,000, as adjusted pursuant to Section 3.4.

          (c)   The number of shares of stock that may be granted in the form of Restricted Stock in a single fiscal year to a Participant may not exceed 1,500,000, as adjusted pursuant to Section 3.4.

          (d)   The number of Restricted Stock Units that may be granted in a single fiscal year to a Participant may not exceed 1,500,000, as adjusted pursuant to Section 3.4.

          (e)   The number of shares of Stock that may be granted in the form of Performance Shares in a single fiscal year to a Participant may not exceed 1,500,000, as adjusted pursuant to Section 3.4.

          (f)    The maximum amount that may be paid to a Participant for Performance Units granted in a single fiscal year to the Participant may not exceed $4,000,000.

        3.4    Adjustment for Change in Capitalization.     In the event of any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, share repurchase, share exchange, reclassification, or other similar corporate transaction or event (a) the number and kind of shares of stock which may thereafter be issued in connection with Awards; (b) the number and kind of shares of stock or other property issued or issuable in respect of outstanding Awards; (c) the exercise price, grant price, or purchase price relating to any Award; and (d) the maximum number of shares subject to Awards which may be awarded to any employee during any fiscal year of the Company shall be equitably adjusted as necessary to prevent the dilution or enlargement of the rights of Participants; provided that, with respect to Incentive Stock Options, adjustments shall be made in accordance with Code Section 424.

        4.    Administration of the Plan.

        4.1    Authority and Delegation.     The Committee shall have final discretion, responsibility, and authority to administer and interpret the Plan. This includes the discretion and authority to determine all questions of fact, eligibility, or benefits relating to the Plan. The Committee may also adopt any rules it deems necessary to administer the Plan. Any interpretation, determination, decision, or other action made or taken by the Committee shall be final and binding on Participants. The Committee's responsibilities for administration and interpretation of the Plan shall be exercised by Company employees who have been assigned those responsibilities by the Company's management. Unless limited by the Committee in writing, any Company employee exercising responsibilities relating to the Plan in accordance with this Section 4.1 shall be deemed to have been delegated the discretionary authority vested in the Committee with respect to those responsibilities, subject to the requirements of Rule 16b-3, Code Section 162(m) and the New York Stock Exchange. Executive officers designated by the Committee shall have the authority to grant Awards to non-executive officers and non-Directors. Subject to Section 19, the Committee shall have the authority to adopt modifications and amendments to this Plan or any Agreement necessary to comply with the law of the countries in which the Company, its Affiliates and/or Subsidiaries operate.

        4.2    Employees in Foreign Countries.     The Committee shall have the authority to adopt such modifications, procedures, appendices and sub-plans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or any Subsidiary may operate to assure the viability of the benefits from Awards granted to Employees employed in such countries and to meet the objectives of the Plan.

        4.3    Terms and Conditions of Awards.     The Committee shall have final discretion, responsibility, and authority to:

          (a)   grant Awards;

          (b)   determine the Participants to whom and the times at which Awards shall be granted;

          (c)   determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate, and the applicable terms, conditions, and restrictions, including the length of time for which any restriction shall remain in effect;

          (d)   establish and administer Performance Goals and performance criteria relating to any Award;

          (e)   establish the rights of Participants with respect to an Award upon termination of employment or service as a Director;

          (f)    determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered;

          (g)   make adjustments in the Performance Goals in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles;

          (h)   determine the terms and provisions of Agreements;

          (i)    provide for forfeiture of outstanding awards and recapture of realized gains and other realized value in such events as determined by the Committee, which include, but are not limited to, a breach of restrictive covenants or an intentional or negligent misstatement of financial records; and

          (j)    make all other determinations deemed necessary or advisable for the administration of the Plan.

        The Committee may solicit recommendations from the Company's management with respect to any or all of the items listed above.

        The Committee shall determine the terms and conditions of each Award at the time of grant. The Committee may establish different terms and conditions for different Participants, for different Awards, and for the same Participant for each Award the Participant may receive, whether or not granted at different times.

        5.    Eligibility.     The persons who shall be eligible to receive Awards pursuant to the Plan shall be employees of the Company and its Subsidiaries and Affiliates (including officers of the Company, whether or not they are directors of the Company), selected by the Committee from time to time, and Directors. The grant of an Award at any time to any person shall not entitle that person to a grant of an Award at any future time.

        6.    Awards under the Plan; Agreement.     Awards that may be granted under the Plan consist of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Annual Incentive Awards, and Stock Bonuses, all as described below.

        Each Award granted under the Plan, except unconditional Stock Bonuses, shall be evidenced by an Agreement which shall contain such provisions as the Committee may, in its sole discretion, deem necessary or desirable. On and after the effective date of this amendment and restatement of the Plan, if there is any inconsistency between the terms of the Plan and an Agreement, the terms of the Plan shall control unless the Agreement explicitly states that an exception to the Plan is being made. By accepting an Award, a Participant agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.

        7.    Options.

        7.1    Terms and Agreement.     Subject to the terms of the Plan, Options may be granted to Participants at any time as determined by the Committee. The Committee shall determine, and the Agreement shall reflect, the following for each Option granted:

          (a)   the number of shares subject to each Option;

          (b)   duration of the Option (no Option shall have an expiration date later than the day after the 7th anniversary of the date of grant; provided, however, that if an Option other than an Incentive Stock Option may not be exercised due to a Black-Out Period (defined as any period of time when, pursuant to any policies of the Company, any securities of the Company may not be traded by certain persons as designated by the Company) within the three business days prior to the normal expiration date of such Option, then the expiration date of such Option shall be extended for a period of 30 days following the end of the Black-Out Period or such longer period as permitted by the Committee);

          (c)   vesting requirements which specify a vesting period of no less than one year, except with respect to substitute awards for grants made under a plan of an acquired business entity;

          (d)   whether the Option is an Incentive Stock Option or a Nonqualified Stock Option;

          (e)   the amount and duration of related Stock Appreciation Rights, if any, and any conditions upon their exercise;

          (f)    the exercise price for each Option, which, except with respect to substitute awards complying with Code Section 424 and regulations thereunder, shall not be less than the Fair Market Value of a share of Stock on the date of the grant (with respect to Incentive Stock Options, 110% of the Fair Market Value of a share of Stock on the date of grant for any Participant who owns, within the meaning of Code Section 424(d), stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company, any Subsidiary, or any Affiliate);

          (g)   the permissible method(s) of payment of the exercise price;

          (h)   the rights of the Participant upon termination of employment or service as a Director; and

          (i)    any other terms or conditions established by the Committee.

        7.2    Exercise of Options.

          (a)   Options shall be exercisable at such times and subject to such restrictions and conditions as the Committee, in its sole discretion, deems appropriate, which need not be the same for all Participants. In the Agreement, the Committee may provide for the automatic exercise of an Option upon the expiration date of the Option if the Fair Market Value of a share of Stock on the expiration date exceeds the exercise price for each Option.

          (b)   An Option shall be exercised by delivering written notice as specified in the Agreement on the form of notice provided by the Company. Options may be exercised in whole or in part.

        For a Participant who is subject to Section 16 of the Exchange Act, the Company may require that the method of payment comply with Section 16 and the rules and regulations thereunder. Any payment in shares of Stock, if permitted, shall be made by delivering the shares to the secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidence as the secretary shall require.

          (c)   Certificates for shares of Stock purchased upon the exercise of an Option shall be issued in the name of or for the account of the Participant or other person entitled to receive the shares and delivered to the Participant or other person as soon as practicable following the effective date on which the Option is exercised.

        7.3    Incentive Stock Options.     Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Code Section 422, or, without the consent of any affected Participant, to cause any Incentive Stock Option previously granted to fail to qualify for the federal income tax treatment afforded under Code Section 421. Incentive Stock Options shall not be granted to Directors. Incentive Stock Options shall not be granted under the Plan on or after April 14, 2020.

        7.4    Reduction in Price or Reissuance.     In no event shall the Committee, without first receiving shareholder approval, (i) cancel any outstanding Option for the purpose of (A) providing a replacement award under this or another Company plan, or (B) cashing out an Option, unless such cash-out occurs in conjunction with a Change in Control; (ii) cancel any outstanding Option for the purpose of reissuing the Option to the Participant at a lower exercise price, or (iii) reduce the exercise price of a previously issued Option.

        7.5    Notification of Disqualifying Disposition.     If any Participant shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) calendar days thereof.

        8.    Stock Appreciation Rights.

        8.1    Terms and Agreement.     Subject to the terms of the Plan, SARs may be granted to Participants at any time as determined by the Committee. The grant price of the SAR shall be at least equal to one hundred percent (100%) of the Fair Market Value of a share of Stock as determined on the date of the grant, except with respect to substitute awards complying with Code Section 424 and regulations thereunder. The Committee shall determine, and the Agreement shall reflect, the following for each SAR granted:

          (a)   the number of shares subject to each SAR;

          (b)   whether the SAR is a Related SAR or a Freestanding SAR;

          (c)   duration of the SAR (no SAR shall have an expiration date later than the day after the 7th anniversary of the date of grant; provided, however, that if an SAR may not be exercised due to a Black-Out Period as defined in Subsection 7.1(b) within the three business days prior to the normal expiration date of the SAR, then the expiration date of such SAR shall be extended for a period of 30 days following the end of the Black-Out Period or such longer period as permitted by the Committee);

          (d)   vesting requirements which specify a vesting period of no less than one year, except with respect to substitute awards for grants made under a plan of an acquired business entity;

          (e)   rights of the Participant upon termination of employment or service as a Director; and

          (f)    any other terms or conditions established by the Committee.

        8.2    Related and Freestanding SARs.     An SAR may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option (a "Related SAR"), or may be granted unrelated to an Option (a "Freestanding SAR").

        8.3    Surrender of Option.     A Related SAR shall require the holder, upon exercise, to surrender the Option with respect to the number of shares as to which the SAR is exercised, in order to receive payment. The Option will, to the extent surrendered, cease to be exercisable.

        8.4    Reduction in Number of Shares Subject to Related SARs.     For Related SARs, the number of shares subject to the SAR shall not exceed the number of shares subject to the Option. For example, if the SAR covers the same number of shares as the Option, the exercise of a portion of the Option shall reduce the number of shares subject to the SAR to the number of shares remaining under the Option. If the Related SAR covers fewer shares than the Option, the exercise of a portion of the Option shall reduce the number of shares subject to the SAR to the extent necessary so that the number of remaining shares subject to the SAR is not more than the remaining shares under the Option.

        8.5    Exercisability.     Subject to Section 8.7 and to any rules and restrictions imposed by the Committee, a Related SAR will be exercisable at the time or times, and only to the extent, that the Option is exercisable and will not be transferable except to the extent that the Option is transferable. A Freestanding SAR will be exercisable as determined by the Committee but in no event after seven years from the date of grant. In the Agreement, the Committee may provide for the automatic exercise of an SAR upon the expiration date of the SAR if the Fair Market Value of a share of Stock on the expiration date exceeds the Fair Market Value of a share of Stock on the date of grant.

        8.6    Payment.     Upon the exercise of a Stock Appreciation Right, the holder will be entitled to receive payment of an amount determined by multiplying:

          (a)   The excess of the Fair Market Value of a share of Stock on the date of exercise over the Fair Market Value of a share of Stock on the date of grant, by

          (b)   The number of shares with respect to which the Stock Appreciation Right is being exercised.

        The Committee may limit the amount payable upon exercise of a Stock Appreciation Right. Any limitation must be determined as of the date of grant and noted on the Agreement evidencing the grant.

        Payment may be made in cash, Stock, or a combination of cash and Stock, in the Committee's sole discretion.

        8.7    Reduction in Price or Reissuance.     In no event shall the Committee, without first receiving shareholder approval, (i) cancel any outstanding Stock Appreciation Right for the purpose of (A) providing a replacement award under this or another Company plan, (B) cashing out a Stock Appreciation Right (unless such cash-out occurs in conjunction with a Change in Control), (ii) cancel any outstanding Stock Appreciation Right for the purpose of reissuing the Stock Appreciation Right to the Participant at a lower exercise price, or (iii) reduce the exercise price of a previously issued Stock Appreciation Right.

        8.8    Additional Terms.     The Committee may impose additional conditions or limitations on the exercise of a Stock Appreciation Right as it may deem necessary or desirable to secure for holders the benefits of Rule 16b-3, or any successor provision, or as it may otherwise deem advisable.

        9.    Restricted Stock.

        9.1    Terms and Agreement.     Subject to the terms of the Plan, shares of Restricted Stock may be granted to Participants at any time as determined by the Committee. The Committee shall determine, and the Agreement shall reflect, the following for the Restricted Stock granted:

          (a)   the number of shares of Restricted Stock granted;

          (b)   the purchase price, if any, to be paid by the Participant for each share of Restricted Stock;

          (c)   the restriction period established pursuant to Section 9.2 which, except with respect to substitute awards for grants made under a plan of an acquired business entity:

              (i)  for time-based Awards in excess of 5% of the number of shares available for Awards pursuant to Section 3.1, shall not be less than three (3) years, with restrictions lapsing on a pro rata basis; and

              (ii)  for performance-based Awards, shall be based upon a performance period of at least one (1) year;

provided, however, that such Awards may provide that the restrictions lapse in limited cases of an intervening event related to death, disability, retirement, or a Change in Control.

          (d)   any requirements with respect to elections under Code Section 83(b);

          (e)   rights of the Participant upon termination of employment or service as a Director; and

          (f)    any other terms or conditions established by the Committee.

        9.2    Restriction Period.     At the time of the grant of Restricted Stock, the Committee shall establish a restriction period for the shares granted, which may be time-based, based on the attainment of specified Performance Goals/performance criteria, a combination of time- and Performance Goal/performance criteria-based, or based on any other criteria the Committee deems appropriate. The Committee may divide the shares into classes and assign a different restriction period for each class. The Committee may impose additional conditions or restrictions upon the vesting of the Restricted Stock as it deems fit in its sole discretion. If all applicable conditions are satisfied, then upon the termination of the restriction period with respect to a share of Restricted Stock, the share shall vest and the restrictions of Section 9.3 shall lapse. To the extent required to ensure that a Performance Goal-based Award of Restricted Stock to an executive officer is deductible by the Company pursuant to Code Section 162(m), any such Award shall vest only upon the Committee's determination that the Performance Goals applicable to the Award have been attained.

        9.3    Restrictions on Transfer Prior to Vesting.     Prior to the vesting of Restricted Stock, the Participant may not sell, assign, pledge, hypothecate, transfer, or otherwise encumber the Restricted

Stock. Upon any attempt to transfer rights in a share of Restricted Stock, the share and all related rights shall immediately be forfeited by the Participant. Upon the vesting of a share of Restricted Stock, the transfer restrictions of this Section 9.3 shall lapse with respect to that share.

        9.4    Rights as a Shareholder.     Except for the restrictions set forth here and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to shares of Restricted Stock, including but not limited to the right to vote and the right to receive dividends, provided that the Committee may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions on the shares have lapsed (and shall so require with respect to all Awards to the extent such Awards vest only on attainment of Performance Goals or performance criteria).

        9.5    Issuance of Certificates.

          (a)   Following the date of grant, the Company shall issue a stock certificate, registered in the name of or for the account of the Participant to whom the shares of Restricted Stock were granted, evidencing the shares. Each stock certificate shall bear the following legend:

      The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms, and conditions (including forfeiture provisions and restrictions against transfer) contained in the 2003 OfficeMax Incentive and Performance Plan and an Agreement entered into between the registered owner of the shares and the Company.

  This legend shall not be removed until the shares vest pursuant to the terms stated.

          (b)   Each certificate, together with the stock powers relating to the shares of Restricted Stock evidenced by the certificate, shall be held by the Company unless the Committee determines otherwise.

          (c)   Following the date on which a share of Restricted Stock vests, the Company shall cause to be delivered to the Participant to whom the shares were granted, a certificate evidencing the share free of the legend stated in Section 9.5(a) above.

        9.6    Section 83(b) Election.     The Committee may provide in the Agreement that the Award is conditioned upon the Participant making or not making an election under Code Section 83(b). If the Participant makes an election pursuant to Code Section 83(b), the Participant shall be required to file a copy of the election with the Company within ten (10) calendar days.

        10.    Restricted Stock Units.

        10.1    Terms and Agreement.     Subject to the terms of the Plan, Restricted Stock Units may be granted to Participants at any time as determined by the Committee. The Committee shall determine, and the Agreement shall reflect, the following for the Restricted Stock Units granted:

          (a)   the number of Restricted Stock Units awarded:

          (b)   the purchase price, if any, to be paid by the Participant for each Restricted Stock Unit;

          (c)   the restriction period established pursuant to Section 10.2 which, except with respect to substitute awards for grants made under a plan of an acquired business entity:

              (i)  for time-based Awards in excess of 5% of the number of shares available for Awards pursuant to Section 3.1, shall not be less than three (3) years, with restrictions lapsing on a pro rata basis; and

              (ii)  for performance-based Awards, shall be based on a performance period of no less than one (1) year;

  provided, however, that such Awards may provide that the restrictions lapse in limited cases of an intervening event related to death, disability, retirement, or a Change in Control.

          (d)   whether dividend equivalents will be credited with respect to Restricted Stock Units, and, if so, any accrual, forfeiture or payout restrictions on the dividend equivalents (the Committee shall require that any dividend equivalents paid on Restricted Stock Units that vest only on attainment of Performance Goals or performance criteria shall be held in escrow until the applicable restrictions have lapsed);

          (e)   rights of the Participant upon termination of employment or service as a Director; and

          (f)    any other terms or conditions established by the Committee.

        To the extent a Restricted Stock Unit Award constitutes "deferred compensation" within the meaning of Code Section 409A, the Committee shall establish Agreement terms and provisions that comply with Code Section 409A and regulations thereunder.

        10.2    Restriction Period.     At the time of the grant of Restricted Stock Units, the Committee shall establish a restriction period, which may be time-based, based on the attainment of specified Performance Goals or performance criteria, a combination of time- and Performance Goal- or performance criteria based, or based on any other criteria the Committee deems appropriate. The Committee may divide the awarded units into classes and assign a different restriction period for each class. The Committee may impose any additional conditions or restrictions upon the vesting of the Restricted Stock Units as it deems fit in its sole discretion. If all applicable conditions are satisfied, then upon the termination of the restriction period with respect to a Restricted Stock Unit, the Unit shall vest. To the extent required to ensure that a Performance Goal-based Award of Restricted Stock Units to an executive officer is deductible by the Company pursuant to Code Section 162(m), any such Award shall become vested only upon the Committee's determination that the Performance Goals applicable to the Award, if any, have been attained.

        10.3    Payment.     Upon vesting of a Restricted Stock Unit, the Participant shall be entitled to receive payment of an amount equal to the Fair Market Value of one share of Stock. Payment may be made in cash, Stock, or a combination of cash and Stock, in the Committee's sole discretion.

        11.    Performance Units.

        11.1    Terms and Agreement.     Subject to the terms of the Plan, Performance Units may be granted to Participants at any time as determined by the Committee. The Committee shall determine, and the Agreement shall reflect, the following for the Performance Units granted:

          (a)   the number of Performance Units awarded;

          (b)   the initial value of a Performance Unit;

          (c)   the rights of the Participant upon termination of employment or service as a Director (which may be different based on the reason for termination);

          (d)   the performance period, shall not be less than one (1) year, and Performance Goals applicable to the Award; and

          (e)   any other terms or conditions established by the Committee.

        To the extent an Award constitutes "deferred compensation" within the meaning of Code Section 409A, the Committee shall establish Agreement terms and provisions that comply with Code Section 409A and regulations thereunder.

        11.2    Payment.     After the applicable performance period has ended, the Committee will review the Performance Goals and performance criteria and determine the amount payable with respect to the Award, based upon the extent to which the Performance Goals and performance criteria have been attained within the performance period and any other applicable terms and conditions. Payment of earned Performance Units may be made in cash, Stock, or a combination of cash and Stock, in the Committee's sole discretion.

        12.    Performance Shares.

        12.1    Terms and Agreement.     Subject to the terms of the Plan, Performance Shares may be granted to Participants at any time as determined by the Committee. The Committee shall determine, and the Agreement shall reflect, the following for the Performance Shares granted:

          (a)   the number of Performance Shares awarded;

          (b)   the performance period, which for Awards in excess of 5% of the number of shares available for Awards pursuant to Section 3.1, shall not be less than one (1) year (provided, however, that such Awards may provide for accelerated payment in limited cases of an intervening event related to death, disability, retirement, or a Change in Control), and Performance Goals and performance criteria applicable to the Award;

          (c)   whether dividend equivalents will be credited with respect to Performance Shares, and if so, the Committee shall require that such dividend equivalents be held in escrow and paid only to the extent the Performance Goals and performance criteria are satisfied;

          (d)   the rights of the Participant upon termination of employment or service as a Director (which may be different based on the reason for termination); and

          (e)   any other terms or conditions established by the Committee.

        To the extent an Award constitutes "deferred compensation" within the meaning of Code Section 409A, the Committee shall establish Agreement terms and provisions that comply with Code Section 409A and regulations thereunder.

        12.2    Initial Value.     The initial value of each Performance Share shall be the Fair Market Value of a share of Stock on the date of grant.

        12.3    Payment.     After the applicable performance period has ended, the Committee will review the Performance Goals and performance criteria and determine the amount payable with respect to the Award, based upon the extent to which the Performance Goals have been attained within the performance period and any other applicable terms and conditions. Payment of earned Performance Shares may be made in cash, Stock, or a combination of cash and Stock, as determined by the Committee in its sole discretion.

        13.    Annual Incentive Awards.

        13.1    Award Period and Performance Goals.     Unless the Committee establishes an alternate award period, the award period for Annual Incentive Awards is a fiscal year, which may be a calendar year. Within the time frame specified in Treasury Regulation Section 1.162-27(e)(2)(i), the Committee shall establish the specified Performance Goals to be attained in order for Participants to earn an Annual Incentive Award. The Committee shall establish a mathematical formula pursuant to which an Award equal to a specified percentage of a Participant's salary shall be earned upon the attainment of specific levels of the applicable Performance Goals. This formula may take into account Performance Goals attained in prior periods. The Performance Goals and formula, once established, shall continue for subsequent Award periods unless modified by the Committee. The Performance Goals applicable to an Award period, and the formula pursuant to which Award amounts shall be determined, shall be selected and published within the time frame specified in

Treasury Regulation Section 1.162-27(e)(2)(i). Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award that does not satisfy Code Section 162(m) performance-based compensation requirements does not constitute performance-based compensation for other purposes, including Code Section 409A.

        To the extent an Annual Incentive Award constitutes "deferred compensation" within the meaning of Code Section 409A, the Committee shall establish Award terms and provisions that comply with Code Section 409A and regulations thereunder.

        13.2    Payment.     As soon as practical after the conclusion of each Award period, the Committee shall review and evaluate the Performance Goals applicable to that Award period in light of the Company's performance measured in accordance with the goals and shall determine whether the goals have been satisfied. If satisfied, the Committee shall so certify in a written statement and shall apply the criteria to determine the amount of the Award for each Participant, subject to the Committee's right to reduce or eliminate the amount of any Award under Section 33. Payment of earned Annual Incentive Awards may be made in cash, Stock, or a combination of cash and Stock, in the Committee's sole discretion. No Award may be paid to a Participant in excess of $5,000,000 for any single year.

        14.    Stock Bonuses.     Subject to the terms of the Plan, a Stock Bonus may be granted to Participants at any time as determined by the Committee in payment of earned incentive compensation. If the Committee grants a Stock Bonus, a certificate for the shares of Stock constituting the Stock Bonus shall be issued in the name of the Participant to whom the grant was made and delivered as soon as practicable after the date on which the Stock Bonus is payable.

        15.    Rights as a Shareholder.     Except as otherwise provided in Section 9.4 with respect to Restricted Stock, no person shall have any rights as a shareholder with respect to any shares of Stock covered by or relating to an Award until the date of issuance of a stock certificate with respect to the shares. Except as otherwise provided in Sections 3.4 and 12.1, no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date the stock certificate is issued.

        16.    Employment Not Guaranteed.     This Plan is not intended to and does not create a contract of employment in any manner. Employment with the Company is at will, which means that either the employee or the Company may end the employment relationship at any time and for any reason. Nothing in this Plan changes, or should be construed as changing, that at-will relationship.

        17.    Securities Matters.

        17.1    Delivery of Stock Certificates.     To the extent that this Plan provides for issuance of certificates to reflect the transfer of Stock, the transfer of such Stock may be effected on a non-certificated basis, to the extent not prohibited by applicable laws. Notwithstanding anything in this Plan to the contrary, the Company shall not be obligated to issue or deliver any certificates evidencing shares of Stock unless and until (a) the Company is advised by its counsel that the issuance and delivery of certificates is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any securities exchange on which the Stock is traded; and (b) any governmental approvals the Company deems necessary or advisable have been obtained. The Committee may require, as a condition of the issuance and delivery of certificates, that the recipient make any agreements and representations and that the certificates bear any legends as the Committee, in its sole discretion, deems necessary or desirable.

        17.2    When Transfer is Effective.     The transfer of any shares of Stock shall be effective only when counsel to the Company has determined that the issuance and delivery of the shares is in compliance with all applicable laws, regulations, and the requirements of any securities exchange on which shares of Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Stock in order to allow the issuance of the shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal, state, or foreign securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw the exercise and obtain the refund of any amount paid in connection with the exercise.

        18.    Withholding Taxes.     When cash is to be paid pursuant to an Award, the Company may deduct an amount sufficient to satisfy any federal, state or other taxes required by law to be withheld. When shares of Stock are to be delivered pursuant to an Award, the Company may require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state, and foreign taxes required by law to be withheld. With the Committee's approval, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Stock having a value equal to the minimum amount of required tax to be withheld. The shares shall be valued at Fair Market Value on the date the amount of tax to be withheld is determined. To the extent a fractional share is required to satisfy the minimum amount of required tax to be withheld, the Committee may provide either that (i) shares withheld shall be rounded up to the next whole share, or (ii) fractional amounts shall be settled in cash.

        19.    Amendment and Termination.     The Board of Directors may, at any time, amend or terminate the Plan. In addition, the Committee shall have the authority to adopt modifications and amendments to this Plan or any Agreement necessary to comply with the law of the countries in which the Company, its Affiliates and/or Subsidiaries operate. Notwithstanding the foregoing, no amendment shall be made without shareholder approval if approval is required under applicable law or if the amendment would (a) amend Sections 7.4 or 8.7 (other than in connection with a Change in Control), (b) increase the total number of shares of Stock available under the Plan, or (c) materially increase the cost of the Plan to the Company or the benefits to Participants. Any amendment or termination shall not adversely affect the vested or accrued rights or benefits of any Participant without the Participant's prior consent.

        20.    Transfers Upon Death; Nonassignability.     Upon the death of a Participant, outstanding Awards granted to the Participant may be exercised only by the executor or administrator of the Participant's estate or by a person who has acquired the right to exercise by will or the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee has been furnished with (a) written notice and a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that would have applied to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

        Subject to applicable law, the Committee's approval, and any conditions that the Committee may prescribe, a Participant may, upon providing written notice to the secretary of the Company, elect to transfer an Award to (i) a member or members of his or her immediate family (including, but not limited to, children, grandchildren, and spouse, or a trust for the benefit of immediate family members or a partnership in which immediate family members are the only partners) or (ii) a qualified tax-exempt charitable organization; provided, however, that no transfer by any Participant may be made in exchange for consideration.

        21.    Expenses and Receipts.     The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Award may be used for general corporate purposes.

        22.    Deferral of Awards.     A Participant may elect to defer or the Committee may require the deferral of receipt of all or any portion of any Award to a future date as provided in and subject to the terms of the Company's 2001 Key Executive Deferred Compensation Plan or any successor plan, the Agreement, and rules and procedures established by the Committee regarding Award deferrals. All such deferrals shall be made in accordance with Code Section 409A and regulations issued thereunder.

        23.    Short-Term Deferral; Deferred Compensation.

        23.1    Short-Term Deferral.     Unless the Participant has made a valid election to defer receipt of all or any portion of a payment under the Plan in accordance with the terms of a Company nonqualified deferred compensation plan, payment of awards hereunder shall be made no later than the later of (i) the date that is 2 1/2 months from the end of the Participant's first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the date that is 2 1/2 months from the end of the Company's first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

        23.2    Deferred Compensation.     Notwithstanding any provision in the Plan or any Agreement to the contrary, to the extent an Award (i) constitutes "deferred compensation" within the meaning of Code Section 409A, (ii) is not exempt from the application of Code Section 409A and (iii) is payable to a specified employee (as determined in accordance with Code Section 409A(a)(2)(B) and applicable regulations) due to separation from service (as such term is defined under Code Section 409A), payment shall be delayed for a minimum of six (6) months from the date of such separation from service.

        If any Award granted under the Plan is considered deferred compensation as defined under Code Section 409A, and if this Plan or the terms of an Award fail to meet the requirements of Code Section 409A with respect to such Award, then such Award shall remain in effect and be subject to taxation in accordance with Code Section 409A. In this circumstance, the Committee may accelerate distribution or settlement of an Award in accordance with Code Section 409A. The Company shall have no liability for any tax imposed on a Participant under Code Section 409A, and if any tax is imposed on a Participant, the Participant shall have no recourse against the Company for payment of any such tax. Notwithstanding the foregoing, if any modification of an Award causes the Award to be deferred compensation under Code Section 409A, the Committee may rescind such modification in accordance with Code Section 409A.

        24.    Change in Control Provisions.

        24.1    Vesting and Exercisability.     Except as otherwise provided in any employment agreement, Award Agreement or change in control agreement between the Participant and the Company, Subsidiary and/or Affiliate in effect when a Change in Control occurs (i) upon a "qualifying termination" in connection with a Change in Control, or (ii) in the event an acquiring company does not assume Plan Awards:

          (a)   all outstanding Option and Stock Appreciation Rights shall become fully vested and exercisable;

          (b)   all Performance Goals and performance criteria shall be deemed attained at target levels and all other terms and conditions met, with Award payout prorated for the portion of the performance period completed as of the "qualifying termination" or Change in Control, as applicable;

          (c)   all restrictions and conditions applicable to any Restricted Stock shall lapse;

          (d)   all restrictions and conditions applicable to any Restricted Stock Units shall lapse and the Restricted Stock Units shall be paid out as promptly as practicable;

          (e)   all Performance Shares shall be prorated for the portion of the performance period completed as of the date of the "qualifying termination" or Change in Control, as applicable, and delivered;

          (f)    all Performance Units shall be prorated for the portion of the performance period completed as of the date of the "qualifying termination" or Change in Control, as applicable and paid out as promptly as practicable; and

          (g)   all other Awards shall be delivered or paid.

        Notwithstanding any Plan provision to the contrary, in the event of a Change in Control, (i) all Annual Incentive Awards for calendar years ended prior to the Change in Control which have not yet been paid out shall be paid out immediately in cash upon a Change in Control, and (ii) for Annual Incentive Awards for the calendar year during which the Change in Control occurs, all Participants shall be deemed to have attained a pro rata Award equal to either (a) the Participant's target Annual Incentive Award or (b) the actual Annual Incentive Award as determined by year-to-date performance through the last day of the month prior to the month in which the Change in Control occurs, in either case multiplied by a fraction, the numerator of which is the number of days which have elapsed from the beginning of the year to the date on which the Change of Control occurs, and the denominator of which is 365, and the Awards shall be paid in cash within 10 days after the Change in Control.

        For purposes of this Section 24.1, "qualifying termination" means (i) the same definition for "qualifying termination" as set forth in any employment agreement, Award Agreement or change in control agreement between the Participant and the Company, Subsidiary and/or Affiliate in effect when the Change in Control occurs, or, (ii) in the absence of such agreement, a "qualifying termination" shall be any involuntary termination by the Company, Subsidiary and/or Affiliate for any reason, other than disciplinary reasons, within 24 months of the date of the Change in Control.

        24.2    Termination Prior to Change in Control.     Any Participant, whose employment is involuntarily terminated for any reason other than disciplinary reasons within three months prior to the date of the Change in Control, shall be treated, solely for purposes of this Plan, as continuing in the Company's employment until the occurrence of the Change in Control, and to have been terminated immediately thereafter.

        24.3    No Amendment.     Notwithstanding Section 19, upon a Potential Change in Control, the provisions of this Plan may not be amended in any manner that would reduce or alter the rights of Participants to any benefit under this Plan without the consent of each affected Participant. Furthermore, notwithstanding Section 19, upon a Change in Control, the provisions of this Section 24 may not be amended in any respect for three years following a Change in Control but may be amended thereafter.

        25.    Claims Procedure.     Claims for benefits under the Plan shall be filed in writing, within 90 days after the event giving rise to a claim, with the Company's compensation manager, who shall have absolute discretion to interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to the claim in the name and on behalf of the Company. The claim shall include a statement of all facts the Participant believes relevant to the claim and copies of all documents, materials, or other evidence that the Participant believes relevant to the claim. Written notice of the disposition of a claim shall be furnished to the Participant within 90 days after the application is filed. This 90-day period may be extended an additional 90 days for special circumstances by the compensation manager, in his or her sole discretion, by providing written notice of the extension to the claimant prior to the expiration of the original 90-day period. If the claim is denied, the compensation manager shall notify the claimant in writing. This written notice shall:

          (a)   state the specific reasons for the denial;

          (b)   refer to Plan provisions on which the determination is based;

          (c)   describe any additional material or information necessary for the claimant to perfect the claim and explain why the information is necessary; and

          (d)   explain how the claimant may submit the claim for review and state applicable time limits.

        26.    Claims Review Procedure.     Any Participant, former Participant, or beneficiary of either, who has been denied a benefit claim, shall be entitled, upon written request, to access to or copies of all documents and records relevant to his or claim and to a review of his or her denied claim. A request for review, together with a written statement of the claimant's position and any other comments, documents, records, or information that the claimant believes relevant to his or her claim, shall be filed no later than 60 days after receipt of the written notification provided for in Section 25 and shall be filed with the Company's compensation manager. The manager shall promptly inform the Company's senior human resources officer. The senior human resources officer shall make his or her decision, in writing, within 60 days after receipt of the claimant's request for review. This 60-day period may be extended an additional 60 days if, in the senior human resources officer's sole discretion, special circumstances warrant the extension and if the senior human resources officer provides written notice of the extension to the claimant prior to the expiration of the original 60-day period. The written decision shall be final and binding on all parties and shall state the facts and specific reasons for the decision and refer to the Plan provisions upon which the decision is based.

        27.    Lawsuits; Venue; Applicable Law.     No lawsuit claiming entitlement to benefits under this Plan may be filed prior to exhausting the claims and claims review procedures described in Sections 25 and 26. Any lawsuit must be initiated no later than (a) one year after the event(s) giving rise to the claim occurred, or (b) 60 days after a final written decision was provided to the claimant under Section 26, whichever is sooner. Any legal action involving benefits claimed or legal obligations relating to or arising under this Plan may be filed only in Federal District Court in the city of Chicago, Illinois. Federal law shall be applied in the interpretation and application of this Plan and the resolution of any legal action. To the extent not preempted by federal law, the laws of the state of Delaware shall apply.

        28.    Participant Rights.     No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation to treat Participants uniformly.

        29.    Leave of Absence or Transfer.     Transfer between the Company and any Subsidiary or between Subsidiaries, or a leave of absence duly authorized by the Company, shall not be deemed a termination of employment.

        30.    Unsecured General Creditor.     Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of the Company. The assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all Company assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The

Company's obligation under the Plan shall be an unfunded and unsecured promise of the Company.

        31.    No Fractional Shares.     No fractional shares of Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of any fractional shares or whether fractional shares or any rights to fractional shares shall be forfeited or otherwise eliminated.

        32.    Beneficiary.     A Participant who is an executive officer or Director may file with the Committee a written designation of a beneficiary on the form prescribed by the Committee and may, from time to time, amend or revoke the designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant's estate shall be deemed to be the Participant's beneficiary.

        33.    Section 162(m).     The Plan is designed and intended, and all provisions shall be construed in a manner, to comply, to the extent applicable, with Code Section 162(m) and the regulations thereunder. To the extent permitted by Code Section 162(m), the Committee shall have sole discretion to reduce, eliminate or defer payment of the amount of any Award which might otherwise become payable upon attainment of a Performance Goal.

        34.    Form of Communication.     Any election, application, claim, notice, or other communication required or permitted to be made by a Participant to the Committee or the Company shall be made in writing and in such form as the Company may prescribe. Any communication shall be effective upon receipt by the Company's compensation manager at OfficeMax, 263 Shuman Boulevard, Naperville, IL 60563, USA.

        35.    Severability.     If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected.

OfficeMax is a registered trademark of OMX, Inc.

IMPORTANT

        Your vote is important. Please take a moment to vote via telephone or the Internet or REQUEST, SIGN, DATE and promptly MAIL a proxy card. If your shares of stock are held in the name of a brokerage firm, bank, nominee or other institution, please provide voting instructions to that institution in accordance with the voting instructions provided to you by that institution. If you have any questions or need assistance in voting your stock, please call:

D. F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Phone: 1-800-488-8095

*** Exercise Your Right to Vote ***

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

OFFICEMAX INCORPORATED

OFFICEMAX INCORPORATED

C/O WELLS FARGO SHAREHOLDERS  SERVICES

P.O.  BOX 64945

ST. PAUL,  MINNESOTA 55164-0945

Meeting Information

Meeting Type:          Annual

For holders as of:   February 22, 2010

Date:      April 14, 2010     Time: 2:00 p.m. (Central time)

Location:   Westin Chicago Northwest

                    Itasca, IL 60143

You are receiving this communication because you hold shares in the above named company.

This is not a ballot.  You cannot use this notice to vote these shares.  This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

—   Before You Vote   —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT                       FORM 10-K

How to View Online:

Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:       www.proxyvote.com

2) BY TELEPHONE:   1-800-579-1639

3) BY E-MAIL*:           sendmaterial@proxyvote.com

*    If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before March 31, 2010 to facilitate timely delivery.

—   How To Vote   —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting  Items

The  Board  of Directors  unanimously recommends   you  vote “FOR” each  of the nominees   in Proposal  1, “FOR” Proposal  2 and  “FOR” Proposal  3.

1.     Election of Directors

Nominees:

1a.   Dorrit J. Bern

1b.   Warren  F.  Bryant

1c.    Joseph  M. DePinto

1d.   Sam K. Duncan

1e.   Rakesh  Gangwal

1f.    Francesca  Ruiz de  Luzuriaga

1g.   William J. Montgoris

1h.   David M. Szymanski

2.     Appointment  of KPMG LLP as independent registered  public accounting  firm for 2010.

3.     Approval of an Amendment  to our 2003 OfficeMax Incentive  and  Performance Plan to  Increase  the  Number  of Shares of Stock Authorized  for Issuance  under the  Plan  and  to  Make  Certain  Other Changes  to the Plan and Re-Approve the Material Terms of the Performance  Goals under  the  Plan.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date OFFICEMAX INCORPORATED M20049-P88094 OFFICEMAX INCORPORATED C/O WELLS FARGO SHAREHOLDERS SERVICES P.O. BOX 64945 ST. PAUL, MINNESOTA 55164-0945 Please indicate if you plan to attend this meeting. For Against Abstain Yes No 2. Appointment of KPMG LLP as independent registered public accounting firm for 2010. 3. Approval of an Amendment to our 2003 OfficeMax Incentive and Performance Plan to Increase the Number of Shares of Stock Authorized for Issuance under the Plan and to Make Certain Other Changes to the Plan and Re-Approve the Material Terms of the Performance Goals under the Plan. Vote On Directors 1. Election of Directors Nominees: Vote On Proposals The Board of Directors unanimously recommends you vote "FOR" each of the nominees in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and to view our proxy materials up until 11:59 P.M. Eastern Time on April 13, 2010, for all shares of stock other than those held in the Employee Stock Ownership Plan or the common stock fund of the OfficeMax Savings Plan, for which the deadline is 11:59 P.M. Eastern Time on April 8, 2010. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you are receiving paper copies of our proxy materials and you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 13, 2010, for all shares of stock other than those held in the Employee Stock Ownership Plan or the common stock fund of the OfficeMax Savings Plan, for which the deadline is 11:59 P.M. Eastern Time on April 8, 2010. Have your voting instruction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 up until 11:59 P.M. Eastern Time on April 13, 2010, for all shares of stock other than those held in the Employee Stock Ownership Plan or the common stock fund of the OfficeMax Savings Plan, for which the deadline is 11:59 P.M. Eastern Time on April 8, 2010. SHARES HELD IN THE EMPLOYEE STOCK OWNERSHIP PLAN OR THE SAVINGS PLAN This proxy covers all Series D Convertible Preferred Stock in the Employee Stock Ownership Plan fund and all shares held in the OfficeMax common stock fund in the OfficeMax Savings Plan for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the OfficeMax Savings Plan (095900 and 095902). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11 :59 p.m. Eastern Time on April 8, 2010, the Plan's Trustee will vote the shares held in the Plan in the same proportion as shares voted by other plan participants. 1a. Dorrit J. Bern 1b. Warren F. Bryant 1c. Joseph M. DePinto 1d. Sam K. Duncan 1e. Rakesh Gangwal 1f. Francesca Ruiz de Luzuriaga 1g. William J. Montgoris 1h. David M. Szymanski For Against Withhold

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M20050-P88094 Dear Shareholder: OfficeMax Incorporated will hold its annual meeting of shareholders at The Westin Chicago Northwest in Itasca, Illinois, at 2:00 p.m., Central Daylight Time, on April 14, 2010. Please take a moment to vote the shares of stock for the upcoming annual meeting of shareholders. Your vote is important. Broadridge, an independent tabulator, will receive and tabulate the proxy cards. If you also hold shares of stock through a bank, brokerage firm or other nominee, you will receive separate proxy card(s) or voting instruction card(s) to vote those shares. To be sure that all of the shares of stock are voted at the meeting, follow the instructions on each separate proxy card that you receive. SHARES HELD IN THE EMPLOYEE STOCK OWNERSHIP PLAN OR THE SAVINGS PLAN This proxy covers all Series D Convertible Preferred Stock in the Employee Stock Ownership Plan fund and all shares held in the OfficeMax common stock fund in the OfficeMax Savings Plan for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the OfficeMax Savings Plan (095900 and 095902). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on April 8, 2010, the Plan's Trustee will vote the shares held in the Plan in the same proportion as shares voted by other plan participants. VOTING INSTRUCTION CARD OFFICEMAX INCORPORATED ANNUAL MEETING OF SHAREHOLDERS APRIL 14, 2010 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OFFICEMAX INCORPORATED The shareholder signing this card appoints Matthew R. Broad, Susan M. Wagner-Fleming and Tony Giuliano as proxies, each with the power to appoint a substitute. They are directed to vote (as indicated on the reverse side of this card) all of the shareholder's OfficeMax Incorporated stock held on February 22, 2010 at the company's annual meeting to be held on April 14, 2010, and at any adjournment or postponement of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting. All previous proxies are hereby revoked. This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then each of the nominees and proposals 2 and 3 will receive FOR votes.